Exhibit 10.1

ARTESYN TECHNOLOGIES, INC.

ARTESYN NORTH AMERICA, INC.

ARTESYN COMMUNICATION PRODUCTS, INC.

as Borrowers,

LOAN AND SECURITY AGREEMENT

Dated: March 28, 2003

$35,000,000.00

FLEET CAPITAL CORPORATION,

as Lender

6.6. Lien Perfection; Further Assurances	24
6.7. Foreign Subsidiary Stock; Exclusions for Certain Contracts and Leases	24
6.8 Commercial Tort Claims.	24

SECTION 7. COLLATERAL ADMINISTRATION	25
7.1. General	25
7.2. Administration of Accounts	26
7.3. Administration of Inventory	28
7.4. Administration of Equipment	29
7.5. Borrowing Base Certificates	29
7.6 Additional Information.	29

SECTION 8. REPRESENTATIONS AND WARRANTIES	30
8.1. General Representations and Warranties	30
8.2. Reaffirmation of Representations and Warranties	35
8.3. Survival of Representations and Warranties	35

SECTION 9. COVENANTS AND CONTINUING AGREEMENTS	35
9.1. Affirmative Covenants	35
9.2. Negative Covenants	38
9.3. Financial Covenant	44

SECTION 10. CONDITIONS PRECEDENT	46
10.1. Conditions Precedent to Initial Loans	46
10.2. Conditions Precedent to All Credit Extensions	48
10.3 Limited Waiver of Conditions Precedent. .	49

SECTION 11. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT	49
11.1. Events of Default	49
11.2. Acceleration of Obligations; Termination of Revolver Commitment.	51
11.3. Other Remedies	52
11.4. Setoff.	53
11.5. Remedies Cumulative; No Waiver	53

SECTION 12. MISCELLANEOUS	54
12.1. Power of Attorney	54
12.2. Indemnity	55
12.3. Survival of All Indemnities	55
12.4. Modification of Agreement; Sale of Interest	55
12.5. Severability	55
12.6. Cumulative Effect; Conflict of Terms	56
12.7. Execution in Counterparts	56
12.8. Lender’s Consent	56
12.9. Notice	56
12.10. Performance of Borrowers’ Obligations	57
12.11. Credit Inquiries	57
12.12. Time of Essence	57
12.13. Indulgences Not Waivers	57
12.14. Entire Agreement; Appendix A, Exhibits and Schedules	57

12.15. Interpretation	58
12.16. Advertising and Publicity	58
12.17. Confidentiality	58
12.18. Governing Law; Consent To Forum	58
12.19. Waivers by Borrowers	59

LIST OF EXHIBITS

Exhibits

Exhibit A	Form of Revolver Note
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Compliance Certificate
Exhibit E	Opinion Letter Requirements
Exhibit F	Form of Letter of Credit Procurement Request

Annexes

Annex A	Limited Restructuring Charges

Schedules

Schedule 7.1.1	Borrowers’ and their Subsidiaries’ Business Locations
Schedule 7.1.2	Insurance
Schedule 7.2.5	Payroll Deposit Accounts
Schedule 8.1.1	Jurisdictions in which Borrowers and their Subsidiaries are Authorized to do Business
Schedule 8.1.4	Capital Structure of Borrowers
Schedule 8.1.5	Corporate Names
Schedule 8.1.8	Distributors With Setoff Rights
Schedule 8.1.12	Surety Obligations
Schedule 8.1.13	Tax Identification Numbers of Borrowers and Subsidiaries
Schedule 8.1.15	Patents, Trademarks, Copyrights and Licenses
Schedule 8.1.18	Contracts Restricting Borrowers’ Rights to Incur Debts
Schedule 8.1.19	Litigation and Commercial Tort Claims
Schedule 8.1.21	Capitalized and Operating Leases
Schedule 8.1.22	Pension Plans
Schedule 8.1.24	Labor Contracts
Schedule 9.2.3	Permitted Debt for Money Borrowed
Schedule 9.2.5	Permitted Liens
Schedule 9.2.8	Restrictions on Upstream Payments

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made on March 28, 2003, by and among FLEET CAPITAL CORPORATION (“FCC”, and together with its successors and assigns, “Lender”), a Rhode Island corporation with an office at 300 Galleria Parkway, N.W., Suite 800, Atlanta, Georgia 30339; ARTESYN TECHNOLOGIES, INC., a Florida corporation with its chief executive office and principal place of business at 7900 Glades Road, Suite 500, Boca Raton, Florida 33434 (“Technologies,” individually and, in its capacity as the representative of the other Borrowers pursuant to Section 3.3 hereof, “Borrowers’ Agent”); ARTESYN NORTH AMERICA, INC., a Delaware corporation with its chief executive office and principal place of business at 7575 Market Place Drive, Eden Prairie, Minnesota 55344 (“North America”); and ARTESYN COMMUNICATION PRODUCTS, INC., a Wisconsin corporation with its chief executive office and principal place of business at 8310 Excelsior Drive, Madison, Wisconsin 53717 (“Communication Products”). (Technologies, North America and Communication Products are hereinafter referred to collectively as “Borrowers” and individually as a “Borrower”). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions.

R e c i t a l s:

Each Borrower has requested that Lender make available a revolving credit facility to Borrowers, which facility shall be used by Borrowers to finance their mutual and collective business enterprise. In order to utilize the financial powers of each Borrower in the most efficient and economical manner, and in order to facilitate the financing of each Borrower’s needs, Lender will, at the request of any Borrower, make loans to all Borrowers under the credit facilities on a combined basis and in accordance with the provisions hereinafter set forth. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that the consolidation of all loans under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their loan relationship with Lender, all to the mutual advantage of Borrowers. Lender’s willingness to extend credit to Borrowers and to administer each Borrower’s collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers’ request in furtherance of Borrowers’ mutual and collective enterprise.

NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the parties hereto hereby agree as follows:

SECTION 1. CREDIT FACILITY

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lender agrees to make a total credit facility of up to $35,000,000 available to Borrowers as follows:

1.1. Revolver Commitment.

1.1.1. Revolver Loans. Lender agrees, to the extent of the Revolver Commitment and upon the terms and subject to the conditions set forth herein, to make Revolver Loans to Borrowers on any Business Day during the period from the date hereof through the Business Day before the last day of the Term, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lender shall have no obligation to Borrowers whatsoever to make any Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all of the Revolver Loans then outstanding and Pending Revolver Loans exceeds, or would exceed after the funding of such Revolver Loan, the Borrowing Base. The Revolver Loans shall bear interest as set forth in Section 2.1 hereof. Each Revolver Loan shall, at the option of Borrowers, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Base Rate Loans or LIBOR Loans.

1.1.2. Out-of-Formula Loans. If the unpaid balance of Revolver Loans outstanding at any time should exceed the Borrowing Base at such time (an “Out-of-Formula Condition”), such Revolver Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits of the Loan Documents. In the event that Lender is willing in its sole and absolute discretion to make Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest as provided in Section 2.1.5.

1.1.3. Use of Proceeds. The proceeds of the Revolver Loans shall be used by Borrowers solely for one or more of the following purposes: (i) to repay to the Agent and Lenders under (and as defined in) the Existing Loan Agreement any Debt outstanding thereunder on the Closing Date; (ii) to pay the fees and transaction expenses associated with the closing of the transactions described herein; (iii) to pay any of the Obligations; and (iv) for other lawful corporate purposes of Borrowers to the extent not prohibited by this Agreement or Applicable Law. In no event may any Revolver Loan proceeds be used by Borrowers to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose that violates the provisions of Regulations T, U or X of the Board of Governors.

1.1.4. Revolver Note. The Revolver Loans made by Lender and interest accruing thereon shall be evidenced by the records of Lender and by the Revolver Note. All outstanding principal amounts and accrued interest under the Revolver Note shall be due and payable as set forth in Section 4.2 hereof.

1.1.5. Voluntary Reductions of Revolver Commitment. Borrowers shall have the right to permanently reduce the amount of the Revolver Commitment at any time and from time to time upon written notice to Lender of such reduction, which notice shall specify the amount of such reduction, shall be irrevocable once given, shall be given at least 5 Business Days prior to the end of the month and shall be effective only upon Lender’s receipt thereof. The effective date of any voluntary reduction of the Revolver Commitment shall be the first day of a month following the month in which such notice is timely received by Lender. If on the effective date of any such reduction in the Revolver Commitment and after giving effect thereto an Out-of-Formula Condition exists, then the provisions of Section 4.2.1(iii) hereof shall apply, except that any repayments due thereunder shall be due immediately upon such effective date without further notice to or demand upon Borrowers. If the Revolver Commitment is reduced to zero, then such reduction shall be deemed a termination of the Revolver Commitment by Borrowers pursuant to Section 5.2.2 hereof. The Revolver Commitment once reduced may not be reinstated without the written consent of Lender.

1.2. Reserved.

1.3. LC Facility.

1.3.1. Procurement of Letters of Credit. Subject to all of the terms and conditions hereof, Lender agrees to establish the LC Facility, pursuant to which, during the period from the date hereof until (but excluding) the 15th day prior to the last day of the Term and provided that no Default or Event of Default exists, Lender shall procure from Bank one or more Letters of Credit on Borrowers’ request therefor from time to time, subject to the following terms and conditions:

(i) Borrowers acknowledge that Bank’s willingness to issue any Letter of Credit is conditioned upon Bank’s receipt of (A) the LC Support duly executed and delivered to Bank by Lender, (B) an LC Application with respect to the requested Letter of Credit and (C) such other instruments and agreements as Bank may customarily require for the issuance of a letter of credit of equivalent type and amount as the requested Letter of Credit. Lender shall have no obligation to execute any LC Support or to join with Borrowers in executing an LC Application unless (x) Lender receives an LC Request from Borrowers at least 5 Business Days prior to the date on which Borrowers desire to submit such LC Application to Bank and (y) each of the LC Conditions is satisfied on the date of Lender’s receipt of the LC Request and at the time of the requested execution of the LC Application. Any Letter of Credit issued on the Closing Date shall be for an amount in Dollars that is greater than $250,000. In no event shall Lender have any liability or obligation to Borrowers or any Subsidiary for any failure or refusal by Bank to issue, for Bank’s delay in issuing, or for any error of Bank in issuing any Letter of Credit other than due to Lender’s failure or refusal to execute and deliver, or delay in executing and delivering, or for any error in executing or delivering, any LC Support (except for instances in which such failure, refusal or delay is due to the failure of Borrowers to satisfy a condition precedent to the issuance of a Letter of Credit in accordance with the terms of this Agreement).

(ii) Letters of Credit may be requested by Borrowers only if they are to be used (a) to support obligations of Borrowers incurred either in the Ordinary Course of Business or as otherwise permitted by this Agreement, on a standby or documentary basis, or (b) for such other purposes as Lender may approve from time to time in writing.

(iii) Borrowers shall comply with all of the terms and conditions imposed on Borrowers by Bank, whether such terms and conditions are contained in an LC Application or in any agreement with respect thereto, and subject to the rights of Bank, Lender shall have the same rights and remedies that Bank has under any agreements that Borrowers may have with Bank in addition to any rights and remedies contained in any of the Loan Documents. Borrowers agree to reimburse Bank for any draw under any Letter of Credit immediately as hereinafter provided, and to pay Bank the amount of all other liabilities and obligations payable to Bank under or in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right that Borrowers may have at any time against Bank or any other Person. If Lender shall pay any amount under a LC Support with respect to any Letter of Credit, then Borrowers shall pay to Lender, in Dollars on the first Business Day following the date on which payment was made by Lender under such LC Support (the “Reimbursement Date”), an amount equal to the amount paid by Lender under such LC Support, together with interest from and after the Reimbursement Date until payment in full is made by Borrowers at the Default Rate for Revolver Loans constituting Base Rate Loans. Until Lender has received payment from Borrowers in accordance with the foregoing provisions of this clause(iii), Lender, in addition to all of its other rights and remedies under this Agreement, shall be fully subrogated to (A) the rights and remedies of Bank as issuer of the Letter of Credit under any agreement with Borrowers relating to the issuance of such Letter of Credit, and (B) the rights and remedies of each beneficiary under such Letter of Credit whose claims against Borrowers have been discharged with the proceeds of such Letter of Credit. Whether or not a Borrower submits any Notice of Borrowing to Lender, Borrowers shall be deemed to have requested from Lender a Borrowing of Base Rate Loans in an amount necessary to pay to Lender all amounts due Lender on any Reimbursement Date and whether or not any Default or Event of Default has occurred or exists, the Revolver Commitment has been terminated, the funding of the Borrowing deemed requested by Borrowers would result in, or increase the amount of, any Out-of-Formula Condition or any of the conditions set forth in Section 10 hereof are not satisfied.

(iv) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof. The obligation of Borrowers to reimburse Lender for any payment made by Lender under the LC Support shall be absolute, unconditional and irrevocable and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit, the existence of any claim, setoff, defense or other right which Borrowers may have at any time against a beneficiary of any Letter of Credit, or improper honor by Bank of any draw request under a Letter of Credit. If presentation of a demand, draft, certificate or other document does not comply with the terms of a Letter of Credit and Borrowers contend that, as a consequence of such noncompliance it has no obligation to reimburse Bank for any payment made with respect thereto, Borrowers shall nevertheless be obligated to reimburse Lender for any payment made under the LC Support with respect to such Letter of Credit, but without waiving any claim Borrowers may have against Bank in connection therewith. All disputes regarding any Letter of Credit shall be resolved by Borrowers directly with Bank.

(v) No Letter of Credit shall be extended or amended in any respect that is not solely ministerial, unless all of the LC Conditions are met as though a new Letter of Credit were being requested and issued.

(vi) Borrowers hereby authorize and direct Bank to deliver to Lender all instruments, documents and other writings and Property received by Bank pursuant to or in connection with any Letter of Credit and to accept and rely upon Lender’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit and the related LC Application.

1.3.2. Cash Collateral Account. If any LC Outstandings, whether or not then due or payable, shall for any reason be outstanding (i) at any time when an Event of Default has occurred and is continuing, (ii) on any date that Availability is less than zero, or (iii) on or at any time after the Commitment Termination Date, then Borrowers shall, on Lender’s request, forthwith deposit with Lender, in cash, an amount equal to 105% of the aggregate amount of all LC Outstandings. If Borrowers fail to make such deposit on the first Business Day following Lender’s demand therefor, Lender may advance such amount as Revolver Loans (whether or not an Out-of-Formula Condition is created thereby). Such cash (together with any interest accrued thereon) shall be held by Lender in the Cash Collateral Account and may be invested, in Lender’s discretion, in Cash Equivalents. Each Borrower hereby pledges to Lender and grants to Lender a security interest in all Cash Collateral held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all Obligations, whether or not then due or payable. From time to time after cash is deposited in the Cash Collateral Account, Lender may apply Cash Collateral then held in the Cash Collateral Account to the payment of any amounts, in such order as Lender may elect, as shall be or shall become due and payable by Borrowers to Lender or any Lender with respect to the LC Outstandings. Neither Borrowers nor any other Person claiming by, through or under or on behalf of Borrowers shall have any right to withdraw any of the Cash Collateral held in the Cash Collateral Account, including any accrued interest, provided that upon termination or expiration of all Letters of Credit and the payment and satisfaction of all of the LC Outstandings, any Cash Collateral remaining in the Cash Collateral Account shall be returned to Borrowers unless an Event of Default then exists (in which event Lender may apply such Cash Collateral to the payment of any other Obligations outstanding, with any surplus to be turned over to Borrowers).

1.3.3. Indemnifications. In addition to any other indemnity which Borrowers may have to Lender under any of the other Loan Documents and without limiting such other indemnification provisions, Borrowers hereby agrees to indemnify and defend each Lender Indemnitee and to hold each of the Lender Indemnitees harmless from and against any and all Claims which any of the Lender Indemnitees (other than as the actual result of their own gross negligence or willful misconduct) incur or be subject to as a consequence, directly or indirectly, of (a) the issuance of, payment or failure to pay or any performance or failure to perform under any Letter of Credit or LC Support or (b) any suit, investigation or proceeding as to which Lender is or may become a party to as a consequence, directly or indirectly, of the issuance of any Letter of Credit or any LC Support or the payment or failure to pay thereunder.

SECTION 2. INTEREST, FEES AND CHARGES

2.1. Interest.

2.1.1. Rates of Interest. Borrowers jointly and severally agree to pay interest in respect of all unpaid principal amounts of the Revolver Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:

(i) for Revolver Loans made or outstanding as Base Rate Loans, the Applicable Margin for Revolver Loans that are Base Rate Loans plus the Base Rate in effect from time to time; or

(ii) for Revolver Loans made or outstanding as LIBOR Loans, the Applicable Margin for Revolver Loans that are LIBOR Loans plus the Adjusted LIBOR Rate for the applicable Interest Period selected by Borrowers in conformity with this Agreement.

Upon determining the Adjusted LIBOR Rate for any Interest Period requested by Borrowers, Lender shall promptly notify Borrowers thereof by telephone and, if so requested by Borrowers, confirm the same in writing. Such determination shall, absent manifest error, be final, conclusive and binding on all parties and for all purposes. The applicable rate of interest for all Revolver Loans (or portions thereof) bearing interest based upon the Base Rate shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective. Interest on each Revolver Loan shall accrue from and including the date on which such Revolver Loan is made, converted to a Revolver Loan of another Type or continued as a LIBOR Loan to (but excluding) the date of any repayment thereof; provided, however, that, if a Revolver Loan is repaid on the same day made, one day’s interest shall be paid on such Revolver Loan. The Base Rate on the date hereof is 4.25% per annum and, therefore, the rate of interest in effect hereunder on the date hereof, expressed in simple interest terms, is 4.75% per annum with respect to any portion of the Revolver Loans bearing interest as a Base Rate Loan.

2.1.2. Conversions and Continuations.

(i) Borrowers may on any Business Day, subject to the giving of a proper Notice of Conversion/Continuation as hereinafter described, elect (A) to continue all or any part of a

LIBOR Loan by selecting a new Interest Period therefor, to commence on the last day of the immediately preceding Interest Period, or (B) to convert all or any part of a Revolver Loan of one Type into a Revolver Loan of another Type; provided, however, that no outstanding Revolver Loans may be continued beyond the last day of the Interest Period then in effect for such Revolver Loans as, or converted into, LIBOR Loans when any Default or Event of Default exists. Any conversion of a LIBOR Loan into a Base Rate Loan shall be made on the last day of the Interest Period for such LIBOR Loan.

(ii) Whenever Borrowers desire to convert or continue Revolver Loans under Section 2.1.2(i), Borrowers shall give Lender written notice (or telephonic notice promptly confirmed in writing) substantially in the form of Exhibit B (a “Notice of Conversion/Continuation”), signed by a Senior Officer of Borrowers’ Agent, at least 1 Business Day before the requested conversion date in the case of a conversion into Base Rate Loans, and at least 3 Business Days before the requested conversion or continuation date, in the case of a conversion into or continuation of LIBOR Loans. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Revolver Loans to be converted or continued, the date of such conversion or continuation (which shall be a Business Day) and whether the Revolver Loans are being converted into or continued as LIBOR Loans (and, if so, the duration of the Interest Period to be applicable thereto and, in the absence of any specification by Borrowers of an Interest Period, an Interest Period of one month will be deemed specified) or Base Rate Loans. If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver the Notice of Conversion/Continuation, Borrowers shall be deemed to have elected to convert such LIBOR Loans to Base Rate Loans.

2.1.3. Interest Periods. In connection with the making or continuation of, or conversion into, each Borrowing of LIBOR Loans, Borrowers shall select an interest period (each an “Interest Period”) to be applicable to such LIBOR Loan, which interest period shall commence on the date such LIBOR Loan is made and shall end on a numerically corresponding day in the first, second, third or sixth month thereafter; provided, however, that:

(i) the initial Interest Period for a LIBOR Loan shall commence on the date of such Borrowing (including the date of any conversion from a Revolver Loan of another Type) and each Interest Period occurring thereafter in respect of such Revolver Loan shall commence on the date on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that, if any Interest Period in respect of LIBOR Loans would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month; and

(v) no Interest Period shall extend beyond the last day of the Term.

2.1.4. Interest Rate Not Ascertainable. If Lender shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBOR Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market or Lender’s or Bank’s position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate, then, and in any such event, Lender shall forthwith give notice (by telephone confirmed in writing) to Borrowers of such determination. Until Lender notifies Borrowers that the circumstances giving rise to the suspension described herein no longer exist, the obligation of Lender to make LIBOR Loans shall be suspended, and such affected Revolver Loans then outstanding shall, at the end of the then applicable Interest Period or at such earlier time as may be required by Applicable Law, bear the same interest as Base Rate Loans.

2.1.5. Default Rate of Interest. Borrowers shall pay interest at a rate per annum equal to the Default Rate (i) with respect to the principal amount of any portion of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) that is not paid on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) until paid in full; (ii) with respect to the principal amount of all of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) from the earlier to occur of (x) a Borrower’s receipt of notice of Lender’s election to charge the Default Rate based upon the existence of any Event of Default, whether or not acceleration or demand for payment of the Obligations has been made, or (y) the commencement by or against any Borrower of an Insolvency Proceeding, whether or not under the circumstances described in clause (i) or clause (ii) hereof Lender elects to accelerate the maturity or demand payment of any of the Obligations, until the applicable event ceases to exist; and (iii) with respect to the principal amount of any Out-of-Formula Loan, whether or not demand for payment thereof has been made by Lender, from the date any such amount constitutes an Out-of-Formula Loan until the date that such amount has been paid. To the fullest extent permitted by Applicable Law, the Default Rate shall apply and accrue on any judgment entered with respect to any of the Obligations and to the unpaid principal amount of the Obligations during any Insolvency Proceeding of a Borrower. Each Borrower acknowledges that the cost and expense to Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Lender for such added cost and expense. Interest accrued at the Default Rate shall be due and payable on demand.

2.2. Fees. In consideration of Lender’s establishment of the Revolver Commitment in favor of Borrowers, Borrowers jointly and severally agree to pay the following fees:

2.2.1. Closing Fee. Borrowers shall pay to Lender a closing fee of $131,250, which shall be paid concurrently with the initial Revolver Loans hereunder.

2.2.2. Commitment Fee. Borrowers shall pay to Lender a fee (“Commitment Fee”) equal to the Applicable Margin for the Commitment Fee multiplied by the amount by which the Average Revolver Loan Balance for any month (or portion thereof that the Revolver Commitment is in effect) is less than the amount of the Revolver Commitment, such fee to be pro rated for the number of days in such period and paid on the first day of the following month; but if the Revolver Commitment is terminated on a day other than the first day of a month, then such fee payable for the month in which termination shall occur shall be paid on the effective date of such termination.

2.2.3 LC Facility Fees. Borrowers shall pay: (a)(i) to Lender, through its Treasury and International Services Group, for standby Letters of Credit, a per annum fee equal to the Applicable Margin in effect from time to time for LIBOR Loans based on the average amount available to be drawn under all standby Letters of Credit outstanding and all standby Letters of Credit that are paid or expire during the period of measurement, payable monthly, in arrears, on the first Business Day of the following calendar month; (ii) to Bank, for its own account, all normal and customary charges associated with the issuance, amending, negotiating, processing and administration of standby Letters of Credit, payable as and when assessed by Bank; and (b)(i) to Lender, through its Treasury and International Services Group, for documentary Letters of Credit, a per annum fee equal to the Applicable Margin in effect from time to time for LIBOR Loans based on the average amount available to be drawn under all documentary Letters of Credit outstanding and all documentary Letters of Credit that are paid or expire during the period of measurement, payable monthly, in arrears, on the first Business Day of the following calendar month; and (ii) to Bank, for its own account, for documentary Letters of Credit, all normal and customary charges associated with the issuance, amending, negotiating, processing and administration of documentary Letters of Credit, payable as and when assessed by Bank.

2.2.4. Audit and Appraisal Fees. Borrowers shall reimburse Lender for all reasonable costs and expenses incurred by Lender in connection with (i) inspections and verifications of the Obligors’ books and records and such other matters pertaining to any Obligor or any Collateral as Lender shall deem appropriate in its reasonable credit judgment up to four times a year and at any time when an Event of Default exists (including, in each case, the standard amount charged by Lender per day ($850 per day as of the Closing Date) for each day that an employee or agent of Lender shall be engaged in an examination or review of any Obligor’s books and records), and (ii) appraisals of the Collateral up to two times a year and at any time when an Event of Default exists. The foregoing shall not be construed to limit Lender’s rights to conduct audits and appraisals of the Collateral as set forth in Section 9.1.1 hereof.

2.2.5. Collateral Monitoring Fee. Borrowers shall pay to Lender a collateral monitoring fee of $3,000 per month, which fee shall be payable on the Closing Date and the first Business Day of each month thereafter.

2.2.6. General Provisions. All fees shall be fully earned by Lender when due and payable (and, in the case of Letters of Credit, upon each issuance, renewal or extension of such Letter of Credit) and, except as otherwise set forth herein or required by Applicable Law, shall not be subject to rebate, refund or proration. All fees provided for in Section 2.2 are and shall be deemed to be for compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

2.3. Computation of Interest and Fees. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For purposes of computing interest and other charges hereunder, all Payment Items and other forms of payment received by Lender shall be deemed applied by Lender on account of the Obligations (subject to final payment of such items) on the Business Day Lender receives such items in immediately available funds in the Payment Account, and Lender shall be deemed to have received such Payment Item on the date specified in Section 4.6 hereof.

2.4. Reimbursement of Expenses.

2.4.1. Borrowers shall reimburse Lender for all legal, accounting, appraisal and other reasonable fees and expenses incurred by Lender in connection with (i) the negotiation and preparation of any of the Loan Documents, any amendment or modification thereto, any waiver of any Default or Event of Default thereunder, or any restructuring or forbearance with respect thereto; (ii) the administration of the Loan Documents and the transactions contemplated thereby, to the extent that such fees and expenses are expressly provided for in this Agreement or any of the other Loan Documents; (iii) action taken to perfect or maintain the perfection or priority of any of Lender’s Liens with respect to any of the Collateral; (iv) any effort to verify, protect, preserve, or restore any of the Collateral or to collect, sell, liquidate or otherwise dispose of or realize upon any of the Collateral; (v) any litigation, contest, dispute, suit, proceeding or action (whether instituted by or against Lender, any Obligor or any other Person) in any way arising out of or relating to any of the Collateral (or the validity, perfection or priority of any of Lender’s Liens thereon), any of the Loan Documents or the validity, allowance or amount of any of the Obligations (other than such actions arising out of or related to Lender’s actions in respect of all or any portion of the Collateral after it has taken possession thereof); (vi) the protection or enforcement or any rights or remedies of Lender in any Insolvency Proceeding; and (vii) any other action taken by Lender to enforce any of the rights or remedies of Lender against any Obligor or any Account Debtors to enforce collection of any of the Obligations or payments with respect to any of the Collateral. All amounts chargeable to Borrowers under this Section 2.4 shall constitute Obligations that are secured by all of the Collateral and shall be payable on demand to Lender. Borrowers shall also reimburse Lender for expenses incurred by Lender in its administration of any of the Collateral to the extent and in the manner provided in Section 7 hereof or in any of the other Loan Documents. The foregoing shall be in addition to, and shall not be construed to limit, any other provision of any of the Loan Documents regarding the reimbursement by Borrowers of costs, expenses or liabilities suffered or incurred by Lender.

2.4.2. If at any time Lender shall agree to indemnify any Person (including Bank or any Affiliate of Bank) against losses or damages that such Person may suffer or incur in its dealings or transactions with Borrower, or shall guarantee any liability or obligation of a Borrower to such Person, or otherwise shall provide assurances of Borrowers’ payment or performance under any agreement with such Person, including indemnities, guaranties or other assurances of payment or performance given by Lender with respect to Cash Management Agreements, Hedging Agreements, Letters of Credit or any Banking Relationship Debt, then the Contingent Obligation of Lender shall constitute part of the Obligations that are secured by the Collateral and Borrowers shall repay, on demand, any amount so paid or any liability incurred by Lender in connection with any such indemnity, guaranty or assurance, except that repayment with respect to any LC Support shall be due on the Reimbursement Date as provided in Section 1.3.1(iii). Nothing herein shall be construed to impose upon Lender any obligation to provide any such indemnity, guaranty or assurance except to the extent provided in Section 1.3 hereof. The foregoing agreement of Borrowers shall apply whether or not such indemnity, guaranty or assurance is in writing or oral and regardless of Borrower’s knowledge of the existence thereof, and shall be in addition to any of the provision of the Loan Documents regarding reimbursement by Borrowers of costs, expenses or liabilities suffered or incurred by Lender.

2.5. Bank Charges. Borrowers shall pay to Lender, on demand, any and all fees, costs or expenses which Lender or any Participant pays to a bank or other similar institution (including any fees paid by Lender to any Participant) arising out of or in connection with (i) the forwarding to a Borrower or any other Person on behalf of a Borrower, by Lender or any Participant, of proceeds of Revolver Loans made by Lender to Borrowers pursuant to this Agreement and (ii) the depositing for collection, by Lender or any Participant, of any Payment Item received or delivered to Lender or any Participant on account of the Obligations. Each Borrower acknowledges and agrees that Lender may charge such costs, fees and expenses to Borrowers based upon Lender’s good faith estimate of such costs, fees and expenses as they are incurred by Lender.

2.6. Illegality. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (i) any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall make it unlawful for Lender to make or maintain a LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan or (ii) at any time Lender determines that the making or continuance of any LIBOR Loan has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of Lender or Bank in such market, then Lender shall give, after such determination, Borrowers notice thereof and may thereafter (1) declare that LIBOR Loans will not thereafter be made by Lender, whereupon any request by Borrowers for a LIBOR Loan shall be deemed a request for a Base Rate Loan unless Lender’s declaration shall be subsequently withdrawn (which declaration shall be withdrawn promptly after the cessation of the circumstances described in clause (i) or (ii) above); and (2) require that all outstanding LIBOR Loans made by Lender be converted to Base Rate Loans, under the circumstances of clause (i) or (ii) of this Section 2.6 insofar as Lender determines the continuance of LIBOR Loans to be impracticable, in which event all such LIBOR Loans shall be converted automatically to Base Rate Loans as of the date of any Borrower’s receipt of the aforesaid notice from Lender.

2.7. Increased Costs. If, by reason of (a) the introduction of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in or in the interpretation of any law or regulation, in any such case, after the date hereof, or (b) the compliance with any guideline of or request from any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally (whether or not having the force of law) adopted or made after the date hereof:

(i) Lender shall be subject after the date hereof to any Tax, duty or other charge with respect to any LIBOR Loan or its obligation to make LIBOR Loans, or a change shall result in the basis of taxation of payment to Lender of the principal of or interest on its LIBOR Loans or its obligation to make LIBOR Loans (except for changes in the rate of Tax on the overall net income or gross receipts of Lender imposed by the jurisdiction in which Lender’s principal executive office or any office of Lender which shall be treated from time to time as either having made or maintained the Revolver Loans is located); or

(ii) any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender shall be imposed or deemed applicable or any other condition affecting its LIBOR Loans or its obligation to make LIBOR Loans shall be imposed on Lender or the London interbank market;

and as a result thereof there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining LIBOR Loans (except to the extent already included in the determination of the applicable Adjusted LIBOR Rate for LIBOR Loans), or there shall be a reduction in the amount received or receivable by Lender, then Lender shall, promptly after determining the existence or amount of any such increased costs for which Lender seeks payment hereunder, give Borrowers notice thereof and Borrowers shall from time to time, upon written notice from and demand by Lender, pay to Lender, within 5 Business Days after the date specified in such notice and demand, an additional amount sufficient to indemnify Lender against such increased cost. Notwithstanding anything to the contrary contained in the immediately preceding sentence, Borrowers shall be required to pay any additional amounts sufficient to indemnify Lender against increased costs attributable to U.S. withholding taxes imposed on a Non-U.S. Lender and U.S. “back-up” withholding taxes imposed on a U.S. Lender with respect to LIBOR Loans only to the extent provided in Sections 4.8.1 and 4.8.2(d) hereof and only if, in the case of a Non-U.S. Lender, such Lender has complied with the requirements of Section 4.8.2 hereof, and, in the case of a U.S. Lender (other than FCC), such Lender has complied with the requirements of Section 4.8.3 hereof. A certificate as to the amount of such increased costs, submitted to Borrowers by Lender, shall be final, conclusive and binding for all purposes, absent manifest error.

At any time that, because of the circumstances described hereinabove in this Section 2.7 or any other circumstances arising after the date of this Agreement affecting Lender or the London interbank market or Lender’s or Bank’s position in such market, the Adjusted LIBOR Rate, as determined by Lender, will not adequately and fairly reflect the cost to Lender of funding LIBOR Loans, then, and in any such event:

(i) Lender shall forthwith give notice (by telephone confirmed in writing) to Borrowers of such event;

(ii) Borrowers’ right to request and Lender’s obligation to make LIBOR Loans shall be immediately suspended and Borrowers’ right to continue a LIBOR Loan as such beyond the then applicable Interest Period shall also be suspended, until each condition giving rise to such suspension no longer exists; and

(iii) Lender shall make a Base Rate Loan as part of the requested Borrowing of LIBOR Loans, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.

For purposes of this Section 2.7, all references to Lender shall be deemed to include any bank holding company or bank parent of Lender.

2.8. Capital Adequacy. If Lender determines that after the date hereof (a) the adoption of any Applicable Law regarding capital requirements for banks or bank holding companies or the subsidiaries thereof, (b) any change in the interpretation or administration of any such Applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (c) compliance by Lender or its holding company with any request or directive of any such Governmental Authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s capital to a level below that which Lender could have achieved (taking into consideration Lender’s and its holding company’s policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that Lender’s capital was fully utilized prior to such adoption, change or compliance) but for such adoption, change or compliance as a consequence of Lender’s commitment to make the Revolver Loans pursuant hereto by any amount deemed by Lender to be material:

(i) Lender shall promptly give notice of its determination of such occurrence to Borrowers; and

(ii) Borrowers shall pay to Lender as an additional fee from time to time, on demand, such amount as Lender certifies to be the amount reasonably calculated to compensate Lender for such reduction.

A certificate of Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to Lender (including the basis for Lender’s determination of such amount), and the method by which such amounts were determined. In determining such amount, Lender may use any reasonable averaging and attribution method. For purposes of this Section 2.8, all references to Lender shall be deemed to include any bank holding company or bank parent of Lender.

2.9. Funding Losses. If for any reason (other than due to a default by Lender or as a result of Lender’s refusal to honor a LIBOR Loan request due to circumstances described in Sections 2.6 or 2.7 hereof) a Borrowing of, or conversion to or continuation of, LIBOR Loans does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), or if any repayment (including any conversions pursuant to Section 2.1.2 hereof) of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable thereto, or if for any reason Borrower defaults in its obligation to repay LIBOR Loans when required by the terms of this Agreement, then Borrower shall pay to Lender, within 10 days after Lender’s demand therefor, an amount (if a positive number) computed pursuant to the following formula:

L = (R-T) x P x D

360

where

L =	amount payable
R =	interest rate applicable to the LIBOR Loan unborrowed or prepaid
T =

effective interest rate per annum at which any readily marketable bond or other obligations of the United States, selected at Lender’s sole discretion, maturing on or nearest the last day of the then applicable or requested Interest Period for such LIBOR Loan and in approximately the same amount as such LIBOR Loan, can be purchased by Lender on the day of such payment of principal or failure to borrow

P =	the amount of principal paid or the amount of the LIBOR Loan requested or to have been continued or converted
D =	the number of days remaining in the Interest Period as of the date of such prepayment or the number of days in the requested Interest Period

Borrowers shall pay such amount upon presentation by Lender of a statement setting forth the amount and Lender’s calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error. For purposes of this Section 2.9, all references to Lender shall be deemed to include any bank holding company or bank parent of Lender.

2.10. Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law. No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrowers of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Lender to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as “Interest”) in excess of the Maximum Rate and in no event shall Borrowers be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrowers to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received in excess of the Maximum Rate (“Excess”), each Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrowers, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any Interest that has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned Interest in the event of any such acceleration. Each Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 2.1.1 of this Agreement and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law. By the execution of this Agreement, each Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrowers of such Excess, and (ii) no Borrower shall seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all Interest at any time contracted for, charged or received from Borrowers in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrowers and Lender shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by Borrowers and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrowers, and by any court considering the same, to give effect to the adjustments or credits required by this Section 2.10.

SECTION 3. LOAN ADMINISTRATION

3.1. Manner of Borrowing and Funding Revolver Loans. Borrowings under the Revolver Commitment established pursuant to Section 1.1 hereof shall be made and funded as follows:

3.1.1. Notice of Borrowing.

(i) Whenever Borrowers desire to make a Borrowing under Section 1 of this Agreement (other than a Borrowing resulting from a conversion or continuation pursuant to Section 2.1.2), Borrowers shall give Lender prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing request (a “Notice of Borrowing”), which shall be in the form of Exhibit C annexed hereto and signed by a Senior Officer of Borrowers’ Agent. Such Notice of Borrowing shall be given by Borrowers no later than 11:00 a.m. at the office of Lender designated by Lender from time to time (a) on the Business Day of the requested funding date of such Borrowing, in the case of Base Rate Loans, and (b) at least 3 Business Days prior to the requested funding date of such Borrowing, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. The Revolver Loans made by Lender on the Closing Date shall each be in excess of $250,000 and shall be made as Base Rate Loans and thereafter may be made or continued as, or converted into, Base Rate Loans or LIBOR Loans. Each Notice of Borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (a) the principal amount of the Borrowing, (b) the date of Borrowing (which shall be a Business Day), (c) whether the Borrowing is to consist of Base Rate Loans or LIBOR Loans, (d) in the case of LIBOR Loans, the duration of the Interest Period to be applicable thereto, and (e) the account of Borrowers to which the proceeds of such Borrowing are to be disbursed. Borrowers may not request any LIBOR Loans if a Default or Event of Default exists.

(ii) Unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges, including the repayment of any LC Outstandings and any amounts owing to Bank or any other Affiliate of Lender) shall be deemed irrevocably to be a request (without the requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and the proceeds of such Revolver Loans may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as Base Rate Loans. Lender shall have no obligation to Borrowers to honor any deemed request for a Revolver Loan after the Commitment Termination Date or when an Out-of-Formula Condition exists or would result therefrom or when any condition precedent set forth in Section 10.2 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loan is funded after the Commitment Termination Date.

(iii) If Borrowers elect to establish a Deposit Account (including a Controlled Disbursement Account) with Bank or any Affiliate of Bank, or Borrowers otherwise incur Banking Relationship Debt, then the presentation for payment by Bank of any check or other item of payment drawn on the Controlled Disbursement Account or the becoming due of any Banking Relationship Debt at a time when there are insufficient funds in such Deposit Account to cover such item or Banking Relationship Debt shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation or becoming due of any Banking Relationship Debt and in an amount equal to the aggregate amount of the items presented for payment or the amount of Banking Relationship Debt that has become due, and the proceeds of such Revolver Loans may be disbursed to the Controlled Disbursement Account or other Deposit Account with Bank or any Affiliate of Bank and shall bear interest as Base Rate Loans. Lender shall not have any obligation to honor any deemed request for a Revolver Loan after the Commitment Termination Date or when an Out-of-Formula Condition exists or would result therefrom or when any condition precedent in Section 10.2 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loan is funded after the Commitment Termination Date.

(iv) As an accommodation to Borrowers, Lender may permit telephonic requests for Borrowings and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrowers (which shall be made or sent by a Senior Officer of Borrowers’ Agent); provided, however, that, Borrowers shall confirm each such telephonic request for a Borrowing of LIBOR Loans by delivery of the required Notice of Borrowing to Lender by facsimile transmission promptly, but in no event later than 5:00 p.m. on the same day. Lender shall have no liability to Borrowers for any loss or damage suffered by Borrowers as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by a Borrower and Lender shall not have any duty to verify the origin of any such communication or the identity or authority of the Person sending it.

3.1.2. Disbursement Authorization. Each Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolver Loan requested by any Borrower, or deemed to be requested pursuant to Section 3.1.1, as follows: (i) the proceeds of each Revolver Loan requested under Section 3.1.1(i) shall be disbursed by Lender in accordance with the terms of the written disbursement letter from Borrowers in the case of the initial Borrowing, and, in the case of each subsequent Borrowing, by wire transfer to such bank account as may be agreed upon by any Borrower and Lender from time to time or elsewhere if pursuant to a written direction from a Borrower; and (ii) the proceeds of each Revolver Loan requested under Section 3.1.1(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation. Any Revolver Loan proceeds received by any Borrower or in payment of any of the Obligations shall be deemed to have been received by all Borrowers.

3.2. Special Provisions Governing LIBOR Loans.

3.2.1. Number of LIBOR Loans. In no event may the number of LIBOR Loans outstanding at any time exceed 4.

3.2.2. Minimum Amounts. Each Borrowing of LIBOR Loans pursuant to Section 3.1.1(i), and each continuation of or conversion to LIBOR Loans pursuant to Section 2.1.2 hereof, shall be in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount.

3.2.3 LIBOR Lending Office. Lender’s initial LIBOR Lending Office is set forth below its name on the signature pages hereof. Lender shall have the right at any time and from time to time to designate a different office of itself or of any Affiliate as Lender’s LIBOR Lending Office, and to transfer any outstanding LIBOR Loans to such LIBOR Lending Office. No such designation or transfer shall result in any liability on the part of Borrowers for increased costs or expenses resulting solely from such designation or transfer (except any such transfer that is made by Lender pursuant to Section 2.6 or Section 2.7 hereof, or otherwise for the purpose of complying with Applicable Law). Increased costs for expenses resulting from a change in Applicable Law occurring subsequent to any such designation or transfer shall be deemed not to result solely from such designation or transfer.

3.3. Borrowers’ Agent. Each Borrower hereby irrevocably appoints Technologies as, and Technologies shall act under this Agreement as, the agent and representative of itself and each other Borrower for all purposes under this Agreement, including requesting Borrowings, selecting whether any Revolver Loan or portion thereof is to bear interest as a Base Rate Loan or a LIBOR Loan, and receiving account statements and other notices and communications to Borrowers (or any of them) from Lender. Lender may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Conversion/Continuation, disbursement instructions, reports, information or any other notice or communication made or given by Technologies, whether in its own name, on behalf of any Borrower or on behalf of “the Borrowers,” and Lender shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such request, instruction, report, information, notice or communication, nor shall the joint and several character of Borrowers’ liability for the Obligations be affected, provided that the provisions of this Section 3.3 shall not be construed so as to preclude any Borrower from directly requesting Borrowings or taking other actions permitted to be taken by “a Borrower” hereunder. Lender may maintain a single Loan Account in the name of “Artesyn Technologies, Inc.” hereunder, and each Borrower expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of such Borrower’s liability for the Obligations.

3.4. All Revolver Loans to Constitute One Obligation. The Revolver Loans shall constitute one general Obligation of Borrowers and (unless otherwise expressly provided in any Security Document) shall be secured by Lender’s Lien upon all of the Collateral.

SECTION 4. PAYMENTS; NATURE OF EACH BORROWER’S LIABILITY

4.1. General Repayment Provisions. All payments (including all prepayments) of principal of and interest on the Revolver Loans, LC Outstandings and other Obligations that are payable to Lender shall be made to Lender in Dollars without any offset or counterclaim and, subject to the provisions of Section 4.8 hereof, free and clear of (and without deduction for) any present or future Taxes, and, with respect to payments made other than by application of balances in the Payment Account, in immediately available funds not later than 12:00 noon on the due date (and payment made after such time on the due date to be deemed to have been made on the next succeeding Business Day).

4.2. Repayment of Revolver Loans.

4.2.1. Payment of Principal. The outstanding principal amounts with respect to the Revolver Loans shall be repaid as follows:

(i) Any portion of the Revolver Loans consisting of the principal amount of Base Rate Loans shall be paid by Borrowers to Lender, unless timely converted to a LIBOR Loan in accordance with this Agreement, immediately upon (a) each receipt by Lender or a Borrower, from and after the earlier of (i) the first date after the Closing Date on which Adjusted Availability is less than $20,000,000 and (ii) the occurrence of a Default or Event of Default, of any proceeds of Collateral, to the extent of such proceeds, and (b) the Commitment Termination Date.

(ii) Any portion of the Revolver Loans consisting of the principal amount of LIBOR Loans shall be paid by Borrowers to Lender, unless converted to a Base Rate Loan or continued as a LIBOR Loan in accordance with the terms of this Agreement, immediately upon (a) the last day of the Interest Period applicable thereto and (b) the Commitment Termination Date. In no event shall Borrowers be authorized to make a voluntary prepayment with respect to any Revolver Loan outstanding as a LIBOR Loan prior to the last day of the Interest Period applicable thereto unless (x) otherwise agreed in writing by Lender or Borrowers are otherwise expressly authorized or required by any other provision of this Agreement to pay any LIBOR Loan outstanding on a date other than the last day of the Interest Period applicable thereto, and (y) Borrowers pay to Lender concurrently with any prepayment of a LIBOR Loan any amount due Lender under Section 2.9 hereof as a consequence of such prepayment. If, from and after the earlier of (i) the first date after the Closing Date on which Adjusted Availability is less than $20,000,000 and (ii) the occurrence of a Default or Event of Default, Lender receives proceeds of any of the Collateral and there are no Revolver Loans outstanding as Base Rate Loans, Lender may hold such proceeds as Cash Collateral for the Obligations and apply the same to the payment of any Base Rate Loans thereafter made or to any LIBOR Loans as the same become due and payable whether at the end of the applicable Interest Periods or on the Commitment Termination Date.

(iii) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if an Out-of-Formula Condition shall exist, Borrowers shall, on the sooner to occur of Lender’s demand or the first Business Day after a Borrower has obtained knowledge of such Out-of-Formula Condition, repay the outstanding Revolver Loans that are Base Rate Loans in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolver Loans by an amount equal to such excess; and, if such payment of Base Rate Loans is not sufficient to eliminate the Out-of-Formula Condition, then Borrowers shall immediately either (a) deposit with Lender, for application to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and, payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date) cash in an amount sufficient to eliminate such Out-of-Formula Condition, to be subject to Lender’s Lien thereon and rights of offset with respect thereto, or (b) pay the Revolver Loans outstanding as LIBOR Loans to the extent necessary to eliminate such Out-of-Formula Condition and also pay to Lender any and all amounts required by Section 2.9 hereof to be paid by reason of the prepayment of a LIBOR Loan prior to the last day of the Interest Period applicable thereto.

4.2.2. Payment of Interest. Interest accrued on the Revolver Loans shall be due and payable on (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, with respect to any Revolver Loan (whether a Base Rate Loan or LIBOR Loan) and (ii) the last day of the applicable Interest Period in the case of a LIBOR Loan. Accrued interest shall also be paid by Borrowers on the Commitment Termination Date. With respect to any Base Rate Loan converted into a LIBOR Loan pursuant to Section 2.1.2 on a day when interest would not otherwise have been payable with respect to such Base Rate Loan, accrued interest to the date of such conversion on the amount of such Base Rate Loan so converted shall be paid on the conversion date.

4.3. Reserved.

4.4. Payment of Other Obligations. The balance of the Obligations requiring the payment of money, including the LC Outstandings and Extraordinary Expenses incurred by Lender, shall be repaid by Borrowers to Lender as and when provided in the Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, on demand.

4.5. Marshaling; Payments Set Aside. Lender shall be under no obligation to marshal any assets in favor of any Borrower or any other Obligor or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to Lender or Lender receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff (or any part thereof) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then to the extent of any loss by Lender, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or proceeds had not been made received and any such enforcement or setoff had not occurred. The provisions of the immediately preceding sentence of this Section 4.5 shall survive any termination of the Revolver Commitment and payment in full of the Obligations.

4.6. Application of Payments and Collateral Proceeds. All Payment Items received by Lender by 12:00 noon, Hartford, Connecticut time, on any Business Day shall be deemed received on that Business Day. All Payment Items received by Lender after 12:00 noon, Hartford, Connecticut time, on any Business Day shall be deemed received on the following Business Day. Each Borrower irrevocably waives the right to direct the application of any and all payments and Collateral proceeds at any time or times hereafter received by Lender from or on behalf of such Borrower, and each Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and Collateral proceeds received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records. If as the result of Lender’s collection of proceeds of Accounts and other Collateral as authorized by Section 7.2.6 a credit balance exists, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers at any time or times for so long as no Default or Event of Default exists.

4.7. Loan Account; Account Stated.

4.7.1 Loan Account. Lender shall establish an account on its books (the “Loan Account”) and shall enter all Revolver Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers in accordance with the terms of this Agreement or any of the other Loan Documents.

4.7.2 Statements of Account. Lender will account to Borrowers monthly with a statement of Revolver Loans, charges and payments made pursuant to this Agreement, and such accounting rendered by Lender shall be deemed final, binding and conclusive upon Borrowers unless Lender is notified by Borrowers in writing to the contrary within 30 days after the date each accounting is deemed to have been sent pursuant to Section 12.9. Such notice shall only be deemed an objection to those items specifically objected to therein. Failure of Lender to render any such account shall in no way affect the rights of Lender hereunder.

4.8. Gross Up for Taxes.

4.8.1 Grossing-up of Payments. If Borrowers shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable under this Agreement or any of the other Loan Documents, (a) the sum payable to Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Lender receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) Borrowers shall make such withholding or deductions, and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law, provided, however, that no additional sums shall be required to be paid to any Lender under clause (a) hereof except to the extent that any change in any Applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof after the date hereof (in the case of FCC) or after the date of an assignment pursuant to which such Lender became a Lender (in the case of each other Lender) results in an increase in the rate of any such deduction or withholding from that in effect as of the date of this Agreement or as of the date of such assignment, as the case may be, in respect of payments to such Lender.

4.8.2. Evidence of Exemption from U.S. Withholding Tax for Non-U.S. Lenders.

(a) Each Non-U.S. Lender shall deliver to Borrowers on or prior to the date of an assignment pursuant to which it becomes a Lender, and at such other times as may be necessary in the determination of Borrowers (in the reasonable exercise of their discretion), two original copies of Internal Revenue Service (“IRS”) Form W-8 BEN or W-8 ECI (or any successor forms) properly completed and duly executed by such Lender, or, in the case of a Non-U.S. Lender claiming exemption from United States federal withholding taxes under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8 BEN, and, in the case of a Lender that has certified in writing to Borrowers that it is not a “bank” (as defined in Section 881(c)(3)(A) of the Code), a certificate of such Lender certifying that such Lender is not (1) a “bank” for purposes of Section 881(c) of the Code, (2) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower or (3) a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Code), in each case together with any other certificate or statement of exemption required under the Code or the Treasury Regulations (the “Regulations”) issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender payable under any of the Loan Documents.

(b) Each Non-U.S. Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Borrowers on or prior to the date of the assignment pursuant to which it becomes a Lender or on such later date when such Lender ceases to act for its own account with respect to any portion of any sums paid or payable, and at such other times as may be necessary in the determination of Borrowers (in the reasonable exercise of their discretion), (1) two original copies of the forms or statements required to be provided by such Lender under subsection (a) of this Section 4.8.2, properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of IRS Form W-8 IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code or the Regulations thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(c) Each Non-U.S. Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse of time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Borrowers two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Borrowers of its inability to deliver any such forms, certificates or other evidence.

(d) Borrowers shall not be required to pay any additional amount to any Non-U.S. Lender under clause (a) of Section 4.8.1 hereof, (1) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption that such Lender chooses to transmit with an IRS Form W-8 IMY pursuant to subsection (b)(2) of this Section 4.8.2 or (2) if such Lender shall have failed to satisfy the requirements of subsections (a), (b)(1) or (c)(1) of this Section 4.8.2; provided that if such Lender shall have satisfied the requirements of subsection (a) of this Section 4.8.2 on or prior to the date such Lender became a Lender, nothing in this subsection (d) shall relieve Borrowers of their obligation to pay any amounts pursuant to clause (a) of Section 4.8.1 hereof in the event that, as a result of any change in any Applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection (a) of this Section 4.8.2.

4.8.3. Evidence of Exemption from “Back-up” Withholding for U.S. Lenders. Each U.S. Lender shall deliver to Borrowers, on or prior to the date of the assignment pursuant to which it becomes a Lender (in the case of each Lender other than FCC), and at such other times as may be necessary in the determination of Borrowers (in the reasonable exercise of their discretion), two original copies of IRS Form W-9 (or any successor forms), properly completed and duly executed, by such U.S. Lender, certifying that such U.S. Lender is not subject to the “back-up” withholding provisions of Section 3406 of the Code.

4.9 Nature and Extent of Each Borrower’s Liability.

4.9.1. Joint and Several Liability. Each Borrower shall be liable for, on a joint and several basis, and hereby guarantees the timely payment by all other Borrowers of, all of the Revolver Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any Revolver Loans or other extensions of credit hereunder or the amount of such Revolver Loans received or the manner in which Lender accounts for such Revolver Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Revolver Loans to any Borrower inure to the mutual benefit of all Borrowers and that Lender is relying on the joint and several liability of Borrowers in extending the Revolver Loans and other financial accommodations hereunder. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Revolver Loans or other Obligations, such Borrower shall forthwith pay the same, without notice or demand.

4.9.2. Unconditional Nature of Liability. Each Borrower’s joint and several liability hereunder with respect to, and guaranty of, the Revolver Loans and other Obligations shall, to the fullest extent permitted by Applicable Law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any promissory note or other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Lender with respect to any of the Obligations or any Instrument or agreement evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Borrower and delivered to Lender, (iv) the failure by Lender to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations, or Lender’s release of any Collateral or of its Liens upon any Collateral, (v) Lender’s election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any Obligor for the payment of any of the Obligations, (viii) any amendment or modification of any of the Loan Documents or waiver of any Default or Event of Default thereunder, (ix) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (x) the disallowance of all or any portion of Lender’s claims for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, or (xi) any other circumstance that might constitute a legal or equitable discharge or defense of any Obligor. At any time an Event of Default exists, Lender may proceed directly and at once, without notice to any Obligor, against any or all of Obligors to collect and recover all or any part of the Obligations, without first proceeding against any other Obligor or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision that might otherwise require Lender under Applicable Law to pursue or exhaust its remedies against any Collateral or Obligor before pursuing such Borrower or another Obligor. Each Borrower consents and agrees that Lender shall be under no obligation to marshal any assets in favor of any Obligor or against or in payment of any or all of the Obligations.

4.9.3. No Reduction in Liability for Obligations. No payment or payments made by an Obligor or received or collected by Lender from a Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed (except to the extent Obligations are satisfied) to modify, reduce, release or otherwise affect the liability of any Borrower under this Agreement, each of which shall remain jointly and severally liable for the payment and performance of all Revolver Loans and other Obligations until the Obligations are paid in full and the Commitment is terminated.

4.9.4. Contribution. Each Borrower is unconditionally obligated to repay the Obligations as a joint and several obligor under this Agreement. If, as of any date, the aggregate amount of payments made by a Borrower on account of the Obligations and proceeds of such Borrower’s Collateral that are applied to the Obligations exceeds the aggregate amount of Revolver Loan proceeds actually used by such Borrower in its business (such excess amount being referred to as an “Accommodation Payment”), then each of the other Borrowers shall be obligated to make contribution to such Borrower (the “Paying Borrower”) in an amount equal to (A) the product derived by multiplying the sum of each Accommodation Payment of each Borrower by the Allocable Percentage of the Borrowers from whom contribution is sought less (B) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Borrower (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrower by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrower by way of contribution hereunder); provided, however, that a Paying Borrower’s recovery of contribution hereunder from the other Borrowers shall be limited to that amount paid by the Paying Borrower in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Borrowers. As used herein, the term “Allocable Percentage” shall mean, on any date of determinations thereof, a fraction the denominator of which shall be equal to the number of Borrowers who are parties to this Agreement on such date and the numerator of which shall be 1; provided, however, that such percentages shall be modified in the event that contribution from a Borrower is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Borrower’s Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Borrowers proportionately so that the Allocable Percentages of all Borrowers at all times equals 100%.

4.9.5. Subordination. Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Obligor, and any successor or assign of any other Obligor, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the payment in full of all of the Obligations.

SECTION 5. TERM AND TERMINATION

5.1. Term of Revolver Commitment. Subject to Lender’s right to cease making Revolver Loans and other extensions of credit to Borrowers when any Default or Event of Default exists or upon termination of the Revolver Commitment as provided in Section 5.2, the Revolver Commitment shall be in effect for a period of 5 years from the date hereof through the close of business on March 28, 2008 (the “Term”).

5.2. Termination.

5.2.1. Termination by Lender. Lender may terminate the Revolver Commitment without notice upon or after the occurrence of an Event of Default; provided, however, that the Revolver Commitment shall automatically terminate as provided in Section 11.2.

5.2.2. Termination by Borrowers. Upon at least 15 days prior written notice to Lender, Borrowers may, at their option, terminate the Revolver Commitment; provided, however, no such termination by Borrowers shall be effective until Borrowers have satisfied all of the Obligations and executed in favor of and delivered to Lender a general release of all Claims that Borrowers may have against Lender. Any notice of termination given by Borrowers shall be irrevocable unless Lender otherwise agrees in writing. Borrowers may elect to terminate the Revolver Commitment in its entirety only. No section of this Agreement or Type of Revolver Loan available hereunder may be terminated by Borrowers singly.

5.2.3. Termination Charges. On the effective date of termination of the Revolver Commitment pursuant to Section 5.2.2, Borrowers shall jointly and severally pay to Lender (in addition to the then outstanding principal, accrued interest, fees and other charges owing under the terms of this Agreement and any of the other Loan Documents), as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to 1.00% of the Revolver Commitment if termination occurs during the first Loan Year, and 0.50% of the Revolver Commitment if termination occurs during the second Loan Year. In no event shall any termination charge be payable if the effective date of termination occurs at any time after the last day of the second Loan Year.

5.2.4. Effect of Termination. On the effective date of termination of the Revolver Commitment by Lender or by Borrowers, all of the Obligations shall be immediately due and payable and Lender shall have no obligation to make any Revolver Loans or to procure any Letter of Credit. All undertakings, agreements, covenants, warranties and representations of each Borrower contained in the Loan Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have satisfied the Obligations to Lender, in full, and Lender has received from Obligors a full release of Claims in form and substance satisfactory to Lender. For purposes of this Agreement, the Obligations shall not be deemed to have been satisfied until all Obligations for the payment of money have been paid to Lender in same day funds and all Obligations that are at the time in question contingent (including all LC Outstandings that exist by virtue of an outstanding Letter of Credit) have been fully cash collateralized in favor of Lender, in a manner and with a financial institution acceptable to Lender, or Lender has received as beneficiary a direct pay letter of credit in form and from an issuing bank reasonably acceptable to Lender and providing for direct payment to Lender of all such contingent Obligations at the time they become fixed (including reimbursement of all sums paid by Lender under any LC Support). Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in any of the Collateral unless, with respect to any loss or damage Lender may incur as a result of the dishonor or return of any Payment Items applied to the Obligations, Lender shall have received either (i) a written agreement, executed by Borrowers and any Person deemed financially responsible by Lender whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) such monetary reserves and Liens on the Collateral for such period of time as Lender, in its reasonable credit judgment, may deem necessary to protect Lender from any such loss or damage. The provisions of Sections 2.4, 2.7, 2.8, 2.9, 4.5, 4.8 and 5.2.4 and all obligations of Borrowers to indemnify Lender pursuant to this Agreement or any of the other Loan Documents shall be joint and several and shall in all events survive any termination of the Revolver Commitment.

SECTION 6. COLLATERAL SECURITY

6.1. Grant of Security Interest in Collateral. To secure the prompt payment and performance of all of the Obligations, each Borrower hereby grants to Lender, for the benefit of itself as Lender and as agent for Bank and each Affiliate of Lender and Bank, a continuing security interest in and Lien upon all of such Borrower’s personal property, including all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i) all Accounts Collateral;

(ii) all Goods, including all Inventory and all Equipment;

(iii) all Instruments;

(iv) all Chattel Paper;

(v) all Documents;

(vi) all General Intangibles;

(vii) all Deposit Accounts;

(viii) all Investment Property (but excluding any portion thereof that constitutes Margin Stock unless otherwise expressly provided in any Security Documents);

(ix) all Letter-of-Credit Rights;

(x) all Supporting Obligations;

(xi) all monies now or at any time or times hereafter in the possession or under the control of Lender or a bailee or Affiliate of Lender, including any Cash Collateral in the Cash Collateral Account;

(xii) all accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (xi) above, including proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to, or destruction of any of the Collateral; and

(xiii) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs, and other computer materials and records) of such Borrower pertaining to any of (i) through (xii) above.

6.2. Lien on Deposit Accounts. As additional security for the payment and performance of the Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon and hereby collaterally assigns to Lender all of such Borrower’s right, title and interest in and to each Deposit Account of Borrowers and in and to any deposits or other sums at any time credited to each such Deposit Account, including any sums in any blocked account or any special lockbox account and in the accounts in which sums are deposited. In connection with the foregoing, each Borrower hereby authorizes and directs each such bank or other depository to pay or deliver to Lender upon its written demand therefor made at any time upon the occurrence and during the continuation of an Event of Default and without further notice to such Borrower (such notice being hereby expressly waived), all balances in each Deposit Account maintained by Borrowers with such depository for application to the Obligations then outstanding, and the rights given Lender in this Section shall be cumulative with and in addition to Lender’s other rights and remedies in regard to the foregoing Property as proceeds of Collateral. Each Borrower hereby irrevocably appoints Lender as its attorney to collect any and all such balances to the extent any such payment is not made to Lender by such bank or other depository after demand thereon is made by Lender pursuant hereto.

6.3. Real Estate Collateral. To further secure the prompt payment and performance of the Obligations, each Borrower hereby grants, transfers and assigns to Lender, and hereby grants to Lender a security interest in and Lien upon, all of such Borrower’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Borrower is a party, whether as lessor or lessee, and all extensions, renewals and modifications thereof.

6.4. Other Collateral. In addition to the items of Property referred to in Section 6.1 above, the Obligations shall also be secured by the Cash Collateral to the extent provided herein and all of the other items of Property from time to time described in any of the Security Documents as security for any of the Obligations.

6.5. No Assumption of Liability. The security interest granted pursuant to this Agreement is granted as security only and shall not subject Lender to, or in any way alter or modify, any obligation of liability of Borrowers with respect to or arising out of the Collateral.

6.6. Lien Perfection; Further Assurances. Promptly after Lender’s request therefor, Borrowers shall execute or cause to be executed and deliver to Lender such instruments, assignments, title certificates or other documents as are necessary under the UCC or other Applicable Law (including any motor vehicle certificate of title acts) to perfect (or continue the perfection of) Lender’s Lien upon the Collateral and shall take such other action as may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement. Unless prohibited by Applicable Law, each Borrower hereby irrevocably authorizes Lender to execute and file in any jurisdiction any financing statement or amendment thereto on such Borrower’s behalf, including financing statements that indicate the Collateral as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in this Section 6. Each Borrower also hereby ratifies its authorization for Lender to have filed in any jurisdiction any like financing statement or amendment thereto if filed prior to the date hereof. To the extent permitted by Applicable Law, the parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

6.7. Foreign Subsidiary Stock; Exclusions for Certain Contracts and Leases. Notwithstanding anything to the contrary set forth in Section 6.1 above, the types or items of Collateral described in such Section (i) shall include only 65% of the Equity Interests of any First-Tier Foreign Subsidiary and (ii) shall not include any Borrower’s rights or interests in any lease, license, contract or agreement to which such Borrower is a party, to the extent that a grant of a security interest or Lien under this Agreement or any other Loan Document would result in a breach of or default under the terms or provisions of any such lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, any other provisions of the UCC or any other Applicable Law).

6.8 Commercial Tort Claims. Borrowers shall promptly notify Lender in writing upon any Borrower’s obtaining a Commercial Tort Claim after the Closing Date against any Person and, upon Lender’s written request, promptly enter into an amendment to this Agreement (or any of the other Loan Documents) and do such other acts or things deemed appropriate by Lender to confer upon Lender a security interest in each such Commercial Tort Claim.

6.9 Post-Closing Obligations. On or before April 30, 2003, deliver or cause to be delivered to Lender (i) a good standing certificate as of a recent date for AzCore Technologies, Inc., issued by the Secretary of State of the State of Arizona, (ii) an ALTA 3.1 zoning endorsement to each mortgagee title insurance policy required to be delivered to Lender in accordance with the provisions of Section 10.1.21 hereof, providing affirmative coverage in favor of Lender with respect to the zoning matters addressed in ALTA Form 3.1 (including the number of parking spots), and (iii) Pledge Agreements, in form and substance satisfactory to Lender, pursuant to which the applicable Obligors shall pledge to Lender, as security for the Obligations, 65% of the Equity Interests of Artesyn Cayman and Artesyn Scotland, together with all certificates, if any, evidencing such pledged Equity Interests, such other documents or instruments as may be required to be delivered to Lender thereunder and signed opinions of local counsel to such Obligors, opining as to such matters in connection with the transactions contemplated by the Pledge Agreements, including the enforceability of such Pledge Agreements under the laws of the Cayman Islands and Scotland, respectively, as Lender or its counsel may reasonably request.

SECTION 7. COLLATERAL ADMINISTRATION

7.1. General

7.1.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at one or more of the business locations of a Borrower set forth in Schedule 7.1.1 hereto and shall not be moved therefrom, without the prior written approval of Lender, except that in the absence of an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, a Borrower (i) may make sales or other dispositions of Collateral to the extent authorized by Section 9.2.10 hereof and (ii) move Inventory or Equipment or any record relating to any Collateral to a location in the United States other than those shown on Schedule 7.1.1 hereto so long as Borrowers have given Lender at least 30 Business Days prior written notice of such new location and prior to moving any Inventory or Equipment to such location there have been filed any UCC-1 financing statements and any other appropriate documentation necessary to perfect or continue the perfection of Lender’s first priority Liens with respect to such Inventory or Equipment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower shall be permitted to keep, store or otherwise maintain any Collateral at any location (including any location described in Schedule 7.1.1) unless (i) such Borrower is the owner of such location, (ii) such Borrower leases such location and the landlord has executed in favor of Lender a Landlord Waiver or Lender has established a Rent Reserve with respect to such location, or (iii) the Collateral consists of Inventory placed with a warehouseman, bailee or a processor and Lender has received from such warehouseman, bailee or processor an acceptable Lien waiver agreement or Lender has established a Rent Reserve with respect to such location, provided that the foregoing restriction shall not apply to non-Inventory Collateral maintained by a Borrower at a sales office or to any Collateral maintained by a Borrower outside the United States.

7.1.2. Insurance of Collateral; Condemnation Proceeds. Each Obligor shall maintain and pay for insurance upon all Collateral, wherever located, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Schedule 7.1.2 describes all commercial liability, property (including all earthquake and flood insurance) and marine cargo insurance of Obligors in effect on the date hereof. All proceeds payable under each such policy in respect of the Collateral of Obligors and any condemnation awards that are paid to Lender in connection with a condemnation of any of the Collateral shall be paid to Lender for application to the Obligations. Each Obligor shall deliver the originals or certified copies of such policies or certificates of insurance with respect to such policies to Lender with satisfactory lender’s loss payable endorsements reasonably satisfactory to Lender, naming Lender as sole loss payee, assignee or additional insured, as appropriate, which lender’s loss payable endorsements shall be delivered on or prior to the Closing Date, in the case of Obligors’ property and marine cargo insurance, and within a reasonable period of time following the Closing Date, in the case of Obligors’ earthquake and flood insurance. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If any Obligor fails to provide and pay for such insurance, Lender may, at its option, but shall not be required to, procure the same and charge each Obligor therefor. Each Obligor agrees to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. For so long as no Event of Default exists, each Obligor shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by each Obligor provided that all proceeds thereof are applied in the manner specified in this Agreement, and Lender agrees promptly to provide any necessary endorsement to any checks or drafts issued in payment of any such claim. At any time that an Event of Default exists, only Lender shall be authorized to settle, adjust and compromise such claims. Lender shall have all rights and remedies with respect to such policies of insurance as are provided for in this Agreement and the other Loan Documents.

7.1.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Lender to any Person to realize upon any Collateral shall be borne and paid by Borrowers. Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrowers’ sole risk.

7.1.4. Defense of Title to Collateral. Borrowers shall at all times defend their title to the Collateral and Lender’s Liens therein against all Persons and all claims and demands whatsoever other than Permitted Liens.

7.2. Administration of Accounts.

7.2.1. Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall request a sales and collections report for the preceding period, in form satisfactory to Lender. Each Borrower shall also provide to Lender on or before the 15th day of each Fiscal Month, a detailed aged trial balance of all of its Accounts existing as of the last day of the preceding Fiscal Month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed (“Schedule of Accounts”), and, upon Lender’s request therefor, copies of proof of delivery and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request. In addition, if Accounts in an aggregate face amount in excess of $500,000 cease to be Eligible Accounts in whole or in part, Borrowers shall notify Lender of such occurrence promptly (and in any event within 2 Business Days) after any Borrower’s having obtained knowledge of such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. Upon Lender’s request, each Borrower shall deliver to Lender copies of invoices or invoice registers related to all of its Accounts.

7.2.2. Discounts, Disputes and Returns. If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrowers shall report such discounts, allowances or credits, as the case may be, to Lender as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $250,000 are in dispute between any Borrower and any single Account Debtor, or if any returns are made in excess of $250,000 with respect to any Accounts owing from a single Account Debtor, Borrowers shall provide Lender with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute or return, all claims related thereto and the amount in controversy. At any time an Event of Default exists, Lender shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of any Accounts comprising a part of the Collateral upon such terms and conditions as Lender may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorneys’ fees, to Borrowers.

7.2.3. Taxes. If an Account of any Borrower includes a charge for any Taxes payable to any Governmental Authority, Lender is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that Lender shall not be liable for any Taxes that may be due by any Borrower.

7.2.4. Account Verification. Whether or not a Default or an Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of any Borrower by mail, telephone, telegraph or otherwise. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

7.2.5. Maintenance of Dominion Account; Other Accounts.

(i) Borrowers shall maintain a Dominion Account pursuant to a lockbox or other arrangement acceptable to Lender and, in the case of such Dominion Account and lockbox arrangement, with such bank as may be selected by Borrowers and be acceptable to Lender. Borrowers shall issue to each such lockbox bank an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received in the lockbox, if any, to the Dominion Account. Borrowers shall enter into agreements, in form satisfactory to Lender, with each bank at which a Dominion Account is maintained by which such bank shall immediately transfer to the Payment Account all monies deposited to such Dominion Account; provided, however, that for so long as Adjusted Availability is equal to or greater than $20,000,000, all monies deposited to a Dominion Account shall be immediately transferred by the bank at which such Dominion Account is maintained to Borrowers’ operating Deposit Accounts maintained by them at Bank. From and after the earlier of (i) the first date after the Closing Date on which Adjusted Availability is less than $20,000,000 and (ii) the occurrence of a Default or Event of Default, all monies deposited to a Dominion Account shall be immediately transferred by the bank at which such Dominion Account is maintained to the Payment Account irrespective of whether Adjusted Availability at any time thereafter is equal to or greater than $20,000,000. Lender does not assume any responsibility to Borrowers for such lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

(ii) With respect to each Deposit Account or Investment Account of a Borrower that is subject to a Deposit Account Control Agreement or Investment Account Control Agreement, respectively, from and after the earlier of (i) the first date after the Closing Date on which Adjusted Availability is less than $20,000,000 and (ii) the occurrence of a Default or Event of Default, Lender shall have the right, at any time and from time to time, to exercise its rights under such Deposit Account Control Agreement or Investment Account Control Agreement, including, for the avoidance of doubt, the exclusive right to give instructions to the financial institution at which such Deposit Account or Investment Account is maintained as to the disposition of funds or other Property on deposit therein or credited thereto. In connection with its exercise of such rights, without limiting the generality of the foregoing, the Lender may, at its option, apply or direct the application of funds or other Property on deposit in or credited to any such Deposit Account or Investment Account to the repayment of the Obligations, whether or not then due and payable. Lender hereby covenants and agrees that it will not exercise its rights under such Deposit Account Control Agreements or Investment Account Control Agreements, including sending any notice to a financial institution at which such Deposit Accounts or Investment Accounts are maintained directing the disposition of Property therein, unless and until the earlier of (i) the first date after the Closing Date on which Adjusted Availability is less than $20,000,000 and (ii) the occurrence of a Default or Event of Default.

(iii) All funds deposited in each Deposit Account (including each Dominion Account) shall be subject to Lender’s Lien. Borrowers shall obtain the agreement (in favor of and in form and content satisfactory to Lender) by each bank at which a Deposit Account (including a Dominion Account) is maintained to waive any offset rights against the funds deposited into such Deposit Account, except offset rights in respect of charges incurred in the administration of such Deposit Account.

(iv) On or before August 29, 2003, Borrowers shall transfer all of their Deposit Accounts (other than any of Borrowers’ payroll accounts that are listed on Schedule 7.2.5) and system of cash management from Borrowers’ existing banks to Bank. Borrowers shall establish on or before April 2, 2003, and shall until August 29, 2003 continue to maintain, a Deposit Account with Bank, which shall be subject to a Deposit Account Control Agreement and in which shall be deposited (until August 29, 2003) not less than $10,500,000.

7.2.6. Collection of Accounts; Proceeds of Collateral. To expedite collection, Borrowers shall endeavor in the first instance to make collection of their Accounts for Lender. All Payment Items received by any Borrower in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by such Borrower as trustee of an express trust for Lender’s benefit; such Borrower shall immediately deposit same in kind in the Dominion Account; and Lender may apply such proceeds to the Obligations in the manner authorized by this Agreement. Lender retains the right at all times that a Default or an Event of Default exists to notify Account Debtors of each Borrower that Accounts have been assigned to Lender and to collect Accounts directly in its own name and to charge to Borrowers the collection costs and expenses incurred by Lender, including reasonable attorneys’ fees.

7.3. Administration of Inventory.

7.3.1. Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory and shall furnish Lender on or before the 15th day of each Fiscal Month inventory reports respecting such Inventory as of the last day of the preceding Fiscal Month and in form and detail satisfactory to Lender. Borrowers shall, at their own expense, conduct a physical inventory no less frequently than annually and periodic cycle counts consistent with Borrowers’ historical practices and shall provide to Lender a report based on each such physical inventory and cycle count promptly thereafter, together with such supporting information as Lender shall request. Lender may participate in and observe each physical count or inventory, which participation shall be at Borrowers’ expense at any time that an Event of Default exists.

7.3.2. Returns of Inventory. No Borrower shall return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless: (i) such return is in the Ordinary Course of Business of such Borrower and such Person; (ii) no Default or Event of Default exists or would result therefrom; (iii) the return of such Inventory will not result in an Out-of-Formula Condition; (iv) Borrowers promptly notify Lender thereof if the aggregate Value of all Inventory returned in any Fiscal Month exceeds $1,000,000; and (v) any payments received by any Borrower in connection with any such return are promptly turned over to Lender for application to the Obligations.

7.3.3. Acquisitions of Inventory. Borrowers shall not acquire or accept any Inventory on consignment or approval and will use their best efforts to insure that all Inventory that is produced in the United States of America will be produced in accordance with the FLSA.

7.4. Administration of Equipment.

7.4.1. Records and Schedules of Equipment. Each Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and cost of its Equipment and all dispositions made in accordance with Section 7.4.2 hereof, and shall furnish Lender with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Lender. Promptly after request therefor by Lender, Borrowers shall deliver to Lender any and all evidence of ownership, if any, of any of the Equipment.

7.4.2. Dispositions of Equipment. No Borrower will sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Lender; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment which, in the aggregate as to all Borrowers during any consecutive 12-month period, has a fair market value or book value, whichever is more, of $250,000 or less, provided that all Net Proceeds thereof are remitted to Lender for application to the Obligations, or (ii) replacements of Equipment that is substantially worn, damaged, destroyed or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to, concurrently with or within 3 months after any disposition of the Equipment that is to be replaced. The replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, and Borrowers shall have given Lender at least 10 days prior written notice of such disposition.

7.4.3 Condition of Equipment. The material items of Equipment are in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of such Equipment shall be maintained and preserved, reasonable wear and tear excepted. Borrowers shall ensure that the material items of Equipment shall be mechanically and structurally sound, capable of performing the functions for which such Equipment was originally designed, in accordance with the manufacturer’s published and recommended specifications. No Borrower will permit any of the Equipment to become affixed to any real Property leased to such Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a Landlord Waiver or leasehold mortgage in favor of and in form acceptable to Lender, and no Borrower will permit any of the Equipment to become an accession to any personal Property that is subject to a Lien unless the Lien is a Permitted Lien.

7.5. Borrowing Base Certificates. As soon as available and in any event not later than Thursday of each week, Borrowers shall deliver to Lender a Borrowing Base Certificate prepared as of the close of business of the last Business Day of the preceding week. All calculations of Availability in connection with any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer of Borrowers’ Agent to Lender, provided that Lender shall have the right to review and, upon reasonable notice to Borrowers, adjust, in the exercise of its reasonable credit judgment, any such calculation (i) to reflect its reasonable estimate of declines in value of any of the Collateral described therein and (ii) to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve. In no event shall the Borrowing Base be deemed to exceed the amount of the Borrowing Base shown on the Borrowing Base Certificate last received by Lender prior to such date, as such Borrowing Base Certificate may be adjusted by Lender as herein authorized.

7.6 Additional Information. Lender may in its reasonable discretion from time to time request that Borrowers deliver the reports, schedules and certificates described in Sections 7.2.1, 7.3.1, 7.4.1, 7.5 and 9.1.3(iii) more or less often and in greater or less detail than specified in such Sections and the Borrowers will comply with such requests.

SECTION 8. REPRESENTATIONS AND WARRANTIES

8.1. General Representations and Warranties. To induce Lender to enter into this Agreement and to make available the Revolver Commitment, each Borrower warrants and represents to Lender that:

8.1.1. Organization and Qualification. Each Borrower and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization. Except as otherwise disclosed on Schedule 8.1.1 hereto, each Borrower and each of its Domestic Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction in which the character of its Properties or the nature of its business requires such qualification except to the extent its failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, each Obligor is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed in Schedule 8.1.1, except as disclosed thereon.

8.1.2. Power and Authority. Each Obligor is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or company action, as the case may be, and do not and will not (i) require any consent or approval of any of the holders of the Equity Interests of any Obligor; (ii) contravene any Borrower’s or any of its Subsidiaries’ Organization Documents; (iii) violate, or cause any Obligor to be in default under, any provision of any Applicable Law, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or any of its Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens and the Lender’s Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Obligor.

8.1.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Obligor signatories thereto enforceable against it in accordance with the respective terms of such Loan Documents, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or general principles of equity.

8.1.4. Capital Structure. As of the date hereof, Schedule 8.1.4 hereto states (i) the correct name of each Subsidiary, its jurisdiction of organization and the percentage of its Equity Interests having voting powers owned by each Person, (ii) the name of each Borrower’s corporate or joint venture Affiliates and the nature of the affiliation and (iii) the number of authorized and issued Equity Interests (and treasury shares) of each Borrower and each of its Subsidiaries. Each Borrower has good title to all of the shares it purports to own of the Equity Interests of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. Since the date of the financial statements of Borrowers referred to in Section 8.1.9 hereof, no Borrower has made, or obligated itself to make, any Distribution. Except as set forth on Schedule 8.1.4, as of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, shares of the capital stock of any Borrower or any of its Subsidiaries. Except as set forth on Schedule 8.1.4 hereto, there are no outstanding agreements or instruments to which any

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Borrower is a party that are binding upon the holders of any Borrower’s Equity Interests relating to the ownership of its Equity Interests.

8.1.5. Names. During the 5-year period preceding the date of this Agreement, except as set forth on Schedule 8.1.5 hereto, no Obligor has been known as or used any corporate, fictitious or trade names or has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

8.1.6. Business Locations; Agent for Process. As of the date hereof, each Obligor’s chief executive office and other places of business of each Obligor are as listed on Schedule 7.1.1 hereto. During the 5-year period preceding the date of this Agreement, no Obligor has had an office, place of business or agent for service of process other than as listed on Schedule 7.1.1. Except as shown on Schedule 7.1.1 on the date hereof, no Inventory of any Obligor is stored with a bailee, warehouseman or similar Person, nor is any Inventory consigned to any Person.

8.1.7. Title to Properties; Priority of Liens. Each Obligor has good and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of its personal Property, including all Property reflected in the financial statements referred to in Section 8.1.9 or delivered pursuant to Section 9.1.3, except for Property permitted to be sold or otherwise disposed of pursuant to the terms of this Agreement or sold or otherwise disposed of with the consent of Lender, in each case free and clear of all Liens except Permitted Liens. Each Obligor has paid or discharged all lawful claims which, if unpaid, might become a Lien against any Collateral of such Obligor that is not a Permitted Lien. The Liens granted to Lender pursuant to this Agreement and the Security Documents are first priority Liens, subject only to those Permitted Liens which are expressly permitted by the terms of this Agreement to have priority over the Liens of Lender.

8.1.8. Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by a Borrower with respect to any Account. Unless otherwise indicated in writing to Lender or excluded by Borrowers in their calculation of the Borrowing Base in any Borrowing Base Certificate, with respect to each Account, each Borrower warrants that:

(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower in the Ordinary Course of Business and substantially in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor;

(iii) It is for a sum certain maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender on request;

(iv) No portion of such Account that is included as an Eligible Account in any Borrowing Base Certificate is (by volitional act or omission of a Borrower) subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is immaterial and Permitted Liens, and each such Account is absolutely owing to a Borrower and is not contingent in any respect or for any reason;

(v) The contract under which such Account arose does not condition or restrict any Borrower’s right to assign to Lender the right to payment thereunder unless Borrowers have obtained the Account Debtor’s consent to such collateral assignment or complied with any conditions to such assignment (regardless of whether under the UCC or other Applicable Law any such restrictions are ineffective to prevent the grant of a Lien upon such Account in favor of Lender);

(vi) Such Borrower has not made any agreement with any Account Debtor for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except (A) pursuant to an accelerated payment program in respect of Dell, administered through a third party service provider, (B) pursuant to “ship and debit” arrangements with the distributors listed on Schedule 8.1.8, and (C) discounts or allowances which are granted by a Borrower in the Ordinary Course of Business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Lender pursuant to Section 7.2.1 hereof;

(vii) To such Borrower’s knowledge, there are no facts, events or occurrences which such Borrower believes are reasonably likely to impair the validity or enforceability of any of such Account or reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Lender with respect thereto;

(viii) To such Borrower’s knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) is Solvent; and

(ix) To such Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder and which are reasonably likely to result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account.

8.1.9. Financial Statements; Fiscal Year. The Consolidated and consolidating balance sheets of Borrowers and such other Persons described therein (including the accounts of all Subsidiaries of Borrowers for the respective periods during which a Subsidiary relationship existed) as of December 27, 2002, and the related statements of income, changes in stockholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly the financial positions of Borrowers and such Persons at such dates and the results of Borrowers’ operations for such periods. Since December 27, 2002, there has been no material change in the condition, financial or otherwise, of any Borrower or such other Persons as shown on the Consolidated balance sheet as of such date and no material change in the aggregate value of Equipment and real Property owned by any Borrower or such other Persons.

8.1.10. Full Disclosure. The financial statements referred to in Section 8.1.9 hereof do not contain any untrue statement of a material fact. This Agreement and the other written statement furnished by Borrowers to Lender in connection with this Agreement (taken as a whole) are true and accurate in all material respects and do not omit to state any material fact necessary to make the statements contained herein or therein (taken as a whole) not materially misleading in light of the circumstances under which such information was provided. There is no fact or circumstances known to any Borrower in existence on the date hereof which such Borrower has failed to disclose to Lender in writing that may reasonably be expected to have a Material Adverse Effect.

8.1.11. Solvent Financial Condition. Each Borrower and each of its Subsidiaries, taken as a whole, are now Solvent and, after giving effect to the Revolver Loans to be made hereunder, the Letters of Credit to be issued in connection herewith and the consummation of the other transactions described in the Loan Documents, will be Solvent.

8.1.12. Surety Obligations. Except as set forth on Schedule 8.1.12 hereto, on the date hereof no Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any other Person.

8.1.13. Taxes. The FEIN of each Obligor is as shown on Schedule 8.1.13 hereto. Each Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other material reports it is required by law to file and has paid, or made provision for the payment of, all Taxes upon it, its income and Properties as and when such Taxes are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of Borrowers and their Subsidiaries are adequate for all years not closed by applicable statutes, and for their current Fiscal Year.

8.1.14. Brokers. There are no claims against any Borrower for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement or any of the other Loan Documents.

8.1.15. Intellectual Property. Except as disclosed on Schedule 8.1.15 hereto, each Obligor owns or has the lawful right to use all Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others; there is no objection to or pending or, to the knowledge of any Borrower, threatened Intellectual Property Claim with respect to any Obligor’s right to use any such Intellectual Property and no Borrower is aware of any grounds for challenge or objection thereto; and no Obligor pays any royalty or other similar compensation to any Person for the right to use any Intellectual Property. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights of Obligors, in existence as of the date hereof, are listed on Schedule 8.1.15 hereto, to the extent they are registered under any Applicable Law or are otherwise material to any Borrower’s or Subsidiary’s business.

8.1.16. Governmental Approvals. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to all Governmental Approvals necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it (except for instances of noncompliance which would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

8.1.17. Compliance with Laws. Each Borrower and each of its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Applicable Law (except to the extent that any such noncompliance with Applicable Law would not reasonably be expected to have a Material Adverse Effect) and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of its Subsidiaries under any such law, rule or regulation. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. § 201 et seq.).

8.1.18. Burdensome Contracts. No Borrower nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or would be reasonably expected to have a Material Adverse Effect. No Borrower nor any of its Subsidiaries is a party or subject to any Restrictive Agreement, except as set forth on Schedule 8.1.18 hereto and customary provisions in leases, licenses and other contracts restricting the assignment thereof, none of which prohibit the execution or delivery of any of the Loan Documents by any Obligor or the performance by any Obligor of its obligations under any of the Loan Documents to which it is a party, in accordance with the terms of such Loan Documents.

8.1.19. Litigation; Commercial Tort Claims. Except as set forth on Schedule 8.1.19 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of any Borrower, threatened on the date hereof, against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of any Borrower or any of its Subsidiaries, (i) which relate to any of the Loan Documents or any of the transactions contemplated thereby or (ii) which, if determined adversely to Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrowers, no Borrower or any of its Subsidiaries is in default on the date hereof with respect to any order, writ, injunction, judgment, decree or rule of any court, Governmental Authority or arbitration board or tribunal. No Borrower has any Commercial Tort Claim on the date hereof.

8.1.20. No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrowers’ performance hereunder, constitute a Default or an Event of Default. No Borrower or any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes or which with the passage of time or the giving of notice or both would constitute a default, under any Material Contract or in the payment of any Debt to any Person for Money Borrowed.

8.1.21. Leases. Schedule 8.1.21 hereto is a complete listing of each capitalized lease of each Obligor on the date hereof that constitutes a Material Contract. Each Obligor is in substantial compliance with all of the terms of each of its respective capitalized and operating leases and, to Borrowers’ knowledge, there is no basis upon which the lessors under any such leases could terminate same or declare Obligor in default thereunder.

8.1.22. Pension Plans. Except as disclosed on Schedule 8.1.22 hereto, no Borrower nor any of its Subsidiaries has any Plan on the date hereof. Each Borrower and each of its Subsidiaries is in material compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that is reasonably likely to result in a material adverse change in the financial condition of any Borrower or any of its Subsidiaries exists in connection with any Plan. No Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

8.1.23. Trade Relations. There exists no actual or, to the knowledge of Borrowers, threatened termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship between any Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of any Borrower or any of its Subsidiaries, or with any material supplier or group of suppliers, and there exists no condition or state of facts or circumstances which is reasonably likely to have a Material Adverse Effect or prevent any Borrower or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

8.1.24. Labor Relations. Except as described on Schedule 8.1.24 hereto, no Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement on the date hereof. On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of any Borrower’s or any of its Subsidiaries’ employees, or, to any Borrower’s knowledge, threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

8.1.25. Not a Regulated Entity. No Obligor is (i) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (ii) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935; or (iii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

8.1.26. Margin Stock. No Borrower nor any Subsidiary of a Borrower is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

8.2. Reaffirmation of Representations and Warranties and Ratification of Obligations. Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed to be reaffirmed, and, unless and to the extent Borrowers have notified Lender to the contrary in writing, the Obligations shall be deemed to be ratified and reaffirmed, by each Borrower on each day that any Obligations are outstanding or that Borrowers request or are deemed to have requested an extension of credit hereunder, except for changes in the nature of a Borrower’s or, if applicable, any of its Subsidiaries’ business or operations that may occur after the date hereof in the Ordinary Course of Business or so long as Lender has consented to such changes or such changes do not violate any provision of this Agreement. Notwithstanding the foregoing, representations and warranties which by their terms are applicable only to a specific date shall be deemed made only at and as of such date.

8.3. Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 9. COVENANTS AND CONTINUING AGREEMENTS

9.1. Affirmative Covenants. For so long as the Revolver Commitment is outstanding and thereafter until payment in full of the Obligations, each Borrower covenants that, unless otherwise consented to by Lender in writing, it shall and shall cause each Subsidiary to:

9.1.1. Visits and Inspections. Permit representatives of Lender, from time to time, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to such Borrowers, to (i) visit and inspect its Properties and the Properties of each Subsidiary, inspect, audit and make extracts from such Borrower’s and Subsidiary’s books and records and files related to any of the Collateral, (ii) discuss with such Borrower’s and Subsidiary’s officers, employees and independent accountants, such Borrower’s and each of its Subsidiary’s business, financial condition, business prospects and results of operations, and (iii) verify the amount, quantity, value and condition of, or any other matter relating to, any of the Collateral. Lender shall not have any duty to make any such inspection and shall not incur any liability by reason of its failure to conduct or delay in conducting any such inspection.

9.1.2. Notices. Notify Lender in writing promptly after Borrowers’ obtaining knowledge (i) of the commencement of any litigation affecting any Obligor or any of its Properties, whether or not the claims asserted in such litigation are considered by Borrower to be covered by insurance, and of the institution of any administrative proceeding, to the extent that such litigation or proceeding, if determined adversely to such Obligor, would reasonably be expected to have a Material Adverse Effect; (ii) of any material labor dispute to which any Obligor may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (iii) of any material default by any Obligor under, or termination of, any Material Contract or any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Debt of such Obligor exceeding $500,000; (iv) of the existence of any Default or Event of Default; (v) of any default by any Person under any note or other evidence of Debt payable to an Obligor in an amount exceeding $500,000; (vi) of any judgment against any Obligor in an amount exceeding $200,000; (vii) of the assertion by any Person of any Intellectual Property Claim, the adverse resolution of which would reasonably be expected to have a Material Adverse Effect; (viii) of any violation or asserted violation by any Borrower of any Applicable Law (including ERISA, OSHA, FLSA or any Environmental Laws, the adverse resolution of which would reasonably be expected to have a Material Adverse Effect; (ix) of any Environmental Release by an Obligor or on any Property owned or occupied by an Obligor; (x) of the discharge of Borrower’s independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity; (xi) of any pending or threatened strike or other work stoppage, unfair labor practice claim or other labor dispute affecting any Borrower or any of its Subsidiaries in a manner that could reasonably be expected to have a Material Adverse Effect; and (xii) of the transfer of title to real Property leased by a Borrower. In addition, Borrowers shall give Lender at least 30 Business Days’ prior written notice of any Obligor’s opening of any new office or place of business.

9.1.3. Financial and Other Information. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all of its financial transactions; and prepare and furnish, or cause to be prepared and to be furnished, to Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers’ certified public accountants concur in any change therein and such change is disclosed to Lender and is consistent with GAAP and, if required by Lender, the financial covenants set forth in Section 9.3 are amended in a manner requested by Lender to take into account the effects of such change):

(i) as soon as available, and in any event within 120 days after the end of each Fiscal Year of Borrowers, unqualified audited balance sheet of Borrowers and their respective Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders’ equity and cash flow for the Fiscal Year then elapsed, on a Consolidated basis, certified without material qualification by a firm of independent certified public accountants of recognized national standing selected by Borrowers but reasonably acceptable to Lender (except for a qualification for a change in accounting principles with which the accountant concurs), and setting forth in each case in comparative form the corresponding Consolidated figures for the preceding Fiscal Year;

(ii) as soon as available, and in any event within 30 days after the end of each Fiscal Month (or 45 days after the end of any such Fiscal Month that is the last Fiscal Month of a Fiscal Quarter), including the last Fiscal Month of Borrowers’ Fiscal Year, unaudited balance sheets of Borrowers and their respective Subsidiaries as of the end of such Fiscal Month and the related unaudited statements of income and cash flow for such Fiscal Month and for the portion of Borrowers’ Fiscal Year then elapsed, on a Consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting in all material respects the Consolidated and consolidating financial position and results of operations of Borrowers and their Subsidiaries for such Fiscal Month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(iii) not later than 15 days after each Fiscal Month, a listing of all of each Borrower’s trade payables as of the last Business Day of such Fiscal Month, specifying the name of and balance due each trade creditor, and, at Lender’s request, a monthly detailed trade payable agings in form acceptable to Lender;

(iv) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports (including each 10K and each 10Q filed by Technologies) which any Borrower has made generally available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Borrower files with the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange; and

(v) as soon as is available, such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or any Borrower’s and any of its Subsidiaries’ financial condition or results of operations.

Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section 9.1.3, or more frequently if requested by Lender during any period that a Default or an Event of Default exists, Borrowers shall cause to be prepared and furnished to Lender a Compliance Certificate executed by the chief financial officer or treasurer of Borrowers’ Agent.

Promptly after the sending or filing thereof, each Borrower shall also provide to Lender copies of any annual report to be filed in accordance with ERISA in connection with each Plan and such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or such Borrower and its Subsidiaries’ financial condition or results of operations.

9.1.4. Landlord and Storage Agreements. Provide Lender with copies of all existing agreements, and promptly after execution thereof provide Lender with copies of all future agreements, between any Borrower and any landlord, warehouseman or bailee which owns any premises at which any Collateral may, from time to time, be kept.

9.1.5. Projections. No later than 45 days prior to the end of each Fiscal Year of Borrowers, deliver to Lender the Projections of Borrowers for the forthcoming Fiscal Year, prepared on a Fiscal Month by Fiscal Month basis.

9.1.6. Taxes. Pay and discharge all Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested.

9.1.7. Compliance with Laws. Comply with all Applicable Law, including ERISA, all Environmental Laws, FLSA, OSHA and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, to the extent that any such failure to comply, obtain or keep in force would be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release shall occur at or on any of the Properties of Borrowers or any Subsidiary, Borrowers shall, or shall cause the applicable Subsidiary to, act promptly and diligently to investigate and report to Lender and all appropriate Governmental Authorities the extent of, and to respond to such Environmental Release in compliance with all Applicable Laws, including Environmental Laws.

9.1.8. Insurance. In addition to the insurance required herein with respect to the Collateral, maintain with its current insurers or with other financially sound and reputable insurers having a rating of at least A+ or better by Best Rating Guide, (i) insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, workers’ compensation, or larceny, embezzlement or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of such Borrower or such Subsidiary and (ii) business interruption insurance in an amount not less than $100,000,000.

9.1.9. Intellectual Property. Promptly after any Obligor applies for or otherwise acquires any Intellectual Property, deliver to Lender, in form and substance acceptable to Lender and in recordable form, all documents necessary for Lender to perfect its Lien on such Intellectual Property.

9.1.10 Domestic Cash on Hand Reports. Deliver to Lender on each Business Day (or, at Lender’s option, on a less frequent basis) a written report, in form satisfactory to Lender, of Domestic Cash on Hand on such date, together with such supporting detail as Lender may require in its reasonable discretion.

9.2. Negative Covenants. For so long as the Revolver Commitment is outstanding and thereafter until payment in full of the Obligations, each Borrower covenants that, unless Lender has otherwise consented in writing, it shall not and shall not permit any Subsidiary to:

9.2.1. Fundamental Changes. Merge, reorganize, consolidate or amalgamate with any Person, or liquidate, wind up its affairs or dissolve itself, change its name or conduct business under any new fictitious name; or change its FEIN, except that this Section 9.2.1 shall not apply to the merger of any Obligor or Subsidiary into an Obligor or the merger of any Foreign Subsidiary into another Foreign Subsidiary; provided, that (i) Technologies shall be the surviving corporation of any merger to which it is a party, (ii) a Borrower shall be the surviving corporation of any merger with a Guarantor, and (iii) an Obligor shall be the surviving entity of any merger with a Subsidiary that is not an Obligor.

9.2.2. Advances. Make any advances of money to any Person, except as follows:

(i) to an officer or employee of Borrowers or a Subsidiary for salary, travel advances, advances against commissions and other similar advances in the Ordinary Course of Business;

(ii) loans or other advances of money by an Obligor to another Obligor or by a Subsidiary to an Obligor in the Ordinary Course of Business (“Intercompany Loans”);

(iii) Foreign Subsidiary Advances provided that (a) Adjusted Availability on the date of any such Foreign Subsidiary Advance by an Obligor is not less than $20,000,000 (after giving effect to such Foreign Subsidiary Advance), (b) there exists no Default or Event of Default at the time of or after giving effect to any such Foreign Subsidiary Advance, (c) such Foreign Subsidiary Advance is evidenced by a Foreign Subsidiary Advance Note and (d) to the extent permitted by Applicable Law, such Obligor pledges to Lender each Foreign Subsidiary Advance Note evidencing the amount of any such Foreign Subsidiary Advance pursuant to a Note

Pledge Agreement and collaterally assigns to Lender any security agreement or other instrument whereby any such Foreign Subsidiary has granted to such Obligor a security interest or Lien upon any of such Foreign Subsidiary’s Property as security for any such Foreign Subsidiary Advance. As a condition precedent to an Obligor’s authorization to make any Foreign Subsidiary Advance, Borrowers shall provide to Lender a certificate from a Senior Officer stating that all of the conditions to the making of a Foreign Subsidiary Advance set forth in this Section 9.2.2 will be satisfied on the date of, and after giving effect to, such Foreign Subsidiary Advance, specifying the amount of such Foreign Subsidiary Advance to be made and containing schedules showing the calculations that support such Senior Officer’s certification; and

(iv) extensions of trade credit to customers in the Ordinary Course of Business.

9.2.3. Permitted Debt. Create, incur, assume, guarantee or suffer to exist any Debt, except:

(i) the Obligations;

(ii) accounts payable by such Borrower or any of its Subsidiaries to trade creditors that are not aged more that 90 days from billing date or more than 60 days from the due date, in each case incurred in the Ordinary Course of Business and paid within such time period, unless the same are being Properly Contested;

(iii) obligations to pay Rentals in the Ordinary Course of Business;

(iv) Permitted Purchase Money Debt;

(v) Debt for accrued payroll, bonuses and 401(k) plan matching contributions, Taxes and other operating expenses (other than for Money Borrowed) incurred in the Ordinary Course of Business of such Borrower or such Subsidiary, including obligations under Cash Management Agreements, in each case so long as payment thereof is not past due and payable unless, in the case of Taxes only, such Taxes are being Properly Contested;

(vi) Debt for Money Borrowed by such Borrower (other than the Obligations), but only to the extent that such Debt is reflected on Schedule 9.2.3 hereto, is outstanding on the date of this Agreement and is not to be satisfied on or about the Closing Date from the proceeds of the initial Revolver Loans;

(vii) Permitted Contingent Obligations;

(ix) Refinancing Debt so long as the Refinancing Conditions are met;

(x) Debt resulting from Intercompany Loans and Foreign Subsidiary Advances to the extent permitted by Sections 9.2.2(ii) and (iii) hereof, respectively;

(xi) Debt of Foreign Subsidiaries (other than Debt resulting from Foreign Subsidiary Advances) in an aggregate principal amount at any time outstanding not to exceed $1,000,000, and

(xii) Debt of Obligors that is not included in any of the preceding paragraphs of this Section 9.2.3, which is not secured by a Lien (unless such Lien is a Permitted Lien) and does not exceed at any time, in the aggregate, the sum of $500,000 as to all Obligors.

9.2.4. Affiliate Transactions. Enter into, or be a party to any transaction with any Affiliate, except: (i) the transactions contemplated by the Loan Documents; (ii) payment of reasonable compensation to officers and employees for services actually rendered to such Borrower or its Subsidiaries; (iii) payment of customary directors’ fees and indemnities; (iv) transactions with Affiliates that were consummated prior to the date hereof and have been disclosed to Lender prior to the Closing Date; and (v) transactions with Affiliates in the Ordinary Course of Business which are consistent with the reasonable requirements of such Borrower’s or such Subsidiary’s business, upon fair and reasonable terms and are no less favorable to such Borrower or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate of such Borrower or such Subsidiary.

9.2.5. Limitation on Liens. Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):

(i) Liens at any time granted in favor of Lender;

(ii) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested;

(iii) statutory Liens (excluding any Lien imposed pursuant to any of the provisions of ERISA) arising in the Ordinary Course of Business of a Borrower or a Subsidiary, but only if and for so long as (x) payment in respect of any such Lien is not at the time required or the Debt secured by any such Liens is being Properly Contested and (y) such Liens do not materially detract from the value of the Property of such Borrower or such Subsidiary and do not materially impair the use thereof in the operation of such Borrower’s or such Subsidiary’s business;

(iv) Purchase Money Liens securing Permitted Purchase Money Debt;

(v) Liens securing Debt of a Subsidiary of any Borrower to such Borrower or to another such Subsidiary or from one Borrower to another Borrower;

(vi) Liens arising by virtue of the rendition, entry or issuance against such Borrower or any of its Subsidiaries, or any Property of such Borrower or any of its Subsidiaries, of any judgment, writ, order, or decree for so long as each such Lien (a) is in existence for less than 30 consecutive days after it first arises or is being Properly Contested and (b) is at all times junior in priority to any Liens in favor of Lender or is otherwise a Permitted Lien;

(vii) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; provided that, to the extent any such Liens attach to any of the Collateral (other than money), such Liens are at all times subordinate and junior to the Liens upon the Collateral in favor of Lender.

(viii) easements, rights-of-way, restrictions, covenants or other agreements of record and other similar charges or encumbrances on real Property of a Borrower or a Subsidiary either (A) existing on the Closing Date and disclosed in the mortgagee title insurance policies or surveys delivered by Borrowers pursuant to Sections 10.1.21 and 10.1.22 hereof and accepted by Lender or (B) that do not secure any monetary obligation and do not interfere with the ordinary conduct of the business of such Borrower or such Subsidiary;

(ix) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collection bank arising under the UCC on Payment Items in the course of collection;

(x) Liens in existence immediately prior to the Closing Date that are satisfied in full and released on the Closing Date as a result of the application of Borrowers’ cash on hand at the Closing Date or the proceeds of Revolver Loans to be made on the Closing Date;

(xi) such other Liens as appear on Schedule 9.2.5 hereto, to the extent provided therein;

(xii) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xiv) Liens on assets of Foreign Subsidiaries securing Debt permitted by Section 9.2.3(xi) hereof;

(xv) Liens in favor of warehousemen or landlords, to the extent that such Liens have been waived or subordinated to the Lender’s Liens in a manner satisfactory to Lender or Lender has established a Rent Reserve with respect to the locations controlled by such warehousemen or landlords; and

(xv) such other Liens as Lender in its sole discretion may hereafter approve in writing.

The foregoing negative pledge shall not apply to any Margin Stock to the extent that the application of such negative pledge to such Margin Stock would require filings or other actions by Lender under such regulations or otherwise result in a violation of such regulations.

9.2.6. Subordinated Debt. Amend or modify the terms of any agreement applicable to any Subordinated Debt, other than to extend the time of payment thereof or to reduce the rate of interest payable in connection therewith.

9.2.7. Distributions. Declare or make any Distributions, except for (i) Upstream Payments, (ii) repurchases of Technologies capital stock from former employees of any Borrower or any of its Subsidiaries in an aggregate amount not to exceed $500,000 in any 12-month period, (iii) Distribution permitted by Section 9.2.21, (iv) required redemptions of NASD Excess Shares and/or HSR Excess Shares (as such terms are defined in the Finestar Warrant) pursuant to Section 1.7 of the Finestar Warrant, and (v) redemptions of outstanding New Rights under and as defined in that certain Amended and Restated Rights Agreement, dated November 21, 1998, between Technologies and The Bank of New York.

9.2.8. Upstream Payments. Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make, or the subordination or postponement in favor of other Debt of, any Upstream Payment, except for encumbrances, restrictions or subordinations (i) pursuant to the Loan Documents, (ii) existing under Applicable Law and (iii) identified and fully disclosed in Schedule 9.2.8.

9.2.9. Capital Expenditures. Make Capital Expenditures (including, expenditures by way of capitalized leases) which, in the aggregate, as to all Borrowers and their Subsidiaries, exceed (i) $3,000,000 during the first Fiscal Quarter of 2003, (ii) $6,000,000 during the period consisting of the first and second Fiscal Quarters of 2003, (iii) $9,000,000 during the period consisting of the first, second and third Fiscal Quarters of 2003, (iv) $12,000,000 during the 2003 Fiscal Year, (v) $16,000,000 during any period of four consecutive Fiscal Quarters ending on or after the last day of the first Fiscal Quarter of 2004 and on or prior to the last day of the fourth Fiscal Quarter of 2004, and (vi) during any period of four consecutive Fiscal Quarters ending thereafter (each such period, a “Measurement Period”), an amount equal to the greater of $14,000,000 and the Permitted Capex Amount.

9.2.10. Disposition of Assets. Sell, assign, lease, consign or otherwise dispose of any of its Properties or any interest therein, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the Ordinary Course of Business, (ii) dispositions of Equipment to the extent authorized by Section 7.4.2 hereof, (iii) a transfer of Property from a Borrower or Subsidiary to an Obligor or from a Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor, (iv) sales, assignments, transfers or other dispositions of technology and other Intellectual Property from a Borrower or Subsidiary to an Obligor or from a Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor, (v) non-exclusive licenses of technology and other Intellectual Property in the Ordinary Course of Business, (vi) sales, assignments, leases, consignments or other dispositions of Property of a Foreign Subsidiary, and (vii) other dispositions expressly authorized by other provisions of the Loan Documents.

9.2.11. Subsidiaries. Form or acquire any Domestic Subsidiary after the Closing Date or permit any existing Domestic Subsidiary or, except in connection with a Foreign Subsidiary Investment or as otherwise permitted hereunder, any existing First-Tier Foreign Subsidiary, to issue any additional Equity Interests except director’s qualifying shares.

9.2.12. Bill-and-Hold Sales and Consignments. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis.

9.2.13. Restricted Investments. Make or have any Restricted Investment, except for (i) Foreign Subsidiary Advances to the extent permitted by Section 9.2.2 hereof, and (ii) Foreign Subsidiary Investments provided that (a) Adjusted Availability on the date of any such Foreign Subsidiary Investment by a Borrower is not less than $20,000,000 (after giving effect to such Foreign Subsidiary Investment), (b) there exists no Default or Event of Default at the time of or after giving effect to any such Foreign Subsidiary Investment, and (c) if the Foreign Subsidiary Investment is in a First-Tier Foreign Subsidiary, such Obligor pledges to Lender any additional Equity Interests of such Foreign Subsidiary then or thereafter to be acquired by such Obligor, if any, pursuant to a pledge agreement in form and substance satisfactory to Lender, provided that in no event will the aggregate pledge of Equity Interests of a First-Tier Foreign Subsidiary exceed 65% of such First-Tier Foreign Subsidiary’s outstanding Equity Interests. As a condition precedent to an Obligor’s authorization to make any Foreign Subsidiary Investment, Borrowers shall provide to Lender a certificate from a Senior Officer stating that all of the conditions to the making of a Foreign Subsidiary Investment set forth in this Section 9.2.13 will be satisfied on the date of, and after giving effect to, such Foreign Subsidiary Investment specifying the amount of such Foreign Subsidiary Investment to be made and containing schedules showing the calculations that support such Senior Officer’s certification.

9.2.14. Reserved.

9.2.15. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Borrower or a Subsidiary of a Borrower.

9.2.16. Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as may be required by GAAP, or establish a fiscal year different from the Fiscal Year.

9.2.17. Organization Documents. Amend, modify or otherwise change any of the terms or provisions in any of its Organization Documents as in effect on the date hereof, except for changes that do not affect in any way such Borrower’s or such Subsidiary’s rights and obligations to enter into and to perform the Loan Documents to which it is a party and to pay all of the Obligations and that do not otherwise have a Material Adverse Effect.

9.2.18. Restrictive Agreements. Enter into or become a party to any Restrictive Agreement; provided that the foregoing shall not apply to (i) Restrictive Agreements existing on the date hereof and identified on Schedule 8.1.18 (but shall apply to any amendment or modification expanding the scope of any restriction or condition contained in any such Restrictive Agreement), (ii) restrictions or conditions imposed by any Restrictive Agreement evidencing or governing secured Debt that is permitted by this Agreement if such restrictions or conditions apply only to the Properties securing such Debt and (iii) customary provisions in leases, licenses and other contracts restricting the assignment thereof.

9.2.19. Hedging Agreements. Enter into any Hedging Agreement for speculative purposes.

9.2.20. Conduct of Business. Engage in any business other than the business engaged in by it on the Closing Date and any business or activities which are substantially similar, related or incidental thereto.

9.2.21. Restricted Payments. Redeem, prepay, repurchase or retire, prior to the stated maturity thereof or prior to the due date of any regularly scheduled installment or amortization payment with respect thereto, any Debt for Money Borrowed other than (i) the Revolver Loans, (ii) out of the proceeds of Refinancing Debt permitted by Section 9.2.3(ix) hereof, (iii) Intercompany Loans and Foreign Subsidiary Advances permitted by Section 9.2.2, and (iv) any Subordinated Debt so long as (A) the holders of such Subordinated Debt have the right, and have exercised such right, under and in accordance with the terms of such Subordinated Debt, to require the Borrowers (or any of them) to make any proposed redemption, prepayment, repurchase or retirement, (B) any proposed redemption, prepayment, repurchase or retirement does not violate the subordination terms of such Subordinated Debt, (C) Adjusted Availability, for each day during the 90 day period preceding any proposed redemption, prepayment, repurchase or retirement and after giving effect thereto, is at least $30,000,000, (D) both before and after giving effect to any proposed redemption, prepayment, repurchase or retirement, no Default or Event of Default exists, and (E) Borrowers provide to Lender, not less than 5 Business Days prior to any proposed redemption, prepayment, repurchase or retirement, a certificate from a Senior Officer of Borrowers’ Agent stating that no Default or Event of Default exists as of the date of the certificate (and such statement shall be true) and that the conditions set forth in clauses (A) through (D) above are or will be satisfied as of the date of such proposed redemption, prepayment, repurchase or retirement and specifying the amount of principal and interest to be paid.

9.3. Financial Covenant.

9.3.1. Minimum Adjusted EBITDA. For so long as the Revolver Commitment is outstanding and thereafter until payment in full of the Obligations, Borrowers covenant that, unless otherwise consented to by Lender in writing and subject to Section 9.3.2 hereof, they shall achieve Adjusted EBITDA of not less (or more negative) than the amount shown below for the period corresponding thereto:

Period	Adjusted EBITDA
The period of three consecutive Fiscal Months ending on the last day of the Fiscal Month of March 2003; the period of four consecutive Fiscal Months ending on the last day of the Fiscal Month of April 2003; and the period of five consecutive Fiscal Months ending on the last day of the Fiscal Month of May 2003	($1,170,000)

The period of six consecutive Fiscal Months ending on the last day of the Fiscal Month of June 2003; the period of seven consecutive Fiscal Months ending on the last day of the Fiscal Month of July 2003; and the period of eight consecutive Fiscal Months ending on the last day of the Fiscal Month of August 2003	$1,190,000

The period of nine consecutive Fiscal Months ending on the last day of the Fiscal Month of September 2003; the period of ten consecutive Fiscal Months ending on the last day of the Fiscal Month of October 2003; and the period of eleven consecutive Fiscal Months ending on the last day of the Fiscal Month of November 2003	$5,110,000

The periods of twelve consecutive Fiscal Months ending on the last day of the Fiscal Month of December 2003, on the last day of the Fiscal Month of January 2004, and on the last day of the Fiscal Month of February 2004	$11,340,000

The periods of twelve consecutive Fiscal Months ending on the last day of the Fiscal Month of March 2004, on the last day of the Fiscal Month of April 2004, and on the last day of the Fiscal Month of May 2004	$17,570,000

Period	Adjusted EBITDA
The periods of twelve consecutive Fiscal Months ending on the last day of the Fiscal Month of June 2004, on the last day of the Fiscal Month of July 2004, and on the last day of the Fiscal Month of August 2004	$21,350,000

The periods of twelve consecutive Fiscal Months ending on the last day of the Fiscal Month of September 2004, on the last day of the Fiscal Month of October 2004, and on the last day of the Fiscal Month of November 2004	$23,030,000

Each period of twelve consecutive Fiscal Months ending on or after the last day of the Fiscal Month of December 2004 and on or prior to the last day of the Fiscal Month of November 2005	$25,270,000

Each period of twelve consecutive Fiscal Months ending on or after the last day of the Fiscal Month of December 2005 and on or prior to the last day of the Fiscal Month of November 2006	$33,460,000

Each period of twelve consecutive Fiscal Months ending on or after the last day of the Fiscal Month of December 2006	$44,380,000

9.3.2 Effectiveness of Financial Covenant.

(i) The financial covenant set forth in Section 9.3.1 hereof (the “Adjusted EBITDA Covenant”) shall not be effective (i.e., it will not be tested) so long as Adjusted Availability on each Business Day after the Closing Date is equal to or greater than $20,000,000.

(ii) Subject to the provisions of Section 9.3.2(iii) hereof, if Adjusted Availability on any Business Day after the Closing Date is less than $20,000,000 (any such date, a “Covenant Trigger Date”), then the Adjusted EBITDA Covenant shall automatically and without the requirement of notice to Borrowers become effective (i.e., it will be tested) beginning with the test period ended on the last day of the Fiscal Month for which the Lender has most recently received financial statements and the related Compliance Certificate in accordance with the provisions of Section 9.1.3(ii) hereof and continuing at all times thereafter.

(iii) If Borrowers maintain Adjusted Availability equal to or greater than $20,000,000 for any period of 90 consecutive days (and furnish evidence satisfactory to Lender that Borrowers have so maintained Adjusted Availability) following a Covenant Trigger Date

(any such period, an “Adjusted Availability Cure Period”), then the Adjusted EBITDA Covenant shall cease to be effective (i.e., it will not be tested) beginning with the test period ending immediately after the last day of the Adjusted Availability Cure Period and shall continue not to be effective (i.e., it will not be tested) unless and until the occurrence of another Covenant Trigger Date, whereupon the provisions of Section 9.3.2(ii) shall automatically and without the requirement of notice to Borrowers once again apply as if such Covenant Trigger Date was the first Business Day after the Closing Date on which Adjusted Availability was less than $20,000,000.

Notwithstanding any provision of the foregoing to the contrary and for the avoidance of doubt, Borrowers shall be required to set forth in each Compliance Certificate delivered by them to Lender in accordance with the provisions of Section 9.1.3 hereof, the calculations required to determine EBITDA of Borrowers for the test period that would be applicable if the EBITDA Covenant was effective at the time such Compliance Certificate is delivered, irrespective of whether the EBITDA Covenant is in fact then effective.

9.4 Covenant of Lender. No portion of the Revolver Loans will be funded, directly or indirectly, from “plan assets” of any plan subject to part 4 of Title I of ERISA or of any plan described in section 4975(e)(1) of the Code.

SECTION 10. CONDITIONS PRECEDENT

10.1. Conditions Precedent to Initial Loans. Lender shall not be required to fund any Revolver Loan requested by Borrowers, procure any Letter of Credit or otherwise extend credit to Borrowers unless, on or before March 28, 2003, each of the following conditions has been satisfied or waived by Lender in writing:

10.1.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered to Lender by each of the signatories thereto and shall have been accepted by Lender, and each Obligor shall be in compliance with all of the terms thereof.

10.1.2. Adjusted Availability. Lender shall have determined that immediately before Lender has made the initial Revolver Loans to be made on the Closing Date and Bank has issued the Letters of Credit to be issued on the Closing Date, and Borrowers have paid (or made provision for payment of) all closing costs incurred in connection with the Revolver Commitment, Adjusted Availability is not less than $35,000,000 (after giving effect to any Security Document that will become effective on the Closing Date).

10.1.3. Evidence of Perfection and Priority of Liens. Lender shall have received copies of all filing receipts or acknowledgments issued by any Governmental Authority to evidence any filing or recordation necessary to perfect the Liens of Lender in the Collateral and evidence in form satisfactory to Lender that such Liens constitute valid and perfected security interests and Liens, and that there are no other Liens upon any Collateral except for Permitted Liens.

10.1.4. Organization Documents. Lender shall have received copies of the Organization Documents of each Obligor, and all amendments thereto, certified by the Secretary of State or other appropriate official of the jurisdiction of such Borrower’s and each other Obligor’s state of organization.

10.1.5. Good Standing Certificates. Lender shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such

Obligor’s jurisdiction of organization and each jurisdiction where the conduct of such Obligor’s business activities or ownership of its Property necessitates qualification.

10.1.6 Opinion Letters. Lender shall have received a written opinion of Kirkpatrick & Lockhart LLP, counsel to Borrowers and Guarantors,and of the respective local counsel to Borrowers and Guarantors and to Lender, each of which shall be in form and substance satisfactory to Lender, as to the transactions contemplated by this Agreement and the matters set forth on Exhibit E attached hereto.

10.1.6. Insurance. Lender shall have received originals or certified copies of the property and casualty insurance policies of Borrowers with respect to the Collateral, or certificates of insurance with respect to such policies in form acceptable to Lender, and loss payable endorsements acceptable to Lender naming Lender as loss payee with respect to each such policy and originals or certified copies of Borrowers’ liability insurance policies, including product liability policies, or certificates of insurance with respect to such policies in form acceptable to Lender together with endorsements naming Lender as an additional insured, all as required by the Loan Documents.

10.1.7. Lockbox; Dominion Accounts; Deposit Account Control Agreements. Lender shall have received the duly executed agreements establishing the lockbox and each Dominion Account, in each case with a financial institution acceptable to Lender for the collection or servicing of the Accounts, and a Deposit Account Control Agreement with respect to the Dominion Account and each of Borrowers’ other Deposit Accounts, all in form and substance satisfactory to Lender.

10.1.8. Landlord Waivers and Lien Waiver Agreements. As requested by Lender, Lender shall have received Landlord Waivers or Lien waiver agreements with respect to the Obligor’s leased and warehouse locations.

10.1.9. No Labor Disputes. Lender shall have received assurances satisfactory to it that there are no threats of strikes or work stoppages by any employees, or organization of employees, of any Obligor which Lender reasonably determines may have a Material Adverse Effect.

10.1.10. Compliance with Laws and Other Agreements. Lender shall have determined or received assurances satisfactory to it that none of the Loan Documents or any of the transactions contemplated thereby violate any Applicable Law, court order or agreement binding upon any Obligor.

10.1.11. No Material Adverse Change. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 27, 2002.

10.1.12. License Agreements. Lender shall have received, reviewed and found satisfactory in all respects all licenses and other agreements pursuant to which any Borrower manufacturers, markets, distributes or sells any of its Inventory.

10.1.13. Accounts Payable. Lender shall have reviewed and found acceptable Borrowers’ accounts payable and vendor arrangements.

10.1.14. Projections. Lender shall have received the Projections, in form and substance satisfactory to Lender, prepared on a quarterly basis for the 2003 Fiscal Year and on an annual basis for the 2004, 2005 and 2006 Fiscal Years.

10.1.15. Payment of Fees. Borrowers shall have paid, or made provision for the payment on the Closing Date of, all fees and expenses to be paid hereunder to Lender on the Closing Date.

10.1.16. LC Conditions. With respect to the procurement of any Letter of Credit on the Closing Date, each of the LC Conditions is satisfied.

10.1.17. Disbursement Letter. Lender shall have received written instructions from Borrowers directing application of proceeds of the initial Revolver Loans made pursuant to this Agreement, and an initial borrowing base certificate from Borrowers in form satisfactory to Lender.

10.1.18. Affiliate Relationships. Lender shall have satisfactorily reviewed each Borrower’s relationship with any Affiliates.

10.1.19. Financial Statements. Lender shall have received, reviewed and found acceptable Borrowers’ draft Consolidated and consolidating financial statements for the 2002 Fiscal Year (which shall be accompanied by the draft opinion of Borrowers’ certified public accountants prepared with respect to such draft Consolidated financial statements) and Borrowers’ unaudited Consolidated and consolidating financial statements for the Fiscal Month ending immediately prior to the Closing Date.

10.1.20. Completion of Due Diligence. Lender shall have satisfactorily completed its due diligence with respect to Borrowers, their Properties (including the receipt and acceptance by Lender of an updated written appraisal report prepared by Dovebid Valuation Services, Inc. with respect to Borrowers’ Inventory ) and their books and records, including the completion of all field examinations, customer references with respect to Borrowers and an evaluation of (i) all material pending or threatened litigation or other adversarial proceedings to which any Borrower or Subsidiary is a party and (ii) Borrowers’ management information systems, and all controls, backup procedures and disaster recovery plans related thereto.

10.1.21. Title Insurance Policies. Lender shall have received, had at least 14 days to review and found acceptable fully paid mortgagee title insurance policies (or binding commitments to issue such title insurance policies, marked to Lender’s satisfaction to evidence the forms of such policies to be delivered after the Closing Date), in standard ALTA form, each issued by a title insurance company satisfactory to Lender, in an amount equal to not less than the fair market value of the real Property subject to the Mortgage insured thereby, insuring that such Mortgage creates a valid Lien on all real Property described therein with no exceptions which Lender shall not have approved in writing and no survey exceptions which Lender shall not have approved in writing.

10.1.22. Survey. Lender shall have received, had at least 14 days to review and, found acceptable an as-built survey with respect to each parcel of real Property comprising a part of the Collateral, which survey shall indicate the following: (i) an accurate metes and bounds or lot, block and parcel description of such Property; (ii) the correct location of all buildings, structures and other improvements on such Property, including all streets, easements, rights of way and utility lines; (iii) the location of ingress and egress from such Property, and the location of any set-back or other building lines affecting such Property; and (iv) a certification by a registered land surveyor in form and substance acceptable to Lender, certifying to the accuracy and completeness of such survey and to such other matters relating to such real Property and survey as Lender shall require.

10.2. Conditions Precedent to All Credit Extensions. Lender shall not be required to fund any Revolver Loan, procure any Letters of Credit or otherwise extend any credit to or for the benefit of any Borrower, unless and until each of the following conditions has been and continues to be satisfied:

10.2.1. Defaults. No Default or Event of Default exists at the time, or would result from the funding, of any Revolver Loan or other extension of credit.

10.2.2. Satisfaction of Conditions in Other Loan Documents. Each of the conditions precedent set forth in any other Loan Document shall have been and shall remain satisfied.

10.2.3. No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

10.2.4. No Material Adverse Effect. No event shall have occurred and no condition shall exist which has or would be reasonably expected to have a Material Adverse Effect.

10.2.5. Borrowing Base Certificate. Lender shall have received each Borrowing Base Certificate required by the terms of this Agreement or otherwise requested by Lender.

10.2.6. LC Conditions. With respect to the procurement of any Letter of Credit after the Closing Date, each of the LC Conditions is satisfied

10.3 Limited Waiver of Conditions Precedent. If Lender shall make any Revolver Loans, procure any Letter of Credit or otherwise extend any credit to Borrowers under this Agreement at a time when any of the foregoing conditions precedent are not satisfied (regardless of whether the failure of satisfaction of any such conditions precedent was known or unknown to Lender), the funding of such Revolver Loans shall not operate as a waiver of the right of Lender to insist upon the satisfaction of all conditions precedent with respect to each subsequent Borrowing requested by Borrowers or a waiver of any Default or Event of Default as a consequence of the failure of any such conditions to be satisfied, unless Lender, in writing waives the satisfaction of any condition precedent in which event such waiver shall only be applicable for the specific instance given and only to the extent and for the period of time expressly stated in such written waiver.

SECTION 11. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

11.1. Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an “Event of Default”:

11.1.1. Payment of Obligations. Borrowers shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

11.1.2. Misrepresentations. Any representation, warranty or other written statement to Lender by or on behalf of any Obligor, whether made in or furnished in compliance with or in reference to any of the Loan Documents, proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 8.2 hereof.

11.1.3. Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 6.6, 7.1.1, 7.2.1, 7.2.2, 7.2.5, 7.2.6, 7.4.2, 7.5, 9.1.1, 9.1.3, 9.1.5, 9.1.6, 9.1.8, 9.1.9, 9.1.10, 9.2 or 9.3 hereof on the date that such Borrower is required to perform, keep or observe such covenant.

11.1.4. Breach of Other Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 11.1 hereof) and the breach of such other covenant is not cured to Lender’s satisfaction within 15 days after the sooner to occur of any Senior Officer’s receipt of notice of such breach from Lender or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 15-day period or which is a willful and knowing breach by a Borrower.

11.1.5. Default Under Security Documents/Other Agreements. Any Borrower or any other Obligor shall default in the due and punctual performance or observance of any liability or obligation to be observed or performed by it under any of the Security Documents or any of the Other Agreements (in each case, after giving effect to any applicable grace or cure period).

11.1.6. Other Defaults. There shall occur any default or event of default on the part of any Borrower or any Subsidiary under any agreement, document or instrument to which a Borrower or any Subsidiary is a party or by which a Borrower or any Subsidiary or any of their respective Properties are bound, creating or relating to any Debt for Money Borrowed (other than the Obligations) in excess of $500,000 if the payment or maturity of such Debt may be accelerated in consequence of such event of default or demand for payment of such Debt may be made.

11.1.7. Uninsured Losses. Any loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Lender shall have permitted) by insurance if the amount not covered by insurance exceeds $1,000,000.

11.1.8. Material Adverse Effect. There shall occur any event or condition that has a Material Adverse Effect.

11.1.9. Solvency. Each Borrower and each of its Subsidiaries, taken as a whole, shall cease to be Solvent.

11.1.10. Insolvency Proceedings. Any Insolvency Proceeding shall be commenced by any Obligor, an Insolvency Proceeding is commenced against any Obligor and any of the following events occur: such Obligor consents to the institution of the Insolvency Proceeding against it, the petition commencing the Insolvency Proceeding is not timely controverted by such Obligor, the petition commencing the Insolvency Proceeding is not dismissed within 30 days after the date of the filing thereof (provided that, in any event, during the pendency of any such period, Lender shall be relieved from their obligation to make Revolver Loans or otherwise extend credit to or for the benefit of Borrowers hereunder), an interim trustee is appointed to take possession of all or a substantial portion of the Properties of such Obligor or to operate all or any substantial portion of the business of such Obligor, or an order for relief shall have been issued or entered in connection with such Insolvency Proceeding; or any Obligor shall make an offer of settlement, extension or composition to its unsecured creditors generally.

11.1.11. Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Obligor for a period which may be reasonably expected to have a Material Adverse Effect; or any Obligor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Obligor which is necessary to the continued or lawful operation of its business; or any Obligor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Obligor leases or occupies any premises on which any Collateral is located shall be canceled or terminated prior to the expiration of its stated term and such cancellation or termination has a Material Adverse Effect or results in an Out-of-Formula Condition; or any material part of the Collateral shall be taken through condemnation or the value of such Property shall be materially impaired through condemnation.

11.1.12. Change of Ownership. There shall occur a Change of Control with respect to Technologies; Technologies shall cease to own and control, beneficially and of record, all of the issued and outstanding Equity Interests of Communication Products; Artesyn Asset Management shall cease to own and control, beneficially and of record, all of the issued and outstanding Equity Interests of North America, other than pursuant to a merger or consolidation permitted pursuant to Section 9.2.1 hereof; or a “Change of Control” under and as defined in the Finestar Subordinated Note shall occur.

11.1.13. ERISA. A Reportable Event shall occur which Lender, in its reasonable discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Obligor’s complete or partial withdrawal from such Plan.

11.1.14. Challenge to Loan Documents. Any Obligor or any of its Affiliates shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Lender in accordance with the terms thereof.

11.1.15. Judgment. One or more judgments or orders for the payment of money in an amount that exceeds $100,000, individually, or in the aggregate, $200,000 shall be entered against Borrower or any other Obligor and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

11.1.16. Repudiation of or Default Under Guaranty. Any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor, shall repudiate such Guarantor’s liability thereunder, or shall be in default under the terms thereof, or shall fail to confirm in writing, promptly after receipt of Lender’s written request therefor, such Guarantor’s ongoing liability under the Guaranty in accordance with the terms thereof.

11.1.17. Criminal Forfeiture. Any Obligor shall be convicted under any law that could lead to a forfeiture of any Collateral of such Obligor.

11.2. Acceleration of Obligations; Termination of Revolver Commitment. Without in any way limiting the right of Lender to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement:

11.2.1. Upon or at any time after the occurrence of an Event of Default (other than pursuant to Section 11.1.10 hereof) and for so long as such Event of Default shall exist, Lender may in its discretion (a) declare the principal of and any accrued interest on the Revolver Loans and all other Obligations owing under any of the Loan Documents to be, whereupon the same shall become without further notice or demand (all of which notice and demand each Borrower expressly waives), forthwith due and payable and Borrowers shall forthwith pay to Lender the entire principal of and accrued and unpaid interest on the Revolver Loans and other Obligations plus reasonable attorneys’ fees and court costs if such principal and interest are collected by or through an attorney-at-law and (b) terminate the Revolver Commitment.

11.2.2. Upon the occurrence of an Event of Default specified in Section 11.1.10 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Lender to or upon Borrower and the Revolver Commitment shall automatically terminate as if terminated by Lender pursuant to Section 5.2.1 hereof and with the effects specified in Section 5.2.4 hereof; provided, however, that, if Lender shall continue to make Revolver Loans or otherwise extend credit to Borrowers pursuant to this Agreement after an automatic termination of the Revolver Commitment by reason of the commencement of an Insolvency Proceeding by or against any Borrower, such Revolver Loans and other credit shall nevertheless be governed by this Agreement and enforceable against and recoverable from each Obligor as if such Insolvency Proceeding had never been instituted.

11.3. Other Remedies. Upon and after the occurrence of an Event of Default, and for so long as such Event of Default shall exist, Lender may in its discretion exercise from time to time the following rights and remedies:

11.3.1. All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Lender may be entitled under any of the Loan Documents, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

11.3.2. The right to collect all amounts at any time payable to a Borrower from any Account Debtor or other Person at any time indebted to such Borrower.

11.3.3. The right to take immediate possession of any of the Collateral, and to (i) require Borrowers to assemble the Collateral, at Borrowers’ expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of a Borrower, then such Borrower agrees not to charge Lender for storage thereof).

11.3.4. The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by Applicable Law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable. Borrowers agree that any requirement of notice to Borrowers or any other Obligor of any proposed public or private sale or other disposition of Collateral by Lender shall be deemed reasonable notice thereof if given at least 10 days prior thereto, and such sale may be at such locations as Lender may designate in said notice. Lender shall have the right to conduct such sales on any Borrower’s or any other Obligor’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing 2 Business Days for collection, first to any Extraordinary Expenses incurred by Lender, second to interest accrued with respect to any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Obligors shall remain jointly and severally liable to Lender therefor.

11.3.5. The right to the appointment of a receiver, without notice of any kind whatsoever, to take possession of all or any portion of the Collateral and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver.

11.3.6. The right to require Borrowers to deposit with Lender funds equal to the LC Outstandings and, if Borrowers fail promptly to make such deposit, Lender may advance such amount as a Revolver Loan (whether or not an Out-of-Formula Condition exists or is created thereby). Any such deposit or advance shall be held by Lender as a reserve to fund future payments on any LC Support. At such time as the LC Support has been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.

In connection with the exercise of its rights and remedies hereunder, Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of royalty or other compensation to any Obligor or any other Person) any or all of each Borrower’s Intellectual Property and all of each Borrower’s computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any Property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and each Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit.

11.4. Setoff. In addition to any Liens granted under any of the Loan Documents and any rights now or hereafter available under Applicable Law, Lender (and each of its Affiliates) is hereby authorized by Borrowers at any time that an Event of Default exists, without notice to Borrowers or any other Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits, general or special (including Debt evidenced by certificates of deposit whether matured or unmatured (but not including trust accounts)) and any other Debt at any time held or owing by Lender or its Affiliates to or for the credit or the account of any Borrower against and on account of the Obligations of Borrowers arising under the Loan Documents to Lender or any of its Affiliates, including all Revolver Loans and LC Outstandings all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) Lender shall have made any demand hereunder, (ii) Lender shall have declared the principal of and interest on the Revolver Loans and other amounts due hereunder to be due and payable as permitted by this Agreement and even though such Obligations may be contingent or unmatured or (iii) the Collateral for the Obligations is adequate.

11.5. Remedies Cumulative; No Waiver.

11.5.1. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty given to Lender or contained in any other agreement between Lender and any or all Borrowers, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The rights and remedies of Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies that Lender would otherwise have.

11.5.2. The failure or delay of Lender to require strict performance by Borrowers of any provision of any of the Loan Documents or to exercise or enforce any rights, Liens, powers, or remedies under any of the Loan Documents with respect to any Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Revolver Loans and all other Obligations owing or to become owing from Borrowers to Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default by any Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrowers.

11.5.3. If Lender shall accept performance by a Borrower, in whole or in part, of any obligation that a Borrower is required by any of the Loan Documents to perform only when a Default or Event of Default exists, or if Lender shall exercise any right or remedy under any of the Loan Documents that may not be exercised other than when a Default or Event of Default exists, Lender’s acceptance of such performance by a Borrower or Lender’s exercise of any such right or remedy shall not operate to waive any such Event of Default or to preclude the exercise by Lender of any other right or remedy, unless otherwise expressly agreed in writing by Lender, as the case may be.

SECTION 12. MISCELLANEOUS

12.1. Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender) as such Borrower’s true and lawful attorney (and agent-in-fact) and Lender, or Lender’s designee, may, without notice to such Borrower and in either any Borrower’s or Lender’s name, but at the cost and expense of Borrowers:

12.1.1. At such time or times as Lender or said designee, in its sole discretion, may determine, endorse such Borrower’s name on any Payment Item or proceeds of the Collateral which come into the possession of Lender or under Lender’s control.

12.1.2. At any time that an Event of Default exists: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (vii) endorse the name of such Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Lender on account of the Obligations; (viii) endorse the name of such Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Accounts or Inventory of any Obligor and any other Collateral; (ix) use such Borrower’s stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment or any other Collateral; (xi) make and adjust claims under policies of insurance; (xii) sign the name of a Borrower on any proof of claim in bankruptcy against Account Debtors and on notices of Liens, claims of mechanic’s Liens or assignments or releases of mechanic’s Liens securing any Accounts; (xiii) take all action as may be necessary to obtain the payment of any letter of credit or banker’s acceptance of which a Borrower is a beneficiary; and (xiv) do all other acts and things necessary, in Lender’s determination, to fulfill Borrowers’ obligations under this Agreement.

12.2. Indemnity. Borrowers hereby agree to indemnify and defend the Lender Indemnitees against and to hold the Lender Indemnitees harmless from any Claim ever suffered or incurred by any of the Lender Indemnitees that arises out of or relates to this Agreement or any of the other Loan Documents, any transactions entered into pursuant to any of the Loan Documents, Lender’s Lien upon any of the Collateral, or the performance by Lender of its duties or the exercise of any of its rights or remedies under this Agreement or any of the other Loan Documents, or that results from Borrowers’ failure to observe, perform or discharge any of Borrowers’ duties hereunder. Without limiting the generality of the foregoing, this indemnity shall extend to any Claims asserted against or incurred by any of the Lender Indemnitees by any Person under any Environmental Laws or similar laws by reason of Borrowers’ or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income or overall gross receipts of Lender, but including any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Lender or any Obligor on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, subject to the limitations set forth in Sections 4.8.1 and 4.8.2(d) hereof and provided, that, in the case of a Non-U.S. Lender, such Lender has complied with the requirements of Section 4.8.2 hereof and that, in the case of a U.S. Lender (other than FCC), such Lender has complied with the requirements of Section 4.8.3 hereof, Borrowers will pay (or will promptly reimburse Lender for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Lender Indemnitees harmless from and against all liability in connection therewith. The foregoing indemnities shall not apply to Claims incurred by any of the Lender Indemnitees as a direct and proximate result of such Lender Indemnitee’s own gross negligence or willful misconduct.

12.3. Survival of All Indemnities. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the obligation of each Borrower with respect to each indemnity given by it in this Agreement, or shall survive the payment in full of the Obligations and the termination of the Revolver Commitment.

12.4. Modification of Agreement; Sale of Interest. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrowers and Lender. No Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including such Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder. Each Borrower hereby consents to Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of the Obligations, this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including Lender’s rights, title, interests, remedies, powers, and duties hereunder or thereunder. In the case of an assignment, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were “Lender” hereunder and Lender shall be relieved of all obligations hereunder upon any such assignment. Each Borrower further agrees that Lender may disclose credit information regarding such Borrower and its Subsidiaries to any potential participant or assignee.

12.5. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.6. Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Without limiting the generality of the foregoing, the parties acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters and that such limitations, tests and measures are cumulative and each must be performed, except as may be expressly stated to the contrary in this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.7. Execution in Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

12.8. Lender’s Consent. Whenever Lender’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, Lender shall be authorized to give or withhold its consent in its sole and absolute discretion (unless otherwise specified herein or therein) and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

12.9. Notices. All notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, personal delivery against receipt or by telecopier or other facsimile transmission and shall be deemed to have been validly served, given or delivered when delivered against receipt or, in the case of facsimile transmission, when received (if on a Business Day and, if not received on a Business Day, then on the next Business Day after receipt) at the office where the noticed party’s telecopier is located, in each case, addressed as follows:

If to Lender:	Fleet Capital Corporation
300 Galleria Parkway, N.W.
Suite 800
Atlanta, Georgia 30339
Attention: Loan Administration Manager
Facsimile No.: (770) 859-2483

With a copy to:	Parker, Hudson, Rainer & Dobbs LLP
1500 Marquis Two Tower
285 Peachtree Center Avenue, N.E.
Atlanta, Georgia 30303
Attention: C. Edward Dobbs, Esq.
Facsimile No.: (404) 522-8409

If to Borrowers:	Artesyn Technologies, Inc.
7900 Glades Road
Suite 500
Boca Raton, Florida 33434
Attention: Mr. Richard F. Gerrity
Facsimile No.: (561) 451-1050

With a copy to:	Kirkpatrick & Lockhart, LLP
599 Lexington Avenue
New York, New York 10022-6030
Attention: Whitney John Smith, Esq.
Facsimile No.: (212) 536-3901

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.9; provided, however, that no notice, request or demand to or upon Lender pursuant to Sections 1.1.5, 1.3, 2.1.2, 3.1. or 5.2.2 hereof shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

12.10. Performance of Borrowers’ Obligations. If any Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Lender may, in its sole discretion at any time or from time to time, for Borrowers’ account and at Borrowers’ expense, pay any amount or do any act required of Borrowers hereunder or under any of the Loan Documents or otherwise lawfully requested by Lender to enforce any of the Loan Documents or Obligations, preserve, protect, insure or maintain any of the Collateral, or preserve, defend, protect or maintain the validity or priority of Lender’s Liens in any of the Collateral, including the payment of any judgment against any Borrower, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord claim, any other Lien upon or with respect to any of the Collateral. All payments that Lender may make under this Section and all out-of-pocket costs and expenses (including Extraordinary Expenses) that Lender pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Lender by Borrowers on demand with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate applicable for Revolver Loans that are Base Rate Loans. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and to proceed thereafter as provided herein or in any of the other Loan Documents.

12.11. Credit Inquiries. Each Borrower hereby authorizes and permits Lender (but Lender shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning such Borrower or any of its Subsidiaries.

12.12. Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

12.13. Indulgences Not Waivers. Lender’s failure at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.

12.14. Entire Agreement; Appendix A, Exhibits and Schedules. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. Appendix A, each of the Exhibits and each of the Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.

12.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

12.16. Advertising and Publicity. With the prior consent of Borrowers (which shall not be unreasonably withheld or delayed), Lender may issue and disseminate to the public (by advertisement or otherwise) information describing the credit accommodations made available by Lender pursuant to this Agreement, including the name and address of Borrowers, the amount and security for the credit accommodations and the general nature of Borrowers’ business, provided that detail regarding terms (such as interest rate) may be provided only to industry publications, such as the “LPC Gold Sheets.”

12.17. Confidentiality. Lender agrees to exercise reasonable efforts (and, in any event, with at least the same degree of care as it ordinarily exercises with respect to its own confidential information) to keep any confidential information that is delivered or made available by Borrowers to it and that is marked confidential, including information made available to Lender in connection with a visit or investigation by any Person contemplated in Section 9.1.1 hereof, confidential from any Person other than their respective Affiliates and individuals employed or retained by Lender who are or are expected to become engaged in evaluating, approving, structuring, administering or otherwise giving professional advice with respect to any of the Revolver Loans or Collateral, including any of their respective legal counsel, auditors or other professional advisors provided, however, that nothing herein shall prevent Lender from disclosing such confidential information (i) to any party to this Agreement from time to time or any Participant, (ii) pursuant the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over Lender, (iv) which has been publicly disclosed other than by an act or omission of Lender except as permitted herein or which becomes available to Lender on a nonconfidential basis from a source other than Obligors, (v) to the extent reasonably required in connection with any litigation (with respect to any of the Loan Documents or any of the transactions contemplated thereby) to which Lender or its Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedies hereunder, (vii) to any actual or proposed Participant, counterparty or advisors to any swap or derivative transactions relating to Obligors and the Obligations or other assignee of all or part of Lender’s rights hereunder so long as such assignee has agreed in writing to be bound by the provisions of this Section, (viii) to the National Association of Insurance Commissioners or any similar organization or to any nationally recognized rating agency that requires access to information about Lender’s portfolio in connection with ratings issued with respect to Lender, (ix) to the extent reasonably required by Applicable Law or (x) with the consent of Borrowers.

12.18. Governing Law; Consent To Forum. This Agreement has been negotiated, executed and delivered at and shall be deemed to have been made in Atlanta, Georgia. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws principles thereof other than Section 5-1401 of the New York General Obligations Law): provided, however, that if any of the Collateral shall be located in any jurisdiction other than New York, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Lender’s Lien upon such Collateral and the enforcement of Lender’s other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of the State of New York. As part of the consideration for new value received, and regardless of any present or future domicile or principal place of business of any Borrower or Lender, each Borrower hereby consents and agrees that the Superior Court of Cobb County, Georgia, or, at Lender’s option, the United States District Court for the Northern District of Georgia, Atlanta Division, shall have jurisdiction to hear and determine any claims or disputes between Borrowers and Lender pertaining to this Agreement or to any matter arising out of or related to this Agreement. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that such Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such Court. Each Borrower hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint and other process may be made by certified mail addressed to Borrowers at the address set forth in this Agreement and that service so made shall be deemed completed upon the earlier of Technologies’ actual receipt thereof or 3 days after deposit in the U.S. mails, proper postage prepaid. Nothing in this Agreement shall be deemed or operate to affect the right of Lender to serve legal process in any other manner permitted by law, or to preclude the enforcement by Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

12.19. Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (i) the right to trial by jury (which Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or related to any of the Loan Documents, the Obligations or the Collateral; (ii) presentment, demand and protest and notice of presentment, protest, default, non payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which such Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (iii) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender’s remedies; (iv) the benefit of all valuation, appraisement and exemption laws; (v) any claim against Lender, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any of the Loan Documents, any transaction thereunder or the use of the proceeds of any Revolver Loans; and(vi) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Lender’s entering into this Agreement and that Lender is relying upon the foregoing waivers in its future dealings with Borrowers. Each Borrower warrants and represents that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the Court.

12.20 Attorneys’ Fees. Whenever the phrase “legal fees,” “attorneys’ fees,” “reasonable attorneys’ fees” or words of similar import are use in the Agreement or any of the other Loan Documents, such phrase shall, notwithstanding any statute in the State of Georgia in respect thereof, including, without limitation, O.G.C.A. Section 13-1-11, mean and refer to reasonable fees actually charged by attorneys (and the legal assistants to such attorneys) of Lender’s choosing for services rendered at such attorneys’ (and such legal assistants’) standard hourly rates for comparable matters, together with out-of-pocket expenses incurred by such attorneys and legal assistants in connection with the rendition of such services.

IN WITNESS WHEREOF, this Agreement has been duly executed in Atlanta, Georgia, on the day and year specified at the beginning of this Agreement.

ATTEST:	ARTESYN TECHNOLOGIES, INC (“Borrower”)

/s/ Richard J. Thompson	By:	/s/ Richard F. Gerrity
Secretary		Richard F. Gerrity, Treasurer
[CORPORATE SEAL]
ATTEST:	ARTESYN NORTH AMERICA, INC (“Borrower”)

/s/ Richard J. Thompson	By:	/s/ Richard F. Gerrity
Secretary		Richard F. Gerrity, Treasurer
[CORPORATE SEAL]

ATTEST:	ARTESYN COMMUNICATION PRODUCTS, INC (“Borrower”)

/s/ Richard J. Thompson	By:	/s/ Richard F. Gerrity
Secretary		Richard F. Gerrity, Treasurer
[CORPORATE SEAL]

Accepted in Atlanta, Georgia:

FLEET CAPITAL CORPORATION (“Lender”)

	By:	/s/ Douglas Strange
Title: Vice President

LIBOR Lending Office:

Fleet Capital Corporation 200 Glastonbury Boulevard Glastonbury, Connecticut 06033 Attention: Southeast Loan Administration

APPENDIX A

GENERAL DEFINITIONS

When used in the Loan and Security Agreement dated March 28, 2003, by and among Fleet Capital Corporation, Artesyn Technologies, Inc., Artesyn North America, Inc., and Artesyn Communication Products, Inc. the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Account - has the meaning ascribed to “account” in the UCC and shall include any and all rights of a Borrower to payment for goods sold or leased or for services rendered that are not evidenced by an Instrument or Chattel Paper, whether or not they have been earned by performance.

Account Debtor - any Person who is or may become obligated to any Borrower under or on account of an Account.

Accounts Collateral - all Accounts of a Borrower and all right, title and interest of a Borrower in or to any returned Goods the sale or other disposition of which gave rise to an Account, together with all rights, titles, securities and guarantees with respect to any Account, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security or Liens, whether voluntary or involuntary, in each case whether now existing or owned or hereafter created, arising or acquired.

Accounts Formula Amount - on any date of determination thereof, an amount equal to 85% (or, upon reasonable notice to Borrowers, such lesser percentage as Lender may in its reasonable credit judgment determine from time to time) of the net amount of Eligible Accounts on such date. As used herein, the phrase “net amount of Eligible Accounts” shall mean the face amount of such Accounts on any date less any and all returns, rebates, discounts (which may, at Lender’s option, be calculated on shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Accounts at such date.

Adjusted Availability - on any date, an amount equal to the sum of (i) Availability, (ii) Domestic Cash on Hand, as determined by Lender based upon reports provided to Lender pursuant to Section 9.1.10 of the Agreement, and (iii) the Minimum Availability Reserve, in each case on such date.

Adjusted Availability Cure Period - has the meaning specified in Section 9.3.2 hereof.

Adjusted EBITDA - for any period, an amount equal to the sum of (i) EBITDA for such period, plus (ii) the Limited Restructuring Charges deducted in computing such EBITDA.

Adjusted EBITDA Covenant - has the meaning specified in Section 9.3.2 hereof.

Adjusted LIBOR Rate - with respect to each Interest Period for a LIBOR Loan, an interest rate per annum (rounded upwards, to the next 1/16th of 1%) equal to the quotient of (a) the LIBOR Rate in effect for such Interest Period divided by (b) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves.

Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (ii) which beneficially owns or holds 10% or more of any class of the Equity Interests of a Person; or (iii) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.

Agreement - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A.

Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Loan Document or Material Contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of governmental bodies; and all orders, judgments and decrees of all courts and arbitrators having jurisdiction over the Person in question.

Applicable Margin - a percentage equal to 2.25% with respect to Revolver Loans that are LIBOR Loans, 0.50% with respect to Revolver Loans that are Base Rate Loans and 0.375% with respect to the Commitment Fee payable to Lender pursuant to Section 2.2.2 of the Agreement; provided that, commencing on the date on which Lender receives the Compliance Certificate for the Fiscal Quarter ending September 26, 2003, the Applicable Margin shall be increased or (if no Default or Event of Default exists) decreased, based upon the Average Adjusted Availability for the immediately preceding Fiscal Quarter of Borrowers, as follows:

Pricing Level	Average Adjusted Availability	Applicable Margin for Revolver Loans that are LIBOR Loans	Applicable Margin for Revolver Loans that are Base Rate Loans	Applicable Margin for Commitment Fee
1	Less than $30,000,000	2.75%	1.00%	0.500%
2	Greater than or equal to $30,000,000 but less than or equal to $40,000,000	2.50%	0.75%	0.500%
3	Greater than $40,000,000 but less than $50,000,000	2.25%	0.50%	0.375%
4	Greater than or equal to $50,000,000	2.00%	0.25%	0.250%

The Applicable Margin shall be subject to reduction or increase, as applicable and as set forth above, on a quarterly basis according to the performance of Borrowers as measured by the Average Adjusted Availability for the immediately preceding Fiscal Quarter of Borrowers. Except as set forth in the last sentence hereof, any such increase or reduction in the Applicable Margin provided for herein shall be effective 3 Business Days after receipt by Lender of the applicable financial statements and corresponding Compliance Certificate. If the financial statements and the Compliance Certificate of Borrowers setting forth the Average Adjusted Availability and are not received by Lender by the date required pursuant to Section 9.1.3 of the Agreement, the Applicable Margin shall be determined as if Average Adjusted Availability is less than $30,000,000 until such time as such financial statements and Compliance Certificate are received and any Event of Default resulting from a failure to deliver timely such financial statements or Compliance Certificate is waived in writing by Lender; provided, however, that Lender shall be entitled to accrue and receive interest at the Default Rate to the extent authorized by Section 2.1.5 of the Agreement and, on each date that the Default Rate accrues on any Revolver Loan, the Applicable Margin on such date for such Revolver Loan shall be the Applicable Margin that would apply if Average Adjusted Availability was less than $30,000,000 (without regard to the actual Average Adjusted Availability). For the final Fiscal Quarter of any Fiscal Year of Borrowers, Borrowers may provide the unaudited financial statements of Borrowers, subject only to year-end adjustments, for the purpose of determining the Applicable Margin; provided, however, that if, upon delivery of the annual audited financial statements required to be submitted by Borrowers to Lender pursuant to Section 9.1.3(i) of the Agreement, Borrowers have not met the criteria for reduction of the Applicable Margin that was applied pursuant to the terms hereinabove for the final Fiscal Quarter of the Fiscal Year of Borrowers then ended, then (a) such Applicable Margin reduction shall be terminated and, effective on the first day of the month following receipt by Lender of such audited financial statements, the Applicable Margin shall be the Applicable Margin that would have been in effect if such reduction had not been implemented based upon the unaudited financial statements of Borrowers for the final Fiscal Quarter of the Fiscal Year of Borrowers then ended, and (b) Borrowers shall pay to Lender, on the first day of the month following receipt by Lender of such audited financial statements, an amount equal to the difference between the amount of interest and fees that would have been paid using the Applicable Margin determined based upon such audited financial statements and the amount of interest and fees actually paid during the period in which the reduction of the Applicable Margin was in effect based upon the unaudited financial statements for the final Fiscal Quarter of the Fiscal Year of Borrowers then ended.

Approved Account Debtor - at any time, (i) each Account Debtor that is a foreign Affiliate of a Person whose corporate credit rating or senior debt rating (secured or unsecured), or any of them, by Moody’s or S&P is investment grade (as of the Closing Date, at least Baa3 and BBB-, respectively), and (ii) other Account Debtors approved in writing by Lender. If only one such rating agency has issued an investment grade rating for a Person and the highest rating for such Person is two levels (or “ticks”) or more below the highest rating issued by the first such rating agency, no Account Debtor that is foreign Affiliate of such Person shall be an “Approved Account Debtor” unless approved by Lender.

Artesyn Asset Management - Artesyn Asset Management, Inc., a Delaware corporation.

Artesyn Cayman- Artesyn Cayman LP, a Cayman Islands exempted limited partnership.

Artesyn Scotland - Artesyn Communication Products UK Ltd., a limited company incorporated in Scotland.

Availability - on any date, the amount that Borrowers are entitled to borrow as Revolver Loans on such date, such amount being the difference derived when the sum of the principal amount of Revolver Loans then outstanding (including any amounts that Lender may have paid for the account of Borrowers pursuant to any of the Loan Documents and that have not been reimbursed by Borrowers) is subtracted from the Borrowing Base on such date. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is zero.

Availability Reserve - on any date of determination thereof, an amount equal to the sum of the following (without duplication) (i) the Inventory Reserve; (ii) all amounts of past due rent, fees or other charges owing at such time by any Obligor to any landlord of any premises where any of the Collateral is located; (iii) all amounts of past due fees or other charges owing at such time by any Obligor to any processor, repairman, mechanic or other Person who is in possession of any Collateral or has asserted any Lien or claim thereto, (iv) any amounts which any Obligor is obligated to pay pursuant to the provisions of any of the Loan Documents that Lender elects to pay for the account of such Obligor in accordance with authority contained in any of the Loan Documents unless such amount has been charged to the Loan Account as a Revolver Loan pursuant to Section 3.1.1(ii) of the Agreement; (v) the LC Reserve; (vi) the aggregate amount of reserves established by Lender in its reasonable credit judgment in respect of any Banking Relationship Debt; (vii) all customer deposits or other prepayments held by any Borrower; (viii) all duty, freight, taxes, costs, insurance, customs and other charges incident to the shipment, delivery and handling of In-Transit Inventory; (ix) the Minimum Availability Reserve; (x) the Dilution Reserve; (xi) the Rent Reserve; (xii) the Lease Reserve; and (xiii) such additional reserves, in such amounts and with respect to such matters, as Lender in its reasonable credit judgment may elect to impose from time to time.

Average Adjusted Availability - for any period, an amount equal to Adjusted Availability on each day during such period, as determined by Lender, divided by the number of days in such period.

Average Revolver Loan Balance - for any period, the amount obtained by adding the aggregate of the unpaid balance of Revolver Loans and LC Outstandings at the end of each day for the period in question and by dividing such sum by the number of days in such period.

Bank - Fleet National Bank and its successors.

Banking Relationship Debt - Debt or other obligations of a Borrower to Bank (or any Affiliate of Bank or Lender), including any Debt or other obligations arising out of or relating to (i) demand deposit and operating account relationships between such Borrower and Bank (or any Affiliate of Bank or Lender) or any cash management services provided to such Borrower or any of its Subsidiaries, including any obligations under Cash Management Agreements, and (ii) Interest Rate Contracts or Hedging Agreements with Bank (or any Affiliate of Bank or Lender) and (iii) other products provided by Bank (or any Affiliate of Bank or Lender) to such Borrower, including merchant card services and automated clearinghouse services transfer services.

Bankruptcy Code - title 11 of the United States Code.

Base Rate - the greater from time to time of (i) the rate of interest announced or quoted by Bank from time to time as its prime rate or (ii) the Federal Funds Rate in effect from time to time plus .5%. The prime rate announced by Bank is a reference rate and does not necessarily represent the lowest or best rate charged by Bank. Bank may make loans or other extensions of credit at, above or below its announced prime rate. If the prime rate is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

Base Rate Loan - a Revolver Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.

Board of Governors - the Board of Governors of the Federal Reserve System.

Borrowers’ Agent - has the meaning ascribed to it in the introductory paragraph of the Agreement.

Borrowers - has the meaning ascribed to it in the introductory paragraph of the Agreement.

Borrowing - a borrowing consisting of Revolver Loans of one Type made on the same day by Lender or a conversion of a Revolver Loan or Revolver Loans of one Type from Lender on the same day.

Borrowing Base - on any date of determination thereof, an amount equal to the lesser of: (a) the amount of the Revolver Commitment on such date minus the aggregate LC Outstandings on such date minus the Minimum Availability Reserve, or (b) an amount equal to (i) the sum of the Accounts Formula Amount plus the Inventory Formula Amount on such date minus (ii) the Availability Reserve on such date.

Borrowing Base Certificate - a certificate, in the form requested by Lender, by which Borrowers shall certify to Lender, with such frequency as Lender may request, the amount of the Borrowing Base as of the date of the certificate (which date shall be not more than 1 Business Day earlier than the date of submission of such certificate to Lender) and the calculation of such amount, with such calculations to include, among other things, the “non-prime categories” of Accounts and Inventory as of the date of such certificate. As used herein, the phrase “non-prime categories” shall mean those categories of Accounts and Inventory that do not constitute “Eligible Accounts” or “Eligible Inventory,” respectively, and that Lender requires Borrowers specifically to disclose and update as part of the calculations accompanying each Borrowing Base Certificate.

Business Day - any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of Georgia or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a LIBOR Loan (including the making, continuing, prepaying or repaying of any LIBOR Loan), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.

Business Interruption Insurance Assignment - the Collateral Assignment of Business Interruption Insurance to be executed by Borrowers on or before the Closing Date in favor of Lender, in form and substance satisfactory to Lender, as security for the payment of the Obligations.

Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which, in accordance with GAAP, are included as “additions to property, plant or equipment” and reflected in the applicable Borrower’s statement of cash flows, including the total principal portion of Capitalized Lease Obligations.

Capitalized Lease Obligation - any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral - cash or Cash Equivalents, and any interest earned thereon, that is deposited with Lender in accordance with the Agreement as security for the Obligations.

Cash Collateral Account - a demand deposit, money market or other account established by Lender at such financial institution as Lender may select in its discretion, which account shall be in Lender’s name and subject to Lender’s Liens.

Cash Equivalents - (i) marketable securities or direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition; (ii) domestic certificates of deposit and time deposits having maturities of not more than 12 months from the date of acquisition, bankers’ acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s and (unless issued by Lender) not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above; and (iv) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 (or better) by S&P or P-1 (or better) by Moody’s, and having a maturity within 12 months after the date of acquisition thereof;

Cash Management Agreements - any agreement entered into from time to time between a Borrower or any of its Subsidiaries, on the one hand, and Bank or any of its Affiliates or any other banking or financial institution, on the other, in connection with cash management services for operating, collections, payroll and trust accounts of such Borrower or its Subsidiaries provided by such banking or financial institution, including automated clearinghouse services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

CERCLA - the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and its implementing regulations.

Change of Control - the occurrence of either of the following events after the date of the Agreement: (i) any Person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of Equity Interests of Technologies representing 50% or more of the Voting Power of Technologies; or (ii) occupation of a majority of the seats (other than vacancies) on the board of directors of Technologies by Persons who were neither (a) nominated by the board of directors of Technologies as of the Closing Date nor (b) appointed by directors so nominated.

Chattel Paper - has the meaning given to “chattel paper” in the UCC.

Cisco - Cisco Systems, Inc. a California corporation.

Claims - any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’, accountants’, consultants’ or paralegals’ fees and expenses), whether arising under or in connection with the Loan Documents, under any Applicable Law (including any Environmental Laws) or otherwise, that may now or hereafter be suffered or incurred by a Person and whether suffered or incurred in or as a result of any investigation, litigation, arbitration or other judicial or non-judicial proceeding or any appeals related thereto.

Closing Date - the date on which all of the conditions precedent in Section 10 of the Agreement are satisfied or waived in writing by Lender and the initial Revolver Loans are made under the Agreement.

Code - the Internal Revenue Code of 1986.

Collateral - all of the Property and interests in Property described in Section 6 of the Agreement; all Property described in any of the Security Documents as security for the payment or performance of any of the Obligations; and all other Property and interests in Property that now or hereafter secure (or are intended to secure) the payment and performance of any of the Obligations.

Commitment Fee - as defined in Section 2.2.2 of the Agreement.

Commitment Termination Date - the date that is the soonest to occur of (i) the last day of the Term; (ii) the date on which Borrowers elect to terminate the Revolver Commitment pursuant to Section 5.2 of the Agreement; or (iii) the date on which the Revolver Commitment is automatically terminated pursuant to Section 11.2 of the Agreement.

Commercial Tort Claim - has the meaning ascribed to “commercial tort claim” in the UCC.

Communication Products - has the meaning ascribed to it in the introductory paragraph of the Agreement.

Compliance Certificate - a Compliance Certificate to be provided by Borrowers to Lender in accordance with, and in the form annexed as Exhibit D to, the Agreement, and the supporting schedules to be annexed thereto.

Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

Consolidated Adjusted Net Earnings - with respect to any fiscal period, means the net earnings (or loss) for such fiscal period of Borrowers and their respective Subsidiaries on a Consolidated basis, all as reflected on the financial statement of Borrowers supplied to Lender pursuant to Section 9.1.3 of the Agreement, but excluding: (i) any gain or loss arising from the sale of capital assets; (ii) any gain arising from any write-up of assets during such period; (iii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iv) earnings of any Person, substantially all the assets of which have been acquired in any manner by any Borrower or any of its Subsidiaries, realized by such Person prior to the date of such acquisition; (v) net earnings of any entity (other than a Subsidiary of a Borrower) in which such Borrower has an ownership interest unless such net earnings have actually been received by such Borrower in the form of cash distributions; (vi) any portion of the net earnings of any Subsidiary which for any reason is subject to a restriction preventing the payment of Distributions to a Borrower; (vii) the earnings of any Person to which any assets of any Borrower shall have been sold, transferred or disposed of, or into which any Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; and (viii) any gain arising from the acquisition of any Securities of any Borrower and (ix) any gain arising from extraordinary or non-recurring items, all as determined in accordance with GAAP.

Consolidated Interest Expense - for any period, total interest expense (including that portion attributable to capitalized leases and capitalized interest) of Borrowers and their respective Subsidiaries with respect to all outstanding Debts of Borrowers and their respective Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net cost under Interest Rate Contracts and other Hedging Agreements.

Contingent Obligation - with respect to any Person, any obligation of such Person arising from any guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligations or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase Property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the Ordinary

Course of Business or any obligation to maintain equity capital, net worth or solvency of any Foreign Subsidiary to the extent required by Applicable Law under which such Foreign Subsidiary is organized and existing. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

Control - possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise, but not solely by being an officer or director of a Person); provided, however, that any Person which beneficially owns, directly or indirectly, 10% or more (a number of votes) of the Equity Interests ordinarily having Voting Power with respect to a corporation shall be conclusively presumed to control such corporation. “Control,” “Controlling,” “Controlled” and “under common control” shall have meanings correlative thereto.

Controlled Disbursement Account - a demand deposit account maintained by Borrower at Bank and to which proceeds of Revolver Loans will be wired from time to time.

Covenant Trigger Date - has the meaning specified in Section 9.3.2 hereof.

Current Assets - at any date, the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

Debt - as applied to a Person means, without duplication: (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Debt is to be determined, including Capitalized Lease Obligations; (ii) all Contingent Obligations of such Person; (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and (iv) in the case of Borrowers (without duplication), the Obligations. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.

Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate - on any date, a rate per annum that is equal to (i) in the case of each Letter of Credit or Revolver Loan outstanding on such date, 2% in excess of the rate otherwise applicable to such Letter of Credit or Revolver Loan on such date, and (ii) in the case of any of the other Obligations outstanding on such date, 2% in excess of the Base Rate in effect on such date.

Dell - Dell Computer Corporation, a Delaware corporation.

Deposit Account Control Agreement - each agreement executed by a Borrower, Lender and a depository institution, in form and substance satisfactory to Lender, by which Lender perfects its Lien in a Deposit Account of such Borrower maintained with such depository institution.

Deposit Accounts - all of a Person’s demand, time, savings, passbook, money market or other depository accounts, and all certificates of deposit, maintained by such Person with any bank, savings and loan association, credit union or other depository institution.

Dilution Reserve - an amount equal to the excess, if any, of (i) non-cash reductions to Borrowers’ Accounts (on a combined basis) during the 12-month period most recently ended prior to the date of determination as established by Borrowers’ records or by a field examination conducted by Lender’s employees or representatives, expressed as a percentage of gross reductions (cash and non-cash) to Borrowers’ Accounts (on a combined basis) for the same period over (ii) 5%, multiplied by an amount equal to Eligible Accounts as of the date of determination.

Distribution - in respect of any entity, (i) any payment of any dividends or other distributions on Equity Interests of the entity (except distributions in such Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity or any Affiliate of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests.

Document - has the meaning given to “document” in the UCC.

Dollars and the sign “$” - lawful money of the United States of America.

Domestic Cash on Hand - on any date, the aggregate amount of cash in each Deposit Account of Borrowers and cash or Cash Equivalents in each Investment Account of Borrowers, in each case, (i) that is maintained by a Borrower in the United States with any depository institution or securities intermediary during the period commencing on the Closing Date and ending on August 29, 2003, and, thereafter, with Bank (or an Affiliate of Bank) exclusively, and (ii) with respect to which Lender has received a Deposit Account Control Agreement or an Investment Account Control Agreement, as applicable.

Domestic Subsidiary - a Subsidiary of a Borrower (other than a Subsidiary that is a Borrower) that is incorporated under the laws of a state of the United States or the District of Columbia.

Dominion Account - a special account of Lender established by Borrowers at a bank selected by Borrowers, but acceptable to Lender in its discretion, and over which Lender shall, subject to the provisions of Section 7.2.5 of the Agreement, have sole and exclusive access and control for withdrawal purposes.

EBIT - for any period, an amount equal to the sum of (i) Consolidated Adjusted Net Earnings for such period, plus (ii) the aggregate amount of all provision for all Taxes based on the income of Borrowers and their respective Subsidiaries on a Consolidated basis for such period (whether or not paid, estimated or accrued), to the extent deducted from Consolidated

Adjusted Net Earnings, plus (iii) Consolidated Interest Expense for such period, to the extent deducted from Consolidated Adjusted Net Earnings.

EBITDA - for any period, an amount equal to the sum of (i) EBIT for such period plus (ii) depreciation and amortization expense of Borrowers and their respective Subsidiaries on a Consolidated basis for such period, to the extent deducted from EBIT.

Eligible Account - an Account which arises in the Ordinary Course of Business of a Borrower from the sale of goods or rendition of services, is payable in Dollars, is subject to Lender’s duly perfected Lien, and is deemed by Lender, in its reasonable credit judgment, to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (i) it arises out of a sale made by a Borrower to a Subsidiary or an Affiliate of such Borrower or to a Person controlled by an Affiliate of such Borrower; (ii) it is unpaid for more than 60 days after the original due date shown on the invoice; (iii) it is due or unpaid more than 90 days after the original invoice date; (iv) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; (v) the total unpaid Accounts of the Account Debtor exceed 10% (or, as to Dell, Hewlett-Packard, Cisco, Sun Micro or IBM, 20%) of the aggregate amount of all Eligible Accounts or exceed a credit limit established by Lender for such Account Debtor, in each case to the extent of such excess; (vi) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; (vii) the Account Debtor is also a Borrower’s creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to a Borrower, or the Account otherwise is or may become subject to any right of setoff, counterclaim, reserve or chargeback, provided that, the Accounts of such Account Debtor shall be ineligible only to the extent of such offset, counterclaim, disputed amount, reserve or chargeback; (viii) an Insolvency Proceeding has been commenced by or against the Account Debtor or the Account Debtor has failed, suspended business or ceased to be Solvent; (ix) it arises from a sale to an Account Debtor with its principal office, assets or place of business outside the United States, unless (A) the sale is backed by an irrevocable letter of credit issued or confirmed by a bank acceptable to Lender and that is in form and substance acceptable to Lender and payable in the full amount of the Account in freely convertible Dollars at a place of payment within the United States and, if requested by Lender, such letter of credit, or amounts payable thereunder, is assigned to Lender (with such assignment acknowledged by the issuing or confirming bank), (B) such Account is owing by an Approved Account Debtor and when added to all other Eligible Accounts then owing by Approved Account Debtors, does not exceed $7,000,000 in the aggregate, or (C) such Account arises from a sale to an Account Debtor with its principal office, assets or place of business in Canada and, when added to all other Eligible Accounts owing by Canadian Account Debtors, does not exceed $1,500,000 in the aggregate; (x) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis, except for returns permitted to be made in accordance with product warranties extended by such Borrower in the Ordinary Course of Business; (xi) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless such Borrower is not prohibited from assigning the Account and does assign its right to payment of such Account to Lender, in a manner satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 U.S.C. §15), or is a state, county or municipality, or a political subdivision or agency thereof and Applicable Law disallows or restricts an assignment of Accounts on which it is the Account Debtor; (xii) the

Account Debtor is located in any state which imposes similar conditions on the right of a creditor to collect accounts receivable unless such Borrower has either qualified to transact business in such state as a foreign entity or filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year; (xiii) the Account Debtor is located in a state in which such Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports; (xiv) the Account is subject to a Lien other than a Permitted Lien; (xv) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by such Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; (xvi) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (xvii) the Account represents a progress billing or a retainage; (xviii) such Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for (A) discounts or allowances which are made in the Ordinary Course of Business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account, (B) “ship and debit” arrangements with the distributors listed on Schedule 8.1.8 of the Agreement and (C) an accelerated payment program with Dell, administered through a third-party service provider; (xix) such Borrower has made an agreement with the Account Debtor to extend the time of payment thereof other than in the Ordinary Course of Business; and (xx) the Account represents, in whole or in part, a billing for interest, fees or late charges, provided that such Account shall be ineligible only to the extent of the amount of such billing. Lender shall give Borrowers reasonable notice of any change in the criteria enumerated in clauses (i) through (xx) above.

Eligible Customs Broker - a customs broker that is a party to an Imported Inventory Agreement.

Eligible In-Transit Inventory - Inventory (expressly excluding raw materials, work in process, packaging materials, labels, samples, bags and supplies) of a Borrower (a) which would be Eligible Inventory but for the fact that it constitutes In-Transit Inventory and (b) as to which each of the following conditions is satisfied: (i) such Inventory has been paid for by a Borrower or a final sale of such Inventory to a Borrower has occurred, (ii) such Inventory is evidenced by a Non-Negotiable Document that is an ocean bill of lading and names Lender, and only Lender, as consignee; (iii) no default shall exist under any agreement in effect between the vendor of such Inventory and a Borrower which would permit such vendor under any Applicable Law (including, without limitation, the UCC) to divert, reclaim or stop shipment of such Inventory, (iv) not more than 45 days shall have elapsed since the Non-Negotiable Document evidencing such Inventory was issued; (v) such Inventory is fully insured by marine cargo or other similar insurance with such insurance companies, in such amounts and subject to such deductibles as are satisfactory to Lender and with respect to which Lender has been named a loss payee; and (vi) an Eligible Customs Broker has been engaged by a Borrower to clear such Inventory through the U.S. Customs Service upon its arrival in the United States and, following such clearance, such Inventory will remain (until such Inventory is delivered to a Borrower or, at its direction, to a Customer of a Borrower) in the possession or control of such Eligible Customs Broker.

Eligible Inventory - such Inventory (expressly excluding raw materials, work in process, packaging materials, labels, samples, bags and supplies) of a Borrower which Lender, in its reasonable credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless: (i) it is finished goods; (ii) it is owned by a Borrower and not held by such Borrower on consignment or other sale or return terms; (iii) it is in good and saleable condition and is not damaged or defective; (iv) it is not Slow Moving, obsolete or unmerchantable and is not goods returned to Borrowers by or repossessed from an Account Debtor; (v) it meets all standards imposed by any Governmental Authority; (vi) it conforms in all respects to the warranties and representations set forth in the Agreement and is fully insured in the manner required by the Agreement; (vii) it is at all times subject to Lender’s duly perfected, first priority (unless and to the extent otherwise agreed to in writing by Lender) security interest and no other Lien except a Permitted Lien; (viii) it is in the possession and control of a Borrower or is held by a third party at a location in compliance with the Agreement, (ix) it is not In-Transit Inventory or otherwise outside the continental United States; (x) it is not consigned to any Person; (xi) it is not the subject of a negotiable warehouse receipt or other negotiable Document; (xii) it has not been sold or leased and no Borrower has received any deposit or downpayment in respect thereof in anticipation of a sale; (xiii) it is not subject to any license or other agreement that limits, conditions or restricts such Borrower’s or Lender’s right to sell or otherwise dispose of such Inventory; and (xiv) it is not the subject of an Intellectual Property Claim. Lender shall give Borrowers reasonable notice of any change in the criteria enumerated in clauses (i) through (xiv) above.

Environmental Laws - all federal, state and local laws, rules, regulations, codes, ordinances, programs, permits, guidance documents promulgated by regulatory agencies, orders and consent decrees, now or hereafter in effect and relating to human health and safety or the protection or pollution of the environment, including CERCLA.

Environmental Release - a release as defined in CERCLA or under any applicable Environmental Laws.

Equipment - all of Borrower’s machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description, whether now owned or hereafter acquired by a Borrower and wherever located, and all parts, accessories and special tools therefor, all accessions thereto, and all substitutions and replacements thereof.

Equity Interest - the interest of (i) a shareholder in a corporation, (ii) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (iii) a member in a limited liability company, or (iv) any other Person having any other form of equity security or ownership interest.

ERISA - the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

Eurocurrency Liabilities - as defined in Regulation D.

Event of Default - as defined in Section 11 of the Agreement.

Existing Loan Agreement - the Credit Agreement dated as of January 23, 2001 between Borrowers, Artesyn Cayman LP, the financial institutions party thereto and Bank of America, N.A., as administrative agent, as amended and in effect on the Closing Date.

Extraordinary Expenses - all costs, expenses, fees or advances that Lender may suffer or incur, whether prior to or after the occurrence of an Event of Default, and whether prior to, after or during the pendency of an Insolvency Proceeding of an Obligor, on account of or in connection with (i) the audit, inspection, repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (ii) the defense of Lender’s Lien upon any Collateral or the priority thereof or any adverse claim with respect to the Revolver Loans, the Loan Documents or the Collateral asserted by any Obligor, any receiver or trustee for any Obligor or any creditor or representative of creditors of any Obligor; (iii) the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (iv) the collection or enforcement of any of the Obligations; (v) the negotiation, documentation, and closing of any restructuring or forbearance agreement with respect to the Loan Documents or Obligations; (vi) amounts advanced by Lender pursuant to Section 7.1.3 of the Agreement; (vii) the enforcement of any of the provisions of any of the Loan Documents; or (viii) any payment under a guaranty, indemnity or other payment agreement provided by Lender which is reimbursable to Lender by Borrowers pursuant to Section 2.4.2 of the Agreement. Such costs, expenses and advances may include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of Borrower or independent contractors in liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by Borrower or any other Obligor under any of the Loan Documents, and all other fees and expenses associated with the enforcement of rights or remedies under any of the Loan Documents, but excluding compensation paid to employees (including inside legal counsel who are employees) of Lender.

Federal Funds Rate - for any period, a fluctuating interest rate per annum equal for each date during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) in Atlanta, Georgia by the Federal Reserve Bank of Atlanta, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from 3 federal funds brokers of recognized standing selected by Lender.

FEIN - with respect to any Person, the Federal Employer Identification Number of such Person.

Finestar - Finestar International Limited, a British Virgin Islands corporation.

Finestar Registration Rights Agreement - the Registration Rights Agreement dated January 15, 2002 between Technologies and Finestar.

Finestar Securities Purchase Agreement - the Securities Purchase Agreement dated January 14, 2002 between Finestar and Technologies.

Finestar Subordinated Debt - the Debt evidenced by the Finestar Subordinated Note.

Finestar Subordinated Debt Documents - the Finestar Subordinated Note, the Finestar Securities Purchase Agreement, the Finestar Warrant and the Finestar Registration Rights Agreement and any and all other agreements, documents or instruments now or at any time evidencing, securing, guaranteeing or otherwise executed and delivered in connection with the Finestar Subordinated Debt, as the same may be amended, restated, supplemented or modified from time to time in a manner consistent with the terms of this Agreement.

Finestar Subordinated Note - the 3% unsecured Convertible Note due January 15, 2007 issued by Technologies to Finestar pursuant to the Finestar Securities Purchase Agreement in the original aggregate principal amount of $50,000,000.

Finestar Warrant - the Warrant to Purchase Shares of Common Stock of Artesyn Technologies, Inc. dated January 15, 2002 issued by Technologies to Finestar.

First-Tier Foreign Subsidiary - Artesyn Cayman, Artesyn Scotland and each other Foreign Subsidiary in which more than 50% of its outstanding Voting Securities are owned by a Borrower, by one or more Domestic Subsidiaries or by one or more Borrowers and Domestic Subsidiaries.

Fiscal Month - each of the 12 consecutive four- or five- week periods beginning on the first day of the Fiscal Year, in the pattern 4, 4, 5 within a Fiscal Quarter (or 4, 4, 6 in the fourth Fiscal Quarter of any 53-week Fiscal Year).

Fiscal Quarter - each of the 4 consecutive periods of 13 weeks (or 14 weeks in the fourth Fiscal Quarter of any 53-week Fiscal Year), beginning on the first day of a Fiscal Year.

Fiscal Year - the fiscal year of Borrowers and their Subsidiaries for accounting and tax purposes, which ends on the last Friday of December of each year and when preceded by the designation of a calendar year (e.g., 2002 Fiscal Year) means the fiscal year of Borrowers and their Subsidiaries ended on the last Friday of December of such designated calendar year.

Fixed Charge Coverage Ratio - for any specified accounting period, the ratio of (a) Borrowers’ and their Subsidiaries’ EBITDA on a Consolidated basis for such period minus the sum of cash income taxes paid and Capital Expenditures made by Borrowers and their Subsidiaries on a Consolidated basis during such period, to (b) the sum of (i) interest expense (excluding non-cash interest expense relating to the issuance of warrants and the amortization of debt issuance costs) in respect of Debt for such period plus (ii) current maturities of long-term Debt as of the last day of such period, in each case determined in accordance with GAAP on a Consolidated basis for Borrowers and their Subsidiaries.

FLSA - the Fair Labor Standards Act of 1938.

Foreign Subsidiary - a Subsidiary that is not a Domestic Subsidiary.

Foreign Subsidiary Advance - a loan or other advance of money by an Obligor to or for the benefit of any Foreign Subsidiary, including (i) all payments by Lender under any LC Support with respect to a Letter of Credit issued by Bank for the account of a Borrower to support or secure Debt of such Foreign Subsidiary or to otherwise benefit such Foreign Subsidiary and (ii) all amounts paid under guaranties from an Obligor with respect to Debt (including Debt owing to trade creditors) of a Foreign Subsidiary.

Foreign Subsidiary Investment - a capital contribution or subscription by an Obligor to a Foreign Subsidiary.

Foreign Subsidiary Advance Note - each promissory note made by a Foreign Subsidiary to an Obligor evidencing the principal amount of any Foreign Subsidiary Advance made by such Obligor to such Foreign Subsidiary.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

General Intangibles - all general intangibles of a Borrower, whether now owned or hereafter created or acquired by a Borrower, including all choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, operational manuals, permits, internet addresses and domain names, insurance refunds and premium rebates, all claims under guaranties, security interests or other security held by or granted to a Borrower to secure payment of such Borrower’s Accounts by an Account Debtor, all rights to indemnification and all other intangible property of a Borrower of every kind and nature (other than Accounts).

Goods - has the meaning given to “goods” in the UCC.

Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

Governmental Authority - any federal, state, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the District of Columbia or a foreign entity or government.

Guarantor Security Agreement - each security agreement dated on or about the Closing Date between a Guarantor and Lender sufficient to create in favor of Lender a security interest in all of the Collateral of such Guarantor.

Guarantors - each Domestic Subsidiary and each other Person who guarantees payment or performance of the whole or any part of the Obligations.

Guaranty- each guaranty agreement now or hereafter executed by a Guarantor in favor of Lender with respect to the Obligations.

Hedging Agreement - any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

Hewlett-Packard - Hewlett-Packard Company, a Delaware corporation.

IBM - International Business Machines Corp., a New York corporation.

Imported Inventory Agreement - an agreement duly executed by Lender, Borrowers and a customs broker, in form and content acceptable to Lender, by which such customs broker agrees, among other things, to act as Lender’s bailee for the purpose of perfecting by possession Lender’s security interest in imported Inventory that is from time to time in such custom broker’s possession, and to carry out Lender’s instructions with respect to such imported Inventory.

Indemnified Amount - in the case of Lender Indemnitees, the amount of any loss, cost, expenses or damages suffered or incurred by Lender Indemnitees and against which any Borrower or any Obligor has agreed to indemnify Lender Indemnitees pursuant to the terms of the Agreement or any of the other Loan Documents.

Insolvency Proceeding - any action, case or proceeding commenced by or against a Person, or any agreement of such Person, for (i) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (ii) the appointment of a receiver, trustee, liquidator or other custodian for such Person or any part of its Property, (iii) an assignment or trust mortgage for the benefit of creditors of such Person, or (iv) the liquidation, dissolution or winding up of the affairs of such Person.

Instrument - has the meaning ascribed to the term “instrument” in the UCC.

Intellectual Property - all intellectual and similar Property of every kind and description, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, tradenames, mask works, trade secrets, confidential or proprietary information, know-how, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, all books and records describing or used in connection with the foregoing and all licenses, or other rights to use any of the foregoing.

Intellectual Property Claim - the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that a Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property is violative of any ownership or right to use any Intellectual Property of such Person.

Intercompany Loans - as defined in Section 9.2.2(ii) of the Agreement.

Interest Period - as defined in Section 2.1.3 of the Agreement.

Interest Rate Contract - any interest rate agreement, interest rate collar agreement, interest rate swap agreement, or other agreement or arrangement at any time entered into by a Borrower with Bank (or an Affiliate of Bank) that is designed to protect against fluctuations in interest rates.

In-Transit Inventory - Inventory that is in transit by ship from a location outside the United States to a location in the United States.

Inventory - all of each Borrower’s inventory, whether now owned or hereafter acquired, including all goods intended for sale or lease by a Borrower, to be furnished by a Borrower under contracts of service or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Borrowers’ business; and all Documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by a Borrower.

Inventory Formula Amount - on any date of determination thereof, an amount equal to the lesser of:

(a) $10,000,000, and

(b) an amount equal to:

  (i) the lesser of (A) 55% (or, upon reasonable notice to Borrowers, such lesser percentage as Lender may in its reasonable credit judgment determine from time to time) of the Value of Eligible Inventory on such date and (B) the NOLV Factor in effect on such date multiplied by the Value of Eligible Inventory on such date, plus

  (ii) the least of (A) $4,000,000, (B) 55% (or, upon reasonable notice to Borrowers, such lesser percentage as Lender may in its reasonable credit judgment determine from time to time) of the Value of Eligible In-Transit Inventory on such date and (C) the NOLV Factor in effect on such date multiplied by the Value of Eligible In-Transit Inventory on such date

;provided, that until the earlier of (x) June 30, 2003 and (y) the first date on which each of the conditions set forth in clauses (b)(i) through (vi) of the definition “Eligible In-Transit Inventory” have been satisfied as to any item of Inventory, (1) the amount derived pursuant to clause (b)(ii) of this definition shall not exceed, on any date of determination, $1,700,000 in the aggregate and (2) no In-Transit Inventory that otherwise constitutes Eligible In-Transit Inventory on any date of determination shall be deemed by Lender to be ineligible by reason of the fact that the conditions set forth in clauses (ii) and (vi) of the definition of “Eligible In-Transit Inventory” have not been satisfied on such date.

Inventory Reserve - such reserves, without duplication, as may be established from time to time by Lender in its reasonable credit judgment to reflect changes in the saleability of Inventory in the Ordinary Course of Business or such other factors as may negatively impact the Value of Inventory. Without limiting the generality of the foregoing, such reserves may include reserves based on seasonality, theft or other shrinkage, imbalance, change in composition or mix or markdowns.

Investment Account - has the meaning given to the term “securities account” in the UCC.

Investment Account Control Agreement - each agreement executed by a Borrower, Lender and a securities intermediary, in form and substance satisfactory to Lender, by which Lender perfects its Lien in an Investment Account of such Borrower maintained with such securities intermediary.

Investment Property - has the meaning given to the term “investment property” in the UCC and shall include all Securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts and commodity accounts.

IRS - has the meaning specified in Section 4.8.2(a) of the Agreement

Landlord Waiver - an agreement duly executed in favor of Lender, in form and content acceptable to Lender, by which an owner or mortgage of premises upon which any Property of an Obligor is located agrees to waive or subordinate any Lien it may have with respect to such Property in favor of Lender’s Lien therein and to permit Lender to enter upon such premises and to remove such Property or to use such premises to store or dispose of such Property.

LC Application - an application by Borrowers to Bank, pursuant to a form approved by Bank, for the issuance of a Letter of Credit, that is submitted to Bank at least 3 Business Days prior to the requested issuance of such Letter of Credit.

LC Conditions - the following conditions, the satisfaction of each of which is required before Lender shall be obligated to provide any LC Support to Bank for the issuance of a Letter of Credit: (i) each of the conditions set forth in Section 10 of the Agreement has been and continues to be satisfied, including the absence of any Default or Event of Default; (ii) the proposed Letter of Credit (drawings under which shall be made by sight, as opposed to time, drafts) is in form and substance satisfactory to Bank; (iii) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been signed by the applicable Borrower and approved by Lender, the LC Outstandings would not exceed $5,000,000 (as such amount may be modified from time to time at the written direction of Borrowers) and no Out-of-Formula Condition would exist, and, if no Revolver Loans are outstanding, the LC Outstandings do not, and would not upon the issuance of the requested Letter of Credit, exceed the Borrowing Base; (iv) the expiry date of the Letter of Credit does not extend beyond the earlier to occur of (a)(1) 365 days from the date of issuance in the case of standby Letters of Credit, or (2) 150 days from the date of issuance in the case of documentary Letters of Credit, or (b) the 10th Business Day prior to the last Business Day of the Term; and (v) the currency in which payment is to be made under the Letter of Credit is Dollars.

LC Documents - any and all agreements, instruments and documents (other than an LC Application or an LC Support) required by Bank to be executed by a Borrower or any other Person and delivered to Bank for the issuance of a Letter of Credit.

LC Facility - a subfacility of the Revolver Facility established pursuant to Section 1.3 of the Agreement.

LC Outstandings - on any date of determination thereof, an amount (in Dollars) equal to the sum of (i) all amounts then due and payable by any Obligor on such date by reason of any payment made on or before such date by Lender under any LC Support, plus (ii) the aggregate undrawn amount of all Letters of Credit then outstanding or to be issued by Bank under an LC Application theretofore submitted to Bank.

LC Request - a Letter of Credit Procurement Request form required by Lender from time to time, pursuant to which Borrowers shall notify Lender of their intent to submit an LC Application.

LC Reserve - on any date, the aggregate of all LC Outstandings outstanding on such date, other than the LC Outstandings that are fully secured by Cash Collateral.

LC Support - a guaranty or other support agreement from Lender in favor of Bank pursuant to which Lender shall guarantee or otherwise assure the payment or performance by the parties (other than Lender) to an LC Application of such parties’ obligations with respect to such Letter of Credit, including the obligation of such parties to reimburse Bank for any payment made by Bank under such Letter of Credit.

Lease Reserve - a reserve established by Lender in respect of certain Obligations of Borrowers to the leasing division of Lender or Bank or any Affiliate of Lender or Bank in the aggregate amount of $2,000,000 or such greater amount as Lender may, in its reasonable credit judgment, determine to be appropriate.

Lender Indemnitees - Lender and each of its Affiliates, officers, directors, employees, agents, attorneys and shareholders.

Letter of Credit - a standby or documentary letter of credit issued by Bank for the account of Borrowers.

Letter-of-Credit Right - a right of a Borrower to payment or performance under a letter of credit (whether the letter of credit is written or electronic), whether or not such Borrower has demanded or is at the time entitled to demand payment or performance.

LIBOR Loan - a Revolver Loan, or portion thereof, during any period in which it bears interest at a rate based upon the applicable Adjusted LIBOR Rate.

LIBOR Lending Office - with respect to Lender, the office designated as a LIBOR Lending Office for Lender on the signature page hereof and such other office of Lender or any of its Affiliates that is hereafter designated by Lender as provided in Section 3.2.3 of the Agreement.

LIBOR Rate - with respect to an Interest Period, the rate per annum reported to Lender by Bank as the rate at which deposits of U.S. Dollars approximately equal in principal amount to or comparable to the amount of the LIBOR Loan to which such Interest Period relates and for a term comparable to such Interest Period are offered to Bank by prime banks in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period. Each determination by Lender of any LIBOR Rate shall, in the absence of any manifest error, be conclusive.

Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real Property. For the purpose of the Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Limited Restructuring Charges - amounts related to Borrowers’ restructuring events deducted from Consolidated Adjusted Net Earnings for the purpose of calculating EBITDA in respect of (i) retention bonuses, (ii) travel and relocation costs, (iii) equipment shipping and installation, (iv) maintenance of vacant buildings, (v) certain governmental fees or penalties related to such restructuring events, (vi) inventory shipment and storage costs, and (vii) other facility closure costs, but not to exceed during the periods specified on Annex A to the Agreement the amounts set forth opposite such specified periods.

Loan Account - the loan account established by Lender on its books pursuant to Section 4.7 of the Agreement.

Loan Documents - the Agreement, the Other Agreements and the Security Documents.

Loan Year - a period commencing each calendar year on the same month and day as the date of the Agreement and ending on the same month and day in the immediately succeeding calendar year, with the first such period (i.e., the first Loan Year) to commence on the date of the Agreement.

Margin Stock - has the meaning ascribed to it in Regulation U of the Board of Governors.

Material Adverse Effect - the effect of any event, condition, action, omission or circumstance which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (i) has a material adverse effect upon the business, operations, Properties or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole; (ii) has or would be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of the Agreement or any of the other Loan Documents; (iii) has any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Lender with respect to the Collateral or the priority of any such Liens; (iv) materially impairs the ability of Borrowers and other Obligors to perform their respective obligations under the Agreement or any of the other Loan Documents, including repayment of any of the Obligations when due; or (v) materially impairs the ability of Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents and Applicable Law.

Material Contract - an agreement to which an Obligor is a party (other than the Loan Documents) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the SEC under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew would reasonably be expected to have a Material Adverse Effect.

Maximum Rate - the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent that at any time Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

Measurement Period - has the meaning specified in Section 9.2.9 of the Agreement.

Minimum Availability Reserve - an amount equal to $3,000,000.

Money Borrowed - as applied to any Person, (i) Debt arising from the lending of money by any other Person to such Person; (ii) Debt, whether or not in any such case arising from the lending of money by another Person to such Person, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Debt that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit, and (v) Debt of such Person under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Person.

Moody’s - Moody’s Investors Services, Inc.

Mortgages - each mortgage, deed of trust or deed to secure debt to be executed by Technologies on or before the Closing Date in favor of Lender and by which Technologies shall grant and convey to Lender Liens upon the real Property of Technologies, as security for the payment of the Obligations.

Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

Net Amount of Foreign Subsidiary Advances - on any date, the outstanding amount of Foreign Subsidiary Advances on such date, which would reflect the aggregate amount of payments theretofore made by Foreign Subsidiaries to any Obligor.

Net Amount of Foreign Subsidiary Investments - on any date, the outstanding amount of Foreign Subsidiary Investments on such date, which would reflect the aggregate amount of Distributions theretofore made by Foreign Subsidiaries to any Obligor.

Net Proceeds - with respect to a disposition of any Collateral proceeds (including cash receivable (when received) by way of deferred payment) received by a Borrower from the sale, lease, transfer or other disposition of any Property, including insurance proceeds and awards of compensation received with respect to the destruction or condemnation of all or part of such Property, net of: (i) the reasonable and customary costs of such sale, lease, transfer or other disposition (including legal fees and sales commissions); and (ii) amounts applied to repayment of Debt (other than the Obligations) secured by a Permitted Lien on the Collateral disposed of that is senior to Lender’s Liens with respect to such Collateral.

NOLV Factor - on any date, a fraction, the numerator of which is equal to the product of (i) 85% (or, upon reasonable notice to Borrowers, such lesser percentage as Lender may in its reasonable credit judgment determine from time to time) and (ii) the orderly liquidation value, net of liquidation expenses, of Borrowers’ Inventory consisting of finished goods and the denominator of which is the Value of Inventory consisting of finished goods, in each case as most recently determined and reported on by a qualified independent appraiser selected by Lender or, at Lender’s election, by professional appraisers employed by Lender.

Non-Negotiable Document - a Document that is not “negotiable” within the meaning of Article 7 of the UCC.

Non-U.S. Lender - each Lender that is not a U.S. Lender.

North America - has the meaning ascribed to it in the introductory paragraph of the Agreement.

Note Pledge Agreement - each Note Pledge Agreement executed and delivered by an Obligor, in form and substance satisfactory to Lender, pursuant to which each such Obligor shall pledge to Lender, as security for the Obligations, a Foreign Subsidiary Advance Note (or Foreign Subsidiary Advance Notes) as required by Section 9.2.2 of the Agreement.

Notice of Borrowing - as defined in Section 3.1.1(i) of the Agreement.

Notice of Conversion/Continuation - as defined in Section 2.1.2(ii) of the Agreement.

Obligations - in each case, whether now in existence or hereafter arising, (i) the principal of, and interest and premium, if any, on, the Revolver Loans; (ii) all LC Outstandings and all other obligations of any Obligor to Lender or Bank arising in connection with the issuance of any Letter of Credit; (iii) all Debt and other obligations of Borrowers to Lender, Bank or any other Affiliate of Lender or Bank under or in connection with any Banking Relationship Debt; and (iv) all other Debts, covenants, duties, overdrafts and obligations (including Contingent Obligations) now or at any time or times hereafter owing by an Obligor to Lender, Bank or any other Affiliate of Lender or Bank under or pursuant to the Agreement or any of the other Loan Documents or otherwise, whether evidenced by any note or other writing, whether arising from any extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including all interest, charges, expenses, fees or other sums (including Extraordinary Expenses) chargeable to any or all Obligors hereunder or under any of the other Loan Documents.

Obligor - each Borrower and each Guarantor, and each other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Lender a Lien upon any of any of such Person’s assets to secure payment of any of the Obligations.

Ordinary Course of Business - with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with, or consistent with, past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

Organization Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement or similar agreement or instrument governing the formation or operation of such Person.

OSHA - the Occupational Safety and Hazard Act of 1970.

Other Agreements - the Revolver Note, each LC Support, each Interest Rate Contract with Lender or with Bank or an Affiliate of Bank subject to credit enhancement from Lender, each Hedging Agreement, each Cash Management Agreement and any and all other agreements, instruments and documents (other than the Agreement and the Security Documents) heretofore, now or hereafter executed by any Borrower, any other Obligor or any other Person and delivered to Lender in respect of the transactions contemplated by the Agreement.

Out-of-Formula Condition - as defined in Section 1.1.2 of the Agreement.

Out-of-Formula Loan - a Revolver Loan made or existing when an Out-of-Formula Condition exists or the amount of any Revolver Loan which, when funded, results in an Out-of-Formula Condition.

Participant - each Person who shall be granted the right by Lender to participate in any of the Revolver Loans described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

Patent Security Agreement - each Patent Security Agreement to be executed by a Borrower in favor of Lender on or before the Closing Date and by which each such Borrower shall assign to Lender, as security for the Obligations, all of each such Borrowers’ right, title and interest in and to all of their patents.

Payment Account - an account maintained by Lender to which all monies from time to time deposited to a Dominion Account shall, subject to the terms of the Agreement, be transferred and all other payments shall be sent in immediately available federal funds.

Payment Items - all checks, drafts, or other items of payment payable to a Borrower, including proceeds of any of the Collateral.

Pending Revolver Loans - at any date, the aggregate principal amount of all Revolver Loans which have been requested in any Notice of Borrowing received by Lender but which have not theretofore been advanced by Lender.

Permitted Capex Amount - for any Measurement Period, an aggregate amount of Capital Expenditures made or incurred by Borrowers (or any of them) which, when included in the calculation of the Fixed Charge Coverage Ratio, measured for such Measurement Period, will not result in a Fixed Charge Coverage Ratio of less than 1.25 to 1.

Permitted Contingent Obligations - collectively, (i) Contingent Obligations arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (ii) Contingent Obligations arising from Interest Rate Contracts or other Hedging Agreements entered into in the Ordinary Course of Business pursuant to this Agreement or with Lender’s prior written consent; (iii) Contingent Obligations of a Borrower and its Subsidiaries existing as of the Closing Date, including extensions and renewals thereof that do not increase the amount of such Contingent Obligations as of the date of such extension or renewal; (iv) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety bonds, appeal bonds, performance bonds and other similar obligations and with respect to customary indemnification obligations under Intellectual Property agreements and licenses; (v) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Lender title insurance policies; (vi) Contingent Obligations with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted under Section 7.4 of the Agreement; (vii) Contingent Obligations consisting of reimbursement obligations from time to time owing by a Borrower to Bank with respect to Letters of Credit (but in no event to include reimbursement obligations at any time owing by Borrower to any other Person that may issue letters of credit for the account of a Borrower); and other Contingent Obligations of the Borrowers and their Subsidiaries not to exceed $5,000,000 in the aggregate at any time.

Permitted Lien - a Lien of a kind specified in Section 9.2.5 of the Agreement.

Permitted Purchase Money Debt - Purchase Money Debt of the Obligors which is incurred after the date of the Agreement and that is secured by no Lien or only by a Purchase Money Lien, provided that the aggregate amount of Permitted Purchase Money Debt outstanding at any time does not exceed the lesser of (i) $20,000,000 and (ii) 30% of the aggregate amount of Capital Expenditures permitted to be made or incurred by Borrowers and their Subsidiaries pursuant to Section 9.2.9 of the Agreement during the period commencing on the date of the Agreement through the date of determination, and the incurrence of such Purchase Money Debt does not violate any limitation in the Loan Documents regarding Capital Expenditures. For the purposes of this definition, the principal amount of any Purchase Money Debt consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

Person - an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust or unincorporated organization or a Governmental Authority.

Plan - an employee benefit plan now or hereafter maintained for employees of a Borrower that is covered by Title IV of ERISA.

Pledge Agreement - each Pledge Agreement executed and delivered by a Borrower, pursuant to which each such Borrower shall pledge to Lender, as security for the Obligations, all of the Equity Interests of each of its Domestic Subsidiaries and not more than 65% of the Equity Interests of each of its First-Tier Foreign Subsidiaries.

Projections - Borrowers’ and their Subsidiaries’ forecasted Consolidated and consolidating balance sheets, profit and loss statements and cash flow statements, all prepared on a consistent basis with Borrowers’ and their Subsidiaries’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions, and a projection of the Borrowing Base and Availability or otherwise in form and substance satisfactory to Lender.

Properly Contested - in the case of any Debt of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture of any assets of such Obligor; (iv) no Lien is imposed upon any of such Obligor’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Lender (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute or such Lien is a Permitted Lien; (v) if the Debt results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

Property - any interest in any kind of property or asset, whether real, personal or mixed and whether tangible or intangible.

Purchase Money Debt - means and includes (i) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Debt (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings, but not any increases in the principal amounts thereof outstanding at the time.

Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets acquired through the incurrence of the Purchase Money Debt secured by such Lien and such Lien constitutes a purchase money security interest under the UCC.

Refinancing Conditions - the following conditions, either of which must be satisfied before Refinancing Debt shall be permitted under Section 9.2.3 of the Agreement: (A)(i) the Refinancing Debt is in an aggregate principal amount that does not exceed the aggregate principal amount of the Debt being extended, renewed or refinanced, (ii) the Refinancing Debt has a later or equal final maturity and a longer or equal weighted average life than the Debt being extended, renewed or refinanced, (iii) the Refinancing Debt does not bear a rate of interest that exceeds a market rate (as determined in good faith by a Senior Officer) as of the date of such extension, renewal or refinancing, (iv) if the Debt being extended, renewed or refinanced is subordinated in right of payment to the Obligations, the Refinancing Debt is subordinated to the same extent, (v) the covenants contained in any instrument or agreement relating to the Refinancing Debt are no less favorable to Borrowers than those relating to the Debt being extended, renewed or refinanced, (vi) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall exist, (vi) no additional Lien is granted to secure the repayment of the Refinancing Debt, and (vii) no additional Person is or may become obligated on the Refinancing Debt, or (B) the terms and conditions of the Refinancing Debt (including interest rate, amount of debt, terms of repayment, security and subordination terms) are acceptable to Lender.

Refinancing Debt - Debt for Money Borrowed that is permitted by clause (vi) of Section 9.2.3 and that is the subject or the result of an extension, renewal or refinancing.

Regulation D - Regulation D of the Board of Governors.

Regulations - has the meaning specified in Section 4.8.2(a) of the Agreement

Reimbursement Date - as defined in Section 1.3.1(iii) of the Agreement.

Rentals - all payments which a lessee is required to pay by the terms of any lease.

Rent Reserve - an amount approximately equal to three times the aggregate monthly rent charges and fees payable by Borrowers for leased locations at which Borrowers keep, store or maintain any Collateral and for which Lender has not received a Landlord Waiver or a Lien waiver agreement or such greater amount as Lender may, in its reasonable credit judgment, determine to be appropriate. Upon Borrowers’ delivery of an acceptable Landlord Waiver or a Lien waiver agreement to Lender, the Rent Reserve shall be automatically reduced by the amount of such reserve attributable to the location for which such Landlord Waiver or Lien waiver agreement was obtained.

Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

Restricted Investment - any acquisition of Property by a Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Equity Interests or Debt, or the purchase or acquisition by a Borrower or any of its Subsidiaries of any other Property, or a loan, advance, capital contribution or subscription, except acquisitions of the following: (i) fixed assets to be used in the Ordinary Course of Business of a Borrower or any of its Subsidiaries so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (ii) goods held for sale or lease or to be used in the manufacture of goods or the provision of services by a Borrower or any of its Subsidiaries in the Ordinary Course of Business; (iii) Current Assets arising from the sale or lease of goods or the rendition of services in the Ordinary Course of Business of a Borrower or any of its Subsidiaries; (iv) investments in Subsidiaries to the extent existing on the Closing Date; (v) Cash Equivalents to the extent they are not subject to rights of offset in favor of any Person other than Lender; (vi) loans and other advances of money to the extent not prohibited by Section 9.2.2 of the Agreement; and (vii) intangible assets to be used in the Ordinary Course of Business of a Borrower or any of its Subsidiaries.

Restrictive Agreement - an agreement (other than any of the Loan Documents) that, if and for so long as an Obligor or any Subsidiary of such Obligor is a party thereto, would prohibit, condition or restrict such Obligor’s or Subsidiary’s right to incur or repay Debt for Money Borrowed (including any of the Obligations); grant Liens upon any of such Obligor’s or

Subsidiary’s assets (including Liens granted in favor of Lender pursuant to the Loan Documents); declare or make Distributions; amend, modify, extend or renew any agreement evidencing Debt for Money Borrowed (including any of the Loan Documents); or repay any Debt owed to another Obligor.

Revolver Commitment - the commitment of Lender to make Revolver Loans to Borrowers in accordance with the provisions of Section 1.1 hereof, not to exceed $35,000,000 (unless otherwise agreed by Lender in its sole and absolute discretion).

Revolver Loan - a loan made by Lender as provided in Section 1.1 of the Agreement (including any Out-of-Formula Loan) (and each Base Rate Loan and LIBOR Loan comprising any such Revolver Loan).

Revolver Note - the Revolver Note to be executed by Borrower in favor of Lender in the form of Exhibit A attached hereto, which shall be in the face amount of the Revolver Commitment and which shall evidence all Revolver Loans made by Lender to Borrower pursuant to the Agreement.

S&P - Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

Schedule of Accounts - as defined in Section 7.2.1 of the Agreement.

SEC - Securities and Exchange Commission.

Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933.

Security Documents - each Guaranty, each Guarantor Security Agreement, each Mortgage, each Deposit Account Control Agreement, the Business Interruption Insurance Assignment, each Note Pledge Agreement, each Pledge Agreement, each Patent Security Agreement, each Trademark Security Agreement and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

Senior Officer - the treasurer, the chairman of the board of directors, the president or the chief financial officer of, or in-house legal counsel to, Borrowers.

Slow Moving - as applied to any item of Inventory, means (i) with respect to any custom-made item of Inventory consisting of finished goods, that such item is more than 5 months old, and (ii) with respect to any other item of Inventory consisting of finished goods, that such item is more than 12 months old.

Solvent - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Debts (including contingent Debts), (ii) is able to pay all of its Debts as such Debts mature, (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, and (iv) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code.

Statutory Reserves - on any date, the percentage (expressed as a decimal) established by the Board of Governors which is the then stated maximum rate for all reserves (including, any emergency, supplemental or other marginal reserve requirements) applicable to Bank in respect to Eurocurrency Liabilities (or any successor category of liabilities under Regulation D), provided that so long as Bank is not required or directed under applicable regulations to maintain such reserves, the Statutory Reserves shall be zero. Such reserve percentage shall include those imposed pursuant to said Regulation D. The Statutory Reserve shall be adjusted automatically on and as of the effective date of any change in such percentage applicable to Bank.

Subordinated Debt - the Finestar Subordinated Debt and any other Debt of a Borrower that is fully and absolutely subordinated in right of payment to the Obligations in a manner satisfactory to Lender.

Subsidiary - any Person in which more than 20% of its outstanding Voting Securities or more than 20% of all Equity Interests is owned directly or indirectly by a Borrower, by one or more other Subsidiaries or by a Borrower and one or more other Subsidiaries.

Sun Micro - Sun Microsystems, Inc., a Delaware corporation.

Supporting Obligation - has the meaning ascribed to “supporting obligation” in the UCC.

Taxes - any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding taxes imposed on or measured by the net income or overall gross receipts of Lender.

Technologies - has the meaning ascribed to it in the introductory paragraph of the Agreement.

Term - as defined in Section 5.1 of the Agreement.

Trademark Security Agreement - each Trademark Security Agreement to be executed by a Borrower in favor of Lender on or before the Closing Date and by which each such Borrower shall assign to Lender, as security for the Obligations, all of each such Borrowers’ right, title and interest in and to all of their trademarks.

Type - any type of a Revolver Loan determined with respect to the interest option applicable thereto, which shall be either a LIBOR Loan or a Base Rate Loan.

UCC - the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

Upstream Payment - a payment or distribution of cash or other Property by a Subsidiary to a Borrower or another Subsidiary, whether in repayment of Debt owed by such Subsidiary to such Borrower or such Subsidiary, to pay dividends on account of such Borrower’s or such Subsidiary’s ownership of Equity Interests or otherwise.

U.S. Lender - each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

Value - with reference to the value of Eligible Inventory or Eligible In-Transit Inventory, value determined on the basis of the lower of cost or market of such Eligible Inventory or Eligible In-Transit Inventory, with the cost thereof calculated on a first-in, first-out basis, determined in accordance with GAAP.

Voting Power - with respect to any Person, the power ordinarily (without the occurrence of a contingency) to elect the members of the Board of Directors (or Persons performing similar functions) of such Person.

Voting Securities - Equity Interests of any class or classes of a corporation or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in the Agreement shall be interpreted, all accounting determinations under the Agreement shall be made, and all financial statements required to be delivered under the Agreement shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited Consolidated financial statements of Borrowers and their Subsidiaries heretofore delivered to Lender and using the same method for inventory valuation as used in such audited financial statements, except for any change required by GAAP; provided, however, that for purposes of determining Borrower’s compliance with financial covenants contained in Section 9.3 of the Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP as in effect on the date of the Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 8.1.9 of the Agreement unless (i) Borrowers shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) Lender shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made. In the event of any change in GAAP that occurs after the date of the Agreement and that is material to Borrowers, Lender shall the right to require either that conforming adjustments be made to any financial covenants set forth in the Agreement, or the components thereof, that are affected by such change or that Borrowers report their financial condition based on GAAP as in effect immediately prior to the occurrence of such change.

Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations, to any of the Loan Documents shall include any and all amendments or modifications thereto and any and all restatements, extensions or renewals thereof; to any Person shall mean and include the successors and permitted assigns of such Person; to “including” and “include” shall be understood to mean “including, without limitation” (and, for purposes of the Agreement and each other Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); and to the time of day shall mean the time of day on the day in question in New York, New York, unless otherwise expressly provided in the Agreement. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by Lender pursuant to the Agreement or, in the case of a Default, is cured within any period of cure expressly provided in the Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender. All calculations of Value, “orderly liquidation value,” the Net Amount of Foreign Subsidiary Advances or the Net Amount of Foreign Subsidiary Investments shall be in Dollars, all Revolver Loans shall be funded in Dollars and all Obligations shall be repaid in Dollars. Whenever the phrase “to any Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in the Agreement or other Loan Documents, such phrase shall mean and refer to (i) the actual knowledge of a Senior Officer of such Borrower or (ii) the knowledge that a Senior Officer would have obtained if he had made such inquiries of the employees or agents of such Borrower as are commercial reasonable under the totality of the circumstances.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Appendix has been duly executed in Atlanta, Georgia, on March __, 2003.

ATTEST:	ARTESYN TECHNOLOGIES, INC. (“Borrower”)

	By:	/s/ Richard F. Gerrity Richard F. Gerrity, Treasurer
/s/ Richard J. Thompson
Secretary
[CORPORATE SEAL]

ATTEST:	ARTESYN NORTH AMERICA, INC. (“Borrower”)

	By:	/s/ Richard F. Gerrity Richard F. Gerrity, Treasurer
/s/ Richard J. Thompson
Secretary
[CORPORATE SEAL]

ATTEST:	ARTESYN COMMUNICATION PRODUCTS, INC. (“Borrower”)

	By:	/s/ Richard F. Gerrity Richard F. Gerrity, Treasurer
/s/ Richard J. Thompson
Secretary
[CORPORATE SEAL]

Accepted in Atlanta, Georgia:

FLEET CAPITAL CORPORATION (“Lender”)

	By:	/s/ Douglas Strange
Title: Vice President

EXHIBIT A

FORM OF REVOLVER NOTE

___________ , 2003

U.S. $35,000,000.00	Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned, ARTESYN TECHNOLOGIES, INC., a Florida corporation (“Technologies”), ARTESYN NORTH AMERICA, INC., a Delaware corporation (“North America”), and ARTESYN COMMUNICATION PRODUCTS, INC., a Wisconsin corporation (“Communication Products”; Technologies, North America and Communication Products are hereinafter referred to collectively as “Borrowers” and individually as a “Borrower”), hereby unconditionally, and jointly and severally, promise to pay to the order of FLEET CAPITAL CORPORATION (herein, together with any subsequent holder hereof, called the “Lender”) the principal sum of $35,000,000 or such lesser sum as may constitute the outstanding principal amount of all Revolver Loans pursuant to the terms of the Loan Agreement (as defined below) on the date on which such outstanding principal amounts become due and payable pursuant to Section 4.2 of the Loan Agreement, in strict accordance with the terms thereof. Borrowers likewise unconditionally, and jointly and severally, promise to pay to Lender interest from and after the date hereof on the outstanding principal amount of Revolver Loans at such interest rates, payable at such times, and computed in such manner as are specified in Section 2.1 of the Loan Agreement, in strict accordance with the terms thereof.

This Revolver Note (“Note”) is issued pursuant to, and is the “Revolver Note” referred to in, the Loan and Security Agreement dated March __, 2003 (as the same may be amended from time to time, the “Loan Agreement”), among Borrowers and Lender, and Lender is and shall be entitled to all benefits thereof and of all Loan Documents executed and delivered in connection therewith. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

The repayment of the principal balance of this Note is subject to the provisions of Section 4.2 of the Loan Agreement. The entire unpaid principal balance and all accrued interest on this Note shall be due and payable immediately upon the termination of the Revolver Commitment as set forth in Section 5.2 of the Loan Agreement.

All payments of principal and interest shall be made in Dollars in immediately available funds as specified in the Loan Agreement.

Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared (or shall become) due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in Section 2.1.5 of the Loan Agreement. Subject to Section 12.20 of the Loan Agreement, Borrowers agree to pay, and save Lender harmless against any liability for the payment of, all costs and expenses, including, but not limited to, reasonable attorneys’ fees, if this Note is collected by or through an attorney-at-law.

All principal amounts of Revolver Loans made by Lender to Borrowers pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed outstanding under this

Note and shall continue to be owing by Borrowers until paid in accordance with the terms of this Note and the Loan Agreement.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrowers or inadvertently received by Lender, such excess sum shall be, at Borrowers’ option, returned to Borrowers forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof that Borrowers not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

Time is of the essence of this Note. To the fullest extent permitted by Applicable Law, each Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any Collateral securing this Note without Lender enforcing its rights against any Borrower, any Guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any Borrower. Each Borrower agrees that, without releasing or impairing such Borrower’s liability hereunder, Lender may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

The rights of Lender and obligations of Borrowers hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of laws principles thereof other than Section 5-1401 of the New York General Obligations Law) of the State of New York.

IN WITNESS WHEREOF, Borrowers have caused this Note to be executed under seal and delivered by its duly authorized officers on the date first above written.

ATTEST:	ARTESYN TECHNOLOGIES, INC. (“Borrower”)

By:
_________________________, President
Secretary
[CORPORATE SEAL]

ATTEST:	ARTESYN NORTH AMERICA, INC. (“Borrower”)

By:
_________________________, President
Secretary
[CORPORATE SEAL]

ATTEST:	ARTESYN COMMUNICATION PRODUCTS, INC. (“Borrower”)

By:
_________________________, President
Secretary
[CORPORATE SEAL]

Accepted in Atlanta, Georgia:

FLEET CAPITAL CORPORATION (“Lender”

By:
Title: ______________________

EXHIBIT B

FORM OF NOTICE OF CONVERSION/CONTINUATION

Date ____________, ____

Fleet Capital Corporation

300 Galleria Parkway

Suite 800

Atlanta, Georgia 30339

Attention: Loan Administration Officer

Re:	Loan and Security Agreement dated March 28, 2003, by and among Artesyn Technologies, Inc., Artesyn North America, Inc., and Artesyn Communication Products, Inc.

Gentlemen:

This Notice of Conversion/Continuation is delivered to you pursuant to Section 2.1.2 of the Loan Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement. Borrowers hereby give notice of their request as follows:

Check as applicable:

: A conversion of Revolver Loans from one Type to another, as follows:

(i)	The requested date of the proposed conversion is _______________, 20__ (the ”Conversion Date”);

(ii)	The Type of Revolver Loans to be converted pursuant hereto are presently _______________ [select either LIBOR Loans or Base Rate Loans] in the principal amount of $__________ outstanding as of the Conversion Date;

(iii)	The portion of the aforesaid Revolver Loans to be converted on the Conversion Date is $____________ (the “Conversion Amount”);

(iv)	The Conversion Amount is to be converted into a _____________ [select either a LIBOR Loan or a Base Rate Loan] (the “Converted Loan”) on the Conversion Date.

(v)	[In the event a Borrowers select a LIBOR Loan:] Borrowers hereby request that the Interest Period for such Converted Loan be for a duration of _______ [insert length of Interest Period].

: A continuation of LIBOR Loans for new Interest Period, as follows:

(i)	The requested date of the proposed continuation is ____________, 20__ (the “Continuation Date”);

(ii)	The aggregate amount of the LIBOR Loans subject to such continuation is $______________;

(iii)	The duration of the selected Interest Period for the LIBOR Loans which are the subject of such continuation is: ___________ [select duration of applicable Interest Period];

Each Borrower hereby certifies that no Default or Event of Default exists on the date hereof.

Borrowers have caused this Notice of Conversion/Continuation to be executed and delivered by its duly authorized officer, this         __ day of ____________, 20__.

By:

Title:

EXHIBIT C

FORM OF NOTICE OF BORROWING

Date _____________, 20__

Fleet Capital Corporation

300 Galleria Parkway

Suite 800

Atlanta, Georgia 30339

Attention: Loan Administration Officer

Re:	Loan and Security Agreement dated March 28, 2003, by and among Artesyn Technologies, Inc., Artesyn North America, Inc., and Artesyn Communication Products, Inc.

Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 3.1.1 of the Loan Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement. Borrowers hereby request a Revolver Loan in the aggregate principal amount of $______________ to be made on _____________,____, and to consist of:

Check as applicable: : Base Rate Loans in the aggregate principal amount of $__________

                         : LIBOR Loans in the aggregate principal amount of $__________, with Interest Periods as follows:

        (i) As to $____________, an Interest Period of ______ month(s);

        (ii) As to $____________, an Interest Period of ______ months;

        (iii) As to $____________, an Interest Period of ______ months.

Each Borrower hereby certifies that no Default or Event of Default exists on the date hereof.

Borrowers have caused this Notice of Borrowing to be executed and delivered by its duly authorized officer, this ___ day of         ______________, _____.

By:

Title:

EXHIBIT D

COMPLIANCE CERTIFICATE

[Letterhead of Borrowers]

            ______________, 20__

Fleet Capital Corporation

300 Galleria Parkway, N.W.

Suite 800

Atlanta, Georgia 30339

The undersigned, the [Chief Financial Officer] [Treasurer] of each of Artesyn Technologies, Inc., Artesyn North America, Inc., and Artesyn Communication Products, Inc. (“Borrowers”), gives this certificate to Fleet Capital Corporation (“Lender”) in accordance with the requirements of Section 9.1.3 of that certain Loan and Security Agreement dated March 28, 2003, among Borrowers and Lender (“Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1. Based upon my review of the balance sheets and statements of income of Borrowers for the [Fiscal Year] [Fiscal Month] ending _____________, 20__, copies of which are attached hereto, I hereby certify that:

(a) EBITDA and Adjusted EBITDA for such period is $__________ and $__________, respectively; and

(b) Capital Expenditures during the period and for the Fiscal Year to date total $__________ and $__________, respectively.

2. [Average Adjusted Availability for the Fiscal Quarter ended on [Fiscal Month-end that is the last Fiscal Month of a Fiscal Quarter] is             .]

3. The Net Amount of Foreign Subsidiary Advances and the Net Amount of Foreign Subsidiary Investments, respectively, as of the last day of the [Fiscal Year] [Fiscal Month] is $___________ and $__________.

4. No Default exists on the date hereof, other than:_________________________________________ [if none, so state]; and

5. No Event of Default exists on the date hereof, other than                                                                                             [if none, so state].

6. As of the date hereof, Borrowers are current in their payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located and of accrued fees and other charges to any customs broker or freight forwarder, and there are no pending disputes or claims regarding any Borrower’s failure to pay or delay in payment of any such rent, fees or other charges.

7. Attached hereto is (a) a schedule showing the calculations of Adjusted EBITDA for the test period set forth in Section 9.3.1 of the Loan Agreement that includes the Fiscal Month ending on __________, 20__ (accompanied by a detailed explanation of the Limited Restructuring Charges, if any, added to EBITDA for such period to compute such Adjusted EBITDA), (b) a schedule showing the calculations necessary to establish whether Borrowers were in compliance with Section 9.2.9 of the Loan Agreement for the test period ended on [Fiscal Month-end that is the last Fiscal Month of a Fiscal Quarter], and (c) a schedule showing the calculations of Average Adjusted Availability for the Fiscal Quarter ended on [Fiscal Month-end that is the last Fiscal Month of a Fiscal Quarter].

Very truly yours,

[Chief Financial Officer] [Treasurer]

EXHIBIT E

OPINION LETTER REQUIREMENTS

With respect to each Borrower and each Guarantor, Borrowers’ and Guarantors’ counsel’s opinion letter should address the following in a manner satisfactory to Lender:

1.	Each Borrower’s and Guarantor’s due incorporation, valid existence, good standing and qualification as a foreign corporation.

2.	Each Borrower’s and Guarantor’s corporate power to execute, deliver and perform the Loan Documents to which it is a signatory.

3.	Each Borrower’s and Guarantor’s due authorization to execute, deliver and perform the Loan Documents to which it is a signatory, and its due execution and delivery thereof.

4.	Each Borrower’s and Guarantor’s execution, delivery and performance of the Loan Documents do not (a) violate the articles or bylaws, (b) cause a breach or default under any agreement to which it is a party or by which it is bound, (c) violate any law, regulation, judgment or order, or (d) result in or require a Lien or other encumbrance other than in favor of Lender.

5.	The Loan Documents as legal, valid and binding obligations, enforceable against all Obligors in accordance with their respective terms, subject to standard bankruptcy and other creditor’s rights and equity exceptions.

6.	Counsel’s lack of knowledge of pending or threatened litigation or other proceedings, except as disclosed in Loan Agreement.

7.	Absence of any registration, filing, consent or approval requirement of Governmental Authority in connection with the execution, delivery and performance of the Loan Documents.

8.	Non-violation by the Loan Documents of any Applicable Law relating to interest or usury.

9.	Due payment of all applicable taxes and fees required to be paid in connection with the Revolver Loans, the Loan Documents, UCC-1 financing statements and other Security Documents.

10.	Creation in favor of Lender of a duly perfected security interest in the Collateral described in the Loan Agreement and the Security Documents.

11.	Absence of violation of Section 7 of the Securities Exchange Act of 1934, as amended, any regulations issued pursuant thereto, or Regulations T, U and X of the Board of Governors of the Federal Reserve System, by the transactions contemplated by the Loan Documents.

12.	Absence of requirement under the laws of applicable states for Lender to qualify in such states to enter into or enforce the provisions of the Loan Documents.

13.	No Borrower nor any Guarantor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” or a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935.

EXHIBIT F

LETTER OF CREDIT PROCUREMENT REQUEST

Fleet Capital Corporation

Suite 800

300 Galleria Parkway

Atlanta, Georgia 30339

Attention: Loan Administration Manager

This Letter of Credit Procurement Request is delivered to you pursuant to the Loan and Security Agreement dated March 28, 2003, by and among Artesyn Technologies, Inc., Artesyn North America, Inc., and Artesyn Communication Products, Inc. (hereinafter referred to collectively as “Borrowers” and individually as a “Borrower”), and Fleet Capital Corporation (“Lender”), as the same may be amended, supplemented, restated or otherwise modified from time to time (the “Loan Agreement”). Unless otherwise defined herein, terms used herein have the meanings assigned to them in the Loan Agreement.

Borrowers hereby request Lender to provide an LC Support to induce Bank to issue a Letter of Credit, as follows:

(1)	Borrower’s/Account Party’s Name	______________________
(2)	Amount of Letter of Credit:	$______________________
(3)	Proposed Issuance Date:	______________________
(4)	Purpose of Letter of Credit:
______________________________________________________________________________________________
__________________________

Attached hereto is the Bank’s form of LC Application, completed with the details of the Letter of Credit requested herein.

Each Borrower hereby certifies that each of the LC Conditions is now, and will on the date of issuance of the Letter of Credit, be satisfied in all respects and that no Default or Event of Default exists.

IN WITNESS WHEREOF, each Borrower has caused this Letter of Credit Procurement Request to be executed and delivered by its duly authorized officer, this __ day of ______, 200__.

ATTEST:	ARTESYN TECHNOLOGIES, INC. (“Borrower”)

By:
Secretary		__________________________________, President
[CORPORATE SEAL]

ATTEST:	ARTESYN NORTH AMERICA, INC. (“Borrower”)

By:
Secretary		_____________________________________, President
[CORPORATE SEAL]
ATTEST:	ARTESYN COMMUNICATION PRODUCTS, INC. (“Borrower”)

By:
Secretary		_____________________________________, President
[CORPORATE SEAL]

Accepted in Atlanta, Georgia: FLEET CAPITAL CORPORATION (“Lender”)

By:
Title:_________________________________________

ANNEX A

LIMITED RESTRUCTURING CHARGES

Period	Amount
The period of three consecutive Fiscal Months ending on the last day of the Fiscal Month of March 2003	$3,000,000

The period of four consecutive Fiscal Months ending on the last day of the Fiscal Month of April 2003	$4,000,000

The period of five consecutive Fiscal Months ending on the last day of the Fiscal Month of May 2003	$4,000,000

The period of six consecutive Fiscal Months ending on the last day of the Fiscal Month of June 2003	$4,000,000

The period of seven consecutive Fiscal Months ending on the last day of the Fiscal Month of July 2003	$5,000,000

The period of eight consecutive Fiscal Months ending on the last day of the Fiscal Month of August 2003	$5,000,000

The period of nine consecutive Fiscal Months ending on the last day of the Fiscal Month of September 2003	$5,000,000

The period of ten consecutive Fiscal Months ending on the last day of the Fiscal Month of October 2003	$5,000,000

The period of eleven consecutive Fiscal Months ending on the last day of the Fiscal Month of November 2003	$5,000,000

Period	Amount
The period of twelve consecutive Fiscal Months ending on the last day of the Fiscal Month of December 2003	$5,000,000

The period of twelve consecutive Fiscal Months ending on the last day of the Fiscal Month of January 2004	$5,000,000

The period of twelve consecutive Fiscal Months ending on the last day of the Fiscal Month of February 2004	$5,000,000

The period of twelve consecutive Fiscal Months ending on the last day of the Fiscal Month of March 2004	$2,000,000

The period of twelve consecutive Fiscal Months ending on the last day of the Fiscal Month of April 2004	$2,000,000

The period of twelve consecutive Fiscal Months ending on the last day of the Fiscal Month of May 2004	$2,000,000

The period of twelve consecutive Fiscal Months ending on the last day of the Fiscal Month of June 2004	$1,000,000

The period of twelve consecutive Fiscal Months ending on the last day of the Fiscal Month of July 2004	$1,000,000

The period of twelve consecutive Fiscal Months ending on the last day of the Fiscal Month of August 2004	$1,000,000

Any period ending after the last day of the Fiscal Month of August 2004	Zero